Exhibit 99.4

PRO FORMA VALUATION REPORT
STANDARD CONVERSION STOCK OFFERING

Richmond Mutual Bancorporation, Inc. | Richmond, Indiana

HOLDING COMPANY FOR:
First Bank Richmond | Richmond, Indiana

Dated as of February 8, 2019

RP FINANCIAL, LC.
Advisory | Planning | Valuation

4250 North Fairfax Drive, Suite 600
Arlington, Virginia 22203
703.528.1700
rpfinancial.com

February 8, 2019

Boards of Directors

First Mutual of Richmond, Inc.

Richmond Mutual Bancorporation, Inc.

First Bank Richmond

31 North 9th Street

Richmond, Indiana 47374

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the Plan of Reorganization and Stock Offering (the “Plan”). The Plan contemplates a stock offering (the “Offering”), which is part of a stock issuance (the “Stock Issuance”). The Stock Issuance includes the sale of common stock in the Offering and issuance of common stock to a foundation, as defined below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) as originally issued by the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), and applicable regulatory interpretations thereof.

Description of Plan of Reorganization and Stock Offering

The Boards of First Mutual of Richmond, Inc. (the “MHC”), Richmond Mutual Bancorporation, Inc. and First Bank Richmond (“First Bank” or the “Bank”) have approved the Plan. Upon completing the proposed stock conversion and reorganization, the MHC will merge into newly-formed Richmond Mutual Bancorporation, a Maryland corporation (the “Company”), and the common stock will be held by public shareholders, including the First Bank Richmond, Inc. Community Foundation (the “Foundation”). For purposes of this document, the existing mid-tier holding company and prospective top-tier holding company will also hereinafter be referred to as the “Company”, unless otherwise noted, and such reference will include the subsidiary Bank unless otherwise noted.

The Company’s initial activity will be full ownership of its subsidiary, the Bank, investment of the net cash proceeds retained at the holding company level and extending a loan to the employee stock ownership plan (the “ESOP”). In the future, the Company may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

4250 N. Fairfax Dr., Suite 600	Main: (703) 528-1700
Arlington, VA 22203	Fax: (703) 528-1788
mail@rpfinancial.com	www.rpfinancial.com

Board of Directors

February 8, 2019

The Company will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans, Supplemental Eligible Account Holders and Other Members as such terms are defined for purposes of applicable regulatory guidelines governing stock offerings by mutual institutions. To the extent that common stock remains available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares will be offered for sale to the general public in a community offering. In addition, any shares of common stock not purchased in the subscription offering or community offering are expected to be offered for sale to the general public in a syndicated community offering through a syndicate of selected dealers.

The Plan provides for the establishment of a new charitable foundation, the First Bank Richmond, Inc. Community Foundation (the “Foundation”). The Foundation’s contribution will be funded with 500,000 shares of common stock issued in the Stock Issuance and $1,250,000 of cash funded by the net proceeds retained by the Company. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which First Bank operates and to enable those communities to share in the Company’s long-term growth. The Foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which the Company operates.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the MHC, the Company, First Bank and the other parties engaged by the MHC, the Company or First Bank to assist in the Stock Issuance process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the MHC, the Company and the Bank, including the prospectus as filed with the FRB, the Federal Deposit Insurance Corporation, the Indiana Department of Financial Institutions and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the MHC, the Company and First Bank that has included a review of audited financial information for the fiscal years ended December 31, 2014 through December 31, 2018, a review of various unaudited and internal financial reports and information through December 31, 2018, and due diligence related discussions with the Company’s management; BKD, LLP, the Company’s independent auditor; Silver, Freedman, Taff and Tiernan, LLP, the Company’s counsel for the Stock Issuance and Keefe Bruyette & Woods, a Stifel Company, the Company’s marketing advisor in connection with the Offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Board of Directors

February 8, 2019

We have investigated the competitive environment within which the Company operates and have assessed the Company’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the Stock Issuance on the Company’s operating characteristics and financial performance as they relate to the pro forma market value of the Company. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared the Company’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues and initial public offerings by thrifts and thrift holding companies. We have excluded from such analysis thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on the Company’s representation that the information contained in the regulatory applications and additional information furnished to us by the Company and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of the Company’s stock alone. It is our understanding that there are no current plans for selling control of the Company following completion of the stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s common stock, immediately upon completion of the Offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of February 8, 2019, the estimated aggregate pro forma market value of the shares to be issued as a result of the Stock Issuance, equaled $103,500,000 at the midpoint, reflecting 10,350,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $88,725,000 and a maximum value of $118,275,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 8,872,500 at the minimum and 11,827,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $135,266,250 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 13,526,625. Based on this valuation range, the offering range (excluding the Foundation shares) is as follows: $83,725,000 at the minimum, $98,500,000 at the midpoint, $113,275,000 at the maximum and $130,266,250 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 8,372,000 at the minimum, 9,850,000 at the midpoint, 11,327,500 at the maximum and 13,026,625 at the super maximum.

Board of Directors

February 8, 2019

Limiting Factors and Considerations

The Appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such Appraisal is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The Appraisal reflects only a valuation range as of this date for the pro forma market value of the Company immediately upon the Stock Issuance and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the Stock Issuance.

RP Financial’s valuation was based on the financial condition and operations of the Company, inclusive of the consolidation of the net assets of the MHC, as of December 31, 2018, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of the Company and the MHC, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the Appraisal will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of the Company’s Offering.

Respectfully submitted,
RP Financial, LC.

Ronald S. Riggins
Managing Director

James J. Oren
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

RICHMOND MUTUAL BANCORPORATION, INC.

FIRST BANK RICHMOND

Richmond, Indiana

PAGE
DESCRIPTION		NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.2
Strategic Overview		I.3
Balance Sheet Trends		I.5
Income and Expense Trends		I.8
Interest Rate Risk Management		I.11
Lending Activities and Strategy		I.12
Loan Originations and Sales		I.16
Asset Quality		I.16
Funding Composition and Strategy		I.17
Subsidiary Operations		1.17
Legal Proceedings		I.18

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Interest Rate Environment		II.4
Demographic and Economic Trends		II.4
Local Economy		II.7
Market Area Largest Employers		II.7
Market Area Unemployment Data		II.9
Deposit Trends		II.10
Competition		II.11

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.7
Loan Composition		III.10
Credit Risk		III.10
Interest Rate Risk		III.13
Summary		III.13

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

RICHMOND MUTUAL BANCORPORATION, INC.

FIRST BANK RICHMOND

Richmond, Indiana

(continued)

PAGE
DESCRIPTION			NUMBER

CHAPTER FOUR		VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.2
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.5
4.	Primary Market Area		IV.5
5.	Dividends		IV.6
6.	Liquidity of the Shares		IV.7
7.	Marketing of the Issue		IV.7
	A.	The Public Market	IV.8
	B.	The New Issue Market	IV.11
	C.	The Acquisition Market	IV.13
8.	Management		IV.13
9.	Effect of Government Regulation and Regulatory Reform		IV.14
Summary of Adjustments			IV.14
Valuation Approaches			IV.14
Additional Factors Included			IV.16
Valuation Determination			IV.16
1.	Price-to-Earnings (“P/E”)		IV.16
2.	Price-to-Book (“P/B”)		IV.19
3.	Price-to-Assets (“P/A”)		IV.19
Comparison to Recent Offerings			IV.19
Valuation Conclusion			IV.20

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

RICHMOND MUTUAL BANCORPORATION, INC.

FIRST BANK RICHMOND

Richmond, Indiana

TABLE
Number	DESCRIPTION	page

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.9

2.1	Summary Demographic/Economic Data	II.5
2.2	Primary Market Area Employment Sectors	II.7
2.3	Market Area Largest Employers	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.11
2.6	Market Area Deposit Competitors	II.13

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.8
3.4	Loan Portfolio Composition and Related Information	III.11
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.12
3.6	Credit Risk Measures and Related Information	III.14

4.1	Market Area Unemployment Rates	IV.6
4.2	Pricing Characteristics and After-Market Trends	IV.12
4.3	Valuation Adjustments	IV.14
4.4	Derivation of Consolidated Reported and Core Earnings	IV.17
4.5	Public Market Pricing Versus Peer Group	IV.18

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.1

I. Overview and Financial Analysis

Introduction

Current and Post-Conversion Organization

First Bank Richmond (“First Bank” or the “Bank”) is an Indiana-chartered commercial bank headquartered in Richmond, Indiana. The Bank is a wholly-owned subsidiary of Richmond Mutual Bancorporation, a Delaware corporation that is a mid-tier “non-stock” holding company, which in turn is wholly-owned by First Mutual of Richmond, Inc., which is a mutual holding company (“MHC”). Upon completing the proposed stock conversion and reorganization, the MHC will merge into newly-formed Richmond Mutual Bancorporation, a Maryland corporation (the “Company”), and the common stock will be held by public shareholders, including First Bank Richmond, Inc. Community Foundation (the “Foundation”). In addition, all of the outstanding trust preferred securities (“TruPS”) issued by the First Mutual of Richmond Statutory Trust (the “Trust”), which is wholly-owned by the MHC, will be redeemed with the proceeds from the offering, after which the Trust will be dissolved. For purposes of this document, the existing mid-tier holding company and prospective top-tier holding company will also hereinafter be referred to as the “Company”, unless otherwise noted, and such reference will include the subsidiary Bank unless otherwise noted.

Name and Charter Changes

The Bank was established in 1887 as a state chartered mutual savings and loan association and subsequently operated under various savings and loan charters and names until 1998, at which time the Bank, in connection with a non-stock mutual holding company (“MHC”) reorganization, converted to a national bank charter. At that time, the Bank become the wholly-owned subsidiary of the Company. Simultaneously, First Mutual, a top-tier mutual holding company, was formed to hold a 100% ownership interest in the Company, the mid-tier holding company. In 2017, the Bank converted to an Indiana state-chartered commercial bank and adopted its current name.

Markets Served

The Bank serves the east-central Indiana and west-central Ohio region through seven full-service offices and one limited-service office in Wayne and Shelby Counties in Indiana, and five full service offices in Miami and Shelby Counties in Ohio. In addition, the Bank operates a loan production office (“LPO”) in Columbus, Ohio, serving the central part of the state. In 2007, the Company acquired Mutual Federal Savings Bank, Sydney, Ohio (“Mutual Federal”). The merger consideration paid was all in cash given the Company’s mutual. The Mutual Federal operations in Ohio were maintained as a separate subsidiary of the Company until 2016, at which time the two banking subsidiaries were merged. Mutual Federal’s Ohio operations continue to operate as a division of the Bank. A map of the Bank’s branch office locations is provided in Exhibit I-1.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.2

Regulatory

The Bank’s primary regulator is the Indiana Department of Financial Institutions as the chartering agency and by the Federal Deposit Insurance Corporation (“FDIC”) for deposit insurance. Currently the Company is a Delaware corporation, but on a post-conversion basis the Company will be a Maryland corporation. The Bank is also a member of the Federal Home Loan Bank (“FHLB”) system. The MHC and the Company are subject to supervision and regulation by the Federal Reserve Board.

The Trust

In connection with the reorganization and stock offering, the Company will acquire all of the assets and assume all of the liabilities of the MHC, including $10 million of subordinated debentures issued by the Trust in connection with the issuance of TruPS. These securities were issued in July 2007, and mature September 2037, and may currently be redeemed at par subject to any regulatory approvals. The issuance of such securities was to strengthen the capital of the Bank. The MHC assets are not consolidated with Company at the present time, thus such securities are not reflected as a liability of the Company. Included in the assets of the Company on a pro forma basis is $5.1 million of TruPS acquired by the Company in 2010 from a third party at a discount. Following completion of the reorganization and stock offering, the Company intends to redeem the outstanding subordinated debentures and related TruPS, reflecting net use of proceeds from the stock offering of approximately $5.0 million.

At December 31, 2018, the Company reported total consolidated assets of $849.6 million, deposits of $620.6 million, and equity of $85.9 million or 10.11% of assets. The Company is considered well-capitalized. For the year ended December 31, 2018, net income was $5.7 million. Audited financial statements for the most recent period are included by reference as Exhibit I-2.

Plan of Conversion

The Boards of Directors of the MHC, the Company and the Bank have approved the plan of reorganization and stock offering (the “Reorganization”), whereby the MHC will convert to stock form. As a result, the Company will be succeeded by a Maryland corporation with the same name, the MHC’s assets and liabilities will be consolidated into the Company, and the MHC will no longer exist.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.3

The Company will offer its common stock, representing the 100% ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s newly-formed employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and to Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering, and subsequently in a syndicated offering. In addition, the Company plans to establish a charitable foundation that will be funded with cash and stock to further the Company’s community activities. Post-conversion the Company will be 100% owned by public shareholders (including insiders and stock benefit plans) and the Foundation. The Company anticipates down-streaming at least 50% of the net offering proceeds to the subsidiary Bank.

Post-conversion, the holding company activities contemplated are 100% ownership of the Bank, holding a loan to enable stock purchases by the newly-formed ESOP, and the reinvestment of the conversion proceeds (initially to be deposited into the Bank). In the future, the Company may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

The Bank has been serving the primary market area as a locally-owned and operated financial institution since its founding in 1887. Following a long history of serving the local market area through offices in Richmond and Centerville, Indiana, the Bank began expanding its branch office network in 1991, and by the early 2000s had expanded its market area coverage in Wayne and Shelby Counties in west-central Indiana. In 2007, the Bank completed the acquisition of Mutual Federal, which expanded operations into west-central Ohio with five office locations in two counties. Initially held as a separate subsidiary, Mutual Federal was merged with the Bank to enhance operating efficiencies but continued to operate as a division for marketing purposes. The Bank expanded Ohio operations through establishing an LPO in Columbus, which has since become a significant source of commercial real estate, multi-family and commercial construction loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.4

The Bank’s branches are located in four relatively small rural counties characterized by slow, stable or negative population growth. The overall limited population base and lack of growth has caused the Bank to expand operations into Ohio and subsequently the Columbus, Ohio market. However, the strong lending function, supported by the Columbus LPO, has led the Bank to utilize borrowed funds and brokered deposits to supplement deposits raised through the branches.

The Bank’s primary business consists of attracting retail and commercial deposits, supplemented by wholesale funds in the form of FHLB advances and brokered deposits, and investing those funds into to owner-occupied 1-4 family loans, direct financing leases (begun in 1989), commercial and industrial (“C&I”) loans and loans secured by commercial and multifamily real estate. Funds not invested in loans are generally invested in investment securities, including mortgage-backed and mortgage-related securities and agency and municipal bonds.

The equity from the stock offering will increase liquidity, growth and diversification capacity, and overall financial strength and reduce interest rate risk. The anticipated use of proceeds is highlighted below.

•	The Company. The Company is expected to retain 50% of the net conversion proceeds, to be initially invested primarily into short-term liquid investments, extend the loan to fund the ESOP and redeem the TruPS. Over time, the funds may be utilized for various corporate purposes, including share repurchases, paying cash dividends and, if necessary, down-streaming capital to Bank.

•	The Bank. An estimated 50% of the net conversion proceeds will be infused into the Bank as cash and equity. Such cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) will be reinvested into loans and securities and be used to terminate the Bank’s current Pentegra defined benefit plan.

Post-conversion, the Company intends to continue its current strategies to grow and expand in a profitable manner.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.5

Balance Sheet Trends

Table 1.1 presents the Company’s historical balance sheet data for the most recent five fiscal years. Over this period, total assets have increased at an 8.5% annual rate, as loans receivable increased at a higher 15.6% annual rate, while cash and investments declined. This strategy was intended to increase the long-term earnings potential.

The Columbus, Ohio LPO loan origination volume has been a key driver for loan growth and loan portfolio diversification. Loan growth has been funded with the use of available cash and investments, along with increases in retail deposits and wholesale funding in the form of brokered deposits and borrowings. Investment securities declined by $51 million, or 25%, since 2014, while deposits and borrowings expanded 6.9% and 24.0% annually, respectively, over the period. Profitability resulted in an annual increase in equity of 3.1%, which reached $85.9 million at December 31, 2018, or 10.11% of assets. A summary of the Company’s key operating ratios for the past five years is presented in Exhibit I-3.

The Bank’s loan portfolio totaled $654.8 million, or 77.1% of assets, at December 31, 2018, an increase from $366.3 million, or 59.6% of assets, as of December 31, 2014. The combination of the more rapid increase in loans receivable than deposit funds resulted in the loan/deposit ratio increasing from 77.1% at December 31, 2014 to 105.5% at December 31, 2018.

The success of the loan diversification strategy is evidenced by the reduced concentration in 1-4 family residential mortgage loans and greater proportion of commercial lending (including multi-family), both real estate and non-real estate secured, commercial construction/development lending, and lease financing. The loan diversification has increased yields and reduced interest rate risk, but has also increased the risk weighted assets ratio. The 1-4 family residential loan portfolio comprised 20% of total loans as of December 31, 2018, a decline from 34.1% in 2014, while the commercial and construction/land portfolio equaled 49.6% of total loans as of the same date, an increase from 27.0% as of 2014. The Company generally sells conforming residential loans, typically on a servicing retained basis and maintains a portfolio of loans serviced for others at December 31, 2018. The Company has not emphasized consumer loan originations.

The cash and investments policy is to provide adequate liquidity and to generate a favorable return within the context of supporting the cash operating needs and meeting the credit and interest rate risk objectives. Historically, the level of cash and equivalents has remained in the range of 1.5% to 3.0% of assets, and equaled 1.8% of assets at December 31, 2018. As of December 31, 2018 the Company maintained a relatively diversified portfolio of federal agency, municipal, mortgage-backed securities and corporate bonds, along with FHLB stock. Approximately 13% of the portfolio is classified as held-to-maturity, consisting of securities purchased a number of years ago. New investments in recent years have been designated as available-for-sale (“AFS”). As noted above, the investment securities portfolio has declined since 2014 as portfolio cash flow has been used in part for lending activities. Details of the Company’s investment securities portfolio are presented in Exhibit I-4. The level of cash and investments is anticipated to increase initially following conversion, pending gradual redeployment into higher yielding loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.6

Table 1.1

Richmond Mutual Bancorporation, Inc.

Historical Balance Sheets

											12/31/14-
											12/31/18
	As of December 31,										Annualized
	2014		2015		2016		2017		2018		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$614,198	100.00%	$674,637	100.00%	$693,956	100.00%	$753,621	100.00%	$849,618	100.00%	8.45%

Cash and equivalents	16,792	2.73%	19,072	2.83%	19,220	2.77%	16,370	2.17%	14,971	1.76%	-2.83%
Investment Securities/FHLB Stock	201,046	32.73%	223,792	33.17%	177,798	25.62%	149,966	19.90%	150,123	17.67%	-7.04%
Loans receivable (net)	366,332	59.64%	400,427	59.35%	461,990	66.57%	557,929	74.03%	654,755	77.06%	15.62%

Bank owned life insurance	3,231	0.53%	3,354	0.50%	3,477	0.50%	3,597	0.48%	3,718	0.44%	3.57%
Premises and equipment (net)	10,320	1.68%	12,933	1.92%	13,934	2.01%	13,592	1.80%	14,025	1.65%	7.97%
Mortgage Servicing Rights	1,560	0.25%	1,112	0.16%	997	0.14%	1,042	0.14%	1,227	0.14%	-5.82%
Core Deposit Intangible	609	0.10%	373	0.06%	137	0.02%	0	0.00%	0	0.00%	-100.00%
Other Real Estate Owned	934	0.15%	1,040	0.15%	3,744	0.54%	34	0.00%	176	0.02%	-34.11%
Other Assets	13,373	2.18%	12,533	1.86%	12,659	1.82%	11,090	1.47%	10,622	1.25%

Deposits	$475,161	77.36%	$520,487	77.15%	$516,302	74.40%	$560,395	74.36%	$620,637	73.05%	6.91%
Borrowings	57,600	9.38%	71,600	10.61%	92,300	13.30%	104,000	13.80%	136,100	16.02%	23.98%
Other Liabilities	5,139	0.84%	4,973	0.74%	7,249	1.04%	7,428	0.99%	7,022	0.83%	8.12%

Total stockholders’ equity	$75,920	12.36%	$77,576	11.50%	$78,105	11.26%	$81,798	10.85%	$85,860	10.11%	3.12%
Tangible stockholders’ equity	75,311	12.26%	77,203	11.44%	77,967.727	11.24%	81,797.823	10.85%	85,860	10.11%	3.33%

MEMO: AFS Adjustment	$(230)	-0.04%	$(1,328)	-0.20%	$(3,703)	-0.53%	$(2,725)	-0.36%	$(4,378)	-0.52%

Loans/deposits	77.10%		76.93%		89.48%		99.56%		105.50%
Offices open	12		11		11		12		12

(1) Ratios are as a percent of ending assets.

Source: Richmond Mutual Bancorporation, Inc. audit reports, preliminary prospectus.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.7

The Company owns all but one of the office facilities. The headquarters office was originally occupied in 2002 and was carried at a net book value of $3.6 million at December 31, 2018. This office, along with investment in the other branch offices (including land, buildings, and furniture, fixtures and equipment), totaled $14.0 million, or 1.7% of assets. The investment in fixed assets has increased since fiscal 2014 as the Company renovated or relocated to improve branch performance, and has also made additional investments in furniture, fixtures and equipment, including information technology.

The Bank has an investment in bank owned life insurance (“BOLI”), covering the lives of certain officers and former directors. BOLI provides funding for employee benefit plans and the life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of December 31, 2018, the cash surrender value of the Company’s BOLI equaled $3.7 million.

The mortgage servicing rights (“MSRs”) asset equaled $1.2 million as of December 31, 2018, reflecting loans sold on a servicing retained basis and is subject to periodic impairment testing.

Other real estate owned (“OREO”) was $176,000 at December 31, 2018, down from a high of $3.7 million as of December 31, 2016, as a result of resolutions of existing properties and improved credit quality.

Over the past five years, funding needs have been addressed through a combination of deposits, borrowings and equity. Deposits have grown over the five-year period including retail and brokered deposits. Transaction and savings account deposits comprised 50.0% of total deposits at December 31, 2018, versus 59.3% of total deposits at fiscal 2016. Recent growth in certificates of deposit (“CDs”) reflects increased brokered deposits. Given the more rapid growth in assets over the period, the proportion of assets funded with deposits declined from 77.4% to 73.1%, with increased funding through borrowings.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.8

Over the period, borrowings increased at an annual rate of 24.0%, from $57.6 million, or 9.4% of assets, at year end 2014 to $136.1 million, or 16.0% of assets, at year end 2018. As noted, the $10.0 million of subordinated debentures issued by the MHC will be redeemed concurrent with the offering.

Despite the recent move in the negative market value adjustment of AFS investment securities, the Company’s equity has increased due to profitable operations, and totaled $85.9 million at December 31, 2018. The equity ratio has been leveraged as the growth in assets exceeded the growth in equity, as the equity-to-assets ratio decreased from 12.36% at year-end 2014 to 10.11% at December 31, 2018. All of the Company’s equity is tangible, and the Bank maintained surpluses relative to all regulatory capital requirements at December 31, 2018. Incorporating the consolidating impact of the subdebt at the MHC level, the pre-conversion equity is $79.8 million at the same date. The addition of stock proceeds will serve to strengthen the Company’s equity position and support growth opportunities.

Income and Expense Trends

Several factors have supported the growth in earnings and profitability over the period while the net interest margin was relatively flat: (1) asset growth; (2) improved efficiency as operating expenses were leveraged; (3) asset quality improved; and (4) for 2018, the income tax rate was lower. Table 1.2 presents the Company’s income and expense trends over the past five fiscal years. Net income has ranged from a low of $2.7 million, or 0.38% of average assets, for fiscal 2017 to a high of $5.6 million, or 0.71% of average assets, for fiscal 2018, with the 2018 income due in part to tax-related actions taken in that year. Noninterest income, especially net gains on the sale of loans and investments, have had a significant impact on pre-tax income over the period. Also the loan and lease servicing fees have had a variable impact on earnings, with a loss in 2015 and peak level earnings contribution in 2018. The level of loan loss provisions has also been a varying factor on earnings. Some of these key trends are addressed below.

Net interest income as a percent of average assets has fluctuated within a narrow range and increased from a low of 3.32% during fiscal 2016 to a high of 3.43% for fiscal 2018. The slight increase in net interest income ratio has been supported by: (1) the increased proportion of loans to assets; (2) increased diversification into higher yielding commercial and construction-related loans; (3) the increased lease finance activity with higher yields; (4) reduced levels of nonperforming assets; and, (5) until recently, the prevailing low interest rate environment, which kept funding costs low. The Company limited raising deposit offering rates until the past year when market interest rates increased following interest rate actions by the Federal Reserve. The Company’s interest rate spreads and yields and costs for the past three years are set forth in Exhibits I-3 and I-5.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.9

Table 1.2

Richmond Mutual Bancorporation, Inc.

Historical Income Statements

	For the Fiscal Year Ended December 31,
	2014		2015		2016		2017		2018
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$25,586	4.08%	$25,561	3.97%	$26,686	3.92%	$29,104	4.07%	$35,199	4.40%
Interest expense	(4,090)	-0.65%	(3,631)	-0.56%	(4,068)	-0.60%	(5,250)	-0.73%	(7,752)	-0.97%
Net interest income	21,496	3.43%	21,931	3.41%	22,618	3.32%	23,854	3.34%	27,447	3.43%
Provisions for loan losses	(1,800)	-0.29%	(830)	-0.13%	(1,155)	-0.17%	(1,370)	-0.19%	(1,680)	-0.21%
Net interest income after provisions	19,696	3.14%	21,101	3.28%	21,463	3.15%	22,484	3.15%	25,767	3.22%

Non-interest income	4,574	0.73%	2,947	0.46%	3,406	0.50%	3,625	0.51%	3,820	0.48%
Gain on sale of loans	298	0.05%	375	0.06%	711	0.10%	794	0.11%	459	0.06%
Non-interest expense	(20,583)	-3.28%	(20,253)	-3.15%	(21,440)	-3.15%	(20,830)	-2.92%	(23,365)	-2.92%
Net operating income	3,985	0.64%	4,169	0.65%	4,140	0.61%	6,074	0.85%	6,681	0.84%

Non-operating income/exp.
Gains on sale of securities	527	0.08%	1,567	0.24%	473	0.07%	96	0.01%	15	0.00%
Loss on sale of OREO	(126)	-0.02%	(31)	0.00%	(134)	-0.02%	(482)	-0.07%	(8)	0.00%
Gain on Prepayment of FHLB advances	0	0.00%	0	0.00%	0	0.00%	0	0.00%	268	0.03%
Net non-operating income/exp.	401	0.06%	1,536	0.24%	339	0.05%	(386)	-0.05%	275	0.03%

Income before taxes	4,386	0.70%	5,705	0.89%	4,479	0.66%	5,688	0.80%	6,956	0.87%
Provision for taxes	(1,437)	-0.23%	(1,651)	-0.26%	(1,075)	-0.16%	(2,972)	-0.42%	(1,278)	-0.16%
Net income (loss)	$2,948	0.47%	$4,054	0.63%	$3,404	0.50%	$2,715	0.38%	$5,678	0.71%

Memo:
Expense Coverage Ratio (%)	104.43%		108.28%		105.50%		114.52%		117.47%
Efficiency Ratio (%)	78.06%		80.20%		80.19%		73.67%		73.65%
Return on Average Equity (%)	4.03%		5.28%		4.28%		3.36%		6.89%
Effective Tax Rate (%)	32.77%		28.94%		24.00%		52.26%		18.38%

(1)	Ratios are as a percent of average assets.
(2)	The Tax Cuts and Jobs Act (“Tax Act”) enacted December 22, 2017, reduced the Federal corporate tax rate from 34% to 21%, effective January 1, 2018. As a result, the 2018 net income was positively impacted, while the provision for taxes in 2019 was negative impacted by an additional $1.5 million related to an adjustment to the deferred tax asset.

Source: Richmond Mutual Bancorporation, Inc. audit reports, preliminary prospectus.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.10

Noninterest income has been a volatile factor in the Company’s profitability. Service charges on deposit accounts have declined over the period while card fee income has been relatively stable and other noninterest income has increased over the last few years. The Company provides trust and wealth management services, with approximately $126 million in assets in portfolio, from which fee income is earned – in 2018 such income represented 9.0% of total noninterest income. Before considering net gains on sale, FY18 other income totaled $3.8 million, or 0.48% of average assets. Net gains on the sale of loans has been a part of the Company’s earnings as loans are sold on a servicing retained basis, but the level has varied with volume and market conditions. The FY18 level is much lower than the prior two years. The gains on the sale of securities has been a very volatile source of income, peaking at $1.6 million in 2015 while the 2018 level was negligible.

Although noninterest expense has grown, the ratio to average assets has declined given the growth in the balance sheet. Total operating expenses equaled $23.4 million, or 2.92% of average assets, during FY18. Upward pressure will be placed on the Company’s noninterest expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company and expenses related to the stock benefit plans.

The Bank participates in the Pentegra defined benefit plan, which covers substantially all employees, and the 2018 contribution totaled $1.6 million. Given the current interest rate environment, the lower asset valuations, and other factors impacting the operations of the Pentegra defined benefit plan, it is likely that the future funding obligations could increase. As a result, the Bank intends to terminate participation in the plan in 2019 concurrent with the conversion, which will require payment of the underfunded status (the “withdrawal liability”) estimated at $13.3 million pre-tax and $9.8 million after tax. This termination payment will be reflected as a use of proceeds, and the annual contribution expense will be eliminated, which will favorably impact earnings post-conversion.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.11

The trends in the net interest income and operating expenses since fiscal 2014 have caused the expense coverage ratio (net interest income divided by operating expenses) to increase favorably from a low of 104.4% in fiscal 2014 to 117.5% in fiscal 2018. Similarly, the efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) has favorably decreased from 80.2% for fiscal 2015 to 73.7% for fiscal 2018.

The level of loan loss provisions has varied with the level of charge-offs, loan portfolio growth and composition and factors impacting the adequacy of the allowance for loan and lease losses (“ALLLs”). See Exhibit I-6 for loan loss allowance activity.

Non-operating items have impacted profitability over the period, comprised of losses on the resolution of OREO, gains on the sale of securities and gain on the repayment of FHLB advances. For valuation purposes, we have excluded non-operating items in determining core earnings.

As noted in Table 1.2, the Company’s effective tax rate declined in 2018 due to the 2017 Tax Act. The effective tax rate has ranged from a high of 52.3% in fiscal 2017 (given the adjustment to the deferred tax asset from the Tax Act), to a low of 18.4% in fiscal 2018 (reflecting the lower corporate income tax rate). The Company’s marginal effective statutory tax rate approximates 25.9%, and this is the rate utilized to calculate the net reinvestment benefit from the offering proceeds.

Interest Rate Risk Management

Based on the analysis of the Bank’s interest rate risk performed by a third party, the repricing characteristics of the balance sheet has been relatively matched to limit exposure to rising interest rates. The Bank measures interest rate risk by use of the economic value of equity (“EVE”) methodology, assuming instantaneous changes in the U.S. treasury yield curve. As of December 31, 2018, based on a 2.0% instantaneous and sustained increase in interest rates, the EVE model indicates that the EVE would decrease by 10.1% (see Exhibit I-7). Further, the analysis indicates that the forecasted change in net interest income for the immediate 12 months under a 2.0% instantaneous and sustained increase in interest rates would approximate 1.1%.

The Company manages interest rate risk by limiting the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk through: (1) originating commercial, commercial real estate and construction loans, which generally have shorter terms and/or higher yields than owner-occupied one-to four-family residential real estate loans; (2) building a portfolio of lease financing receivables, which have higher yields and effective terms of less than five years; (3) selling substantially all longer-term fixed-rate residential real estate loans into the secondary market; (4) limiting the amount of long-term investment securities; (5) cultivating savings and transaction accounts which are less interest rate sensitive, (6) acquiring longer-term, fixed-rate borrowings when appropriate to reduce sensitivity to changing interest rates; and (7) maintaining strong equity.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.12

Highlights to these strategies include core deposits (transaction and savings accounts) comprised 50.3% of total deposits, loans with adjustable rates comprising 40.6% of loans due after December 31, 2019 (see Exhibit I-8). The infusion of the stock proceeds will serve to further limit interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increased capital will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

The Company offers a full range of lending products, including commercial real estate/multi-family loans, C&I loans, construction and development loans, residential real estate loans and consumer loans. The Company also conducts lease financing which consists of direct financing leases for commercial customers to finance purchases of equipment. In recent periods, the Company has increased its focus on commercial and construction lending in an effort to diversify its overall loan portfolio, shorten the term-to-maturity or repricing, and increase the overall yield earned on loans. The Company offers consumer loans predominantly as an accommodation to customers, both unsecured and loans secured by personal assets such as automobiles or recreational vehicles. Details of the loan portfolio composition are shown in Exhibit I-9, while Exhibit I-10 provides details of the loan portfolio by contractual maturity date.

Residential Real Estate Lending

The Company originates first and second position fixed- and adjustable-rate 1-4 family residential real estate loans, in the regional market served, the majority of which are underwritten using generally-accepted secondary market underwriting guidelines. The Company typically sells most of the conforming, fixed-rate 1-4 family loans on a servicing retained basis to Fannie Mae and, to a lesser extent, the Federal Home Loan Bank of Indianapolis. The Company retains nonconforming loans as part of its community bank strategy. As of December 31, 2018, first position 1-4 family residential loans totaled $120.2 million (with an average balance of $76,000), of which approximately 70% were fixed rate loans and 30% carried adjustable rates. The Company also originates to a more limited extent second position home equity loans and home equity lines of credit (“HELOCs”). As of December 31, 2018, home equity loans equaled $5.1 million and HELOCs totaled $7.2 million. As shown in Exhibit I-9, the balance of residential mortgage loans has declined since December 31, 2014, given the increased focus on other lending activities and active secondary market sales.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.13

Loan-to-value ratios (“LTV”) are generally limited to 89% of the lesser of the appraised value or the purchase price, whichever is lower, or above 90% if the loans carry private mortgage insurance. Terms of 1-4 family residential real estate loans typically are up to 30 years. The Company does not offer “interest only”, “negative amortization” or “subprime” loans. Adjustable rate loans are offered with a maximum annual rate change of 2.0% and a maximum overall rate change of 6.0%, and generally reprice to the one-year Treasury bill rate.

Home equity loans are originated as fixed rate loans that are fully-amortizing with terms of up to 15 years with LTVs up to 89%, including any first position loan. If the LTV is greater than 80%, the loan is generally subject to a higher interest rate and additional fees. HELOCs can be either fixed-rate or adjustable-rate, and the fixed rate lines have a five-year draw, while the adjustable rate lines have a 10-year draw credit and rates that adjust quarterly and are based on the Wall Street Journal Prime rate, plus a margin.

Commercial Real Estate/Multi-Family Lending

As of December 31, 2018, commercial real estate/multi-family loans totaled $255.1 million, or 38.6% of the total loan portfolio. The Company has emphasized growth in this portfolio to increase yield, shorten duration and increase adjustable rate loans. An increasing proportion of these loans have been originated through the Columbus LPO. As of December 31, 2018, 16% of the commercial real estate loan portfolio were fixed rate loans and 84% carried adjustable rate features. Adjustable rate commercial real estate loans generally adjust every five years and have an amortization term of 20 years. The maximum LTVs are generally 80% of the lower of cost or appraised value of the property securing the loan. Debt service coverage ratios are generally required at 1.10x.

Given that the payment of commercial real estate loans are dependent on successful operations and management of the property, the Company evaluates the qualifications and financial condition of the borrower, as well as the value and condition of the property securing the loan. The Company generally requires and obtains personal guarantees from the principals. The commercial real estate loans are generally secured by office buildings, retail/wholesale facilities, hotels, industrial facilities, medical and professional buildings, restaurants, churches, and multifamily residential properties located in the primary market area. As of December 31, 2018, the largest commercial real estate loan was a $6.6 million loan secured by a warehouse distribution facility and which was performing according to the loan terms.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.14

Construction/Development Loans

Construction/development loans totaled $73.0 million, or 11.0% of loans outstanding, at December 31, 2018, of which $67.8 million were commercial and $5.2 million were residential. Most of the recent construction/development loans have been originated through the Columbus LPO to larger commercial builders with whom it has relationships and have successful track records. These loans are usually structured as interest-only during the construction phase, which is usually one to two years. LTV ratios typically do not exceed 80% of the appraised value on a completed basis, or the cost of completion. The average loan size of the commercial construction portfolio was $1.8 million as of December 31, 2018.

The residential construction loans are originated on pre-sold, owner-occupied 1-4 family properties to both builders and the end homeowner. These loans are generally originated on a construction/permanent basis and provide for payment of interest during the construction phase, which is usually up to nine months. The Company currently does not originate speculative construction loans. The average residential construction loan balance was $192,000 as of December 31, 2018.

Construction loans generally involve greater credit risk than improved owner-occupied real estate lending. The Company reviews and inspects each property before disbursement of loan funds, and also requires detailed cost estimates to complete the construction project and an appraisal of the property.

Commercial and Industrial Lending

The Company originates secured and unsecured C&I loans, including commercial lines of credit, working capital loans, term loans, equipment financing, acquisition, expansion and development loans, letters of credit and other loan products, in the primary market area. The Company originates C&I loans to small businesses, professionals and sole proprietorships. As of December 31, 2018, the Company had $71.9 million of C&I loans in portfolio, equal to 10.9% of total loans, an increase from $52.0 million of loans as of December 31, 2014. The Company encourages such borrowers to maintain their primary deposit accounts with the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.15

C&I loan terms are specific to the loan type and typically have personal guarantees. Equipment loans are generally amortizing loans with terms of no more than five years and carry fixed or adjustable rates. Working capital loans have terms not exceeding one year, and are secured by accounts receivable, inventory and personal guarantees, and the interest rates vary based on the level of risk, loan amount and competition. C&I loans have greater credit risk compared to 1-4 family residential real estate loans, because the availability of funds for the repayment of such loans are dependent on the success of the business and the general economic environment of the Company’s market area.

Lease Financing

The Company’s lease financing is conducted through First Federal Leasing, a division of the Bank. Lease financing is short-term in nature (generally less than five years) and carries higher yields (approximately 6%). The lease financing operation consists of direct financing leases with commercial customers to finance purchases of medical, computer and manufacturing equipment, industrial assets, construction and transportation equipment, and a wide variety of other commercial equipment. The Company utilizes approximately 180 brokers and other third-party originators to generate the lease transactions, which are generally sourced through the specific equipment vendor. Lease financings are conducted throughout the lower 48 states, and generally range between $2,500 and $200,000. As of December 31, 2018, the direct finance leasing portfolio totaled $107.7 million, or 16.3% of total loans and leases. Credit risk is managed through continuous analysis and verification of the performance of the brokers that supply the lease transactions for approval, as the initial (or preliminary) lease underwriting and processing is performed by the broker. Over time, the Company has established the overall credit and lease administration framework that provides for acceptable credit quality performance of the portfolio. Procedures are in place to minimize fraud and concentration risk.

Consumer Lending

The Company originates a variety of consumer loans primarily to accommodate individual customers in the region, including loans secured by new and used automobiles, motorcycles, boats, recreational vehicles, mobile homes and CDs. As of December 31, 2018, consumer loans totaled $13.5 million, or 2.1% of total loans. Such loans are attractive since they tend to have shorter maturities and higher interest rates than mortgage loans. These loans also help to expand and create stronger customer relationships and opportunities for cross-marketing. Consumer loans have greater risk compared to mortgage loans, due to their dependence on the borrower’s continuing financial stability.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.16

Loan Originations and Sales

All lending activities are conducted by Company personnel located at the branch or LPO locations, and underwritten or otherwise approved pursuant to approved policies and procedures. Loan sources typically include loan officers, lease brokers, marketing efforts, existing customers, and walk-in customers, as well as referrals from real estate brokers, builders and attorneys. The Company occasionally purchases participations from third parties to supplement internal loan production, with such loans originated both within or outside the primary market area. Further, the Company may sell participation interests in loans that exceed the loans-to-one borrower legal lending limit. Exhibit I-11 presents information regarding the Company’s loan origination and sales activities, indicating that during fiscal 2018, the Company originated a total of $288.3 million of loans, including $91.7 million of commercial real estate/multifamily loans and $53.7 million of lease financings. The Company sold $20.7 million of 1-4 family residential loans during the year ended December 31, 2018.

Asset Quality

Since fiscal 2014 the level of non-performing assets (“NPAs”) has declined, consisting of non-accruing loans, accruing loans greater than 90 days delinquent, OREO and performing troubled debt restructured loans. NPAs have ranged from a high of $19.3 million as of December 31, 2014 to a low of $4.8 million at December 31, 2018. At the current date, the balance consists non-accruing loans, accruing loans greater than 90 days delinquent, and a small balance of OREO. The non-accruing loans were comprised of 1-4 family loans (14%), commercial real estate loans (30%) and C&I loans (56%). Exhibit I-12 presents a history of NPAs for the Company since 2014.

To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2018, the Company maintained ALLLs of $5.6 million, equal to 0.85% of total loans receivable and 225.90% of non-accruing loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.17

Net charge offs have averaged $1.6 million over the past five years and totaled $880,000 for fiscal 2018. The ALLL/loans ratio has declined in recent year as net additions have not kept pace with loan growth and asset quality has improved. Exhibit I-6 sets forth the Company’s allowance for loan loss activity during the past five years.

Funding Composition and Strategy

At December 31, 2018, deposits equaled $620.6 million. Exhibit I-13 sets forth the Company’s deposit composition for the past three years and Exhibit I-14 provides the maturity composition of CDs at December 31, 2018. CDs constitute the largest and an increasing portion of the deposit base, totaling 49.7% of deposits at December 31, 2018 versus 40.7% of deposits, as of December 31, 2016. Checking and savings accounts equaled $228.1 million, or 36.7% of total deposits, as of December 31, 2018, versus $219.3 million, or 42.5% of total deposits at December 31, 2016. Based on funding needs, the Company has utilized brokered deposits supplementally. As of December 31, 2018, the deposit portfolio contained $124.5 million, or 20.1% of brokered deposits. These funds had an average interest rate of 2.07% and a 13-month weighted average maturity term.

The Company’s current CD composition reflects a concentration of short-term CDs (maturities of one year or less). As of December 31, 2018, the CD portfolio totaled $308.4 million, including $199.8 million of CDs with balances in excess of $100,000. Of the CDs with balances greater than $100,000, 19.3% of the CDs were scheduled to mature in one year or less.

The Company has increasingly utilized borrowings to fund the growing loan portfolio. Borrowings totaled $136.1 million at December 31, 2018, and consisted entirely of FHLB advances. The borrowings include certain fixed rate advances subject to an option by the FHLB of Indianapolis to convert the advances to a periodic adjustable rate. If such advances are converted to adjustable rates, the Company has the option to pre-pay the advances at par, without a penalty. At December 31, 2018, the FHLB borrowings had a weighted average rate of 2.22%. The Company also maintains a $10.0 million line of credit with the FHLB of Indianapolis. Exhibit I-15 presents additional information regarding the Company’s borrowings as of December 31, 2018.

Subsidiary Operations

The Bank is the wholly-owned subsidiary of the Company and will continue as such after completion of the conversion. The Bank current does not have any subsidiaries.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
1.18

Legal Proceedings

The Company is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition, results of operations and cash flows of the Company.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
Page II.1

II. OPERATING ENVIRONMENT AND MARKET AREA

Introduction

The Company is headquartered in Richmond, Indiana, in east-central Indiana close to the Ohio state border. The Company operates a community banking business through its corporate office and 13 branch and loan production office locations in Wayne and Shelby Counties in Indiana and Miami and Shelby Counties in Ohio. The Bank opened a new branch in Ohio in early 2019. A map of the Company’s office locations is included as Exhibit I-1 and Exhibit II-1 contains details regarding the office properties.

The Company focuses on providing personal service while meeting the needs of its retail and business customer base, emphasizes personalized banking services to retail customers and offers a broad array of deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. The Company’s office locations are generally in rural sections of Indiana and Ohio, but the Company’s market area coverage for lending operations includes larger metropolitan areas such as Columbus, Ohio and Indianapolis, Indiana.

Future growth opportunities for the Company depend on the future growth trends of the local and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the financial services industry and the economy as a whole. In recent years, economic growth in terms of gross domestic product growth (“GDP”) has ranged from a low of 1.6% in calendar year 2011 to a high of 2.6% in calendar year 2017. Annualized GDP growth was 3.3% for the first nine months of 2018, indicating continued steady growth for the US economy. The federal tax law changes that went into effect in late 2017 have been cited as one of the reasons for the stronger economic growth in 2018. The economy has also recorded steady job growth in recent years, with an average of 2.4 million jobs added annually over the 2015-2018 time period, indicating a steady and notable growth period.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
Page II.2

For the 11 months ended November 2018, the annualized national inflation rate was 2.49%, which was somewhat higher than the 2.13% inflation rate for calendar year 2017 and the 1.26% rate for 2016. Economists have been focused in recent periods on the national unemployment rate, which has been at levels considered to be “full employment” for approximately one year. The unemployment rate equaled 3.9% as of December 2018, and also averaged 3.9% for all of 2018, compared to an average of 4.4% for the 12 months ended December 2017. Longer term impacts on job growth are expected to include the aging of the employment base, further loss of the working age population base as baby boomers begin to retire, an overall slower rate of population growth compared to prior generations, and that, as previously noted, the economy is generally considered to be at full employment level nationally. The Federal Reserve has raised interest rates nine times since late 2015 and the potential exists to raise rates two more times in 2019, based on informal indications and expected economic growth and trends in wages and prices. Limiting the increases in interest rates is expected to remain a focus in order to support continued strength of the economy in general and the housing sector specifically.

In 2018, the major stock exchange indices experienced their first down year since 2015, as the stock markets reacted in part to actions taken by the federal government in terms of international relations, tariffs, and other actions that were thought to negatively impact the national economy. Additional concern was evident about the continued increases in market interest rates by the Federal Reserve and the potential impact on economic growth. Finally, the government’s partial shutdown in late 2018 added to the uncertainty of the national economy. As an indication of the changes in the nation’s stock markets, on December 31, 2018, the DJIA closed at 23,327.46, a decrease of 5.63% since December 31, 2017. On December 31, 2018, the NASDAQ Composite Index closed at 6635.28, a decrease of 3.9% since December 31, 2017. Finally, the S&P 500 index was 2,506.84 at year end 2018, versus 2,673.61 on December 31, 2017, a decrease of 6.24%. Federal Reserve forecasts indicates a declining growth rate in economic growth through 2020, with annual GDP growth projected to be 2.3% in 2019, declining to 2.0% in 2020, but remaining in the targeted 2% to 3% range.

Such market trends were also evident in banking industry-related stock indices. For the year ended December 31, 2018, the SNL US Thrift index declined by 17.7%, while the SNL US Bank index declined by 18.6%. These indexes consist of all banks or thrifts that are listed on major exchanges (NASDAQ, NYSE, NYSE American) that are covered by S&P Global Market Intelligence, with the component companies weighted by market capitalization.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
Page II.3

Regarding factors that most directly impact the banking and financial services industries, the residential real estate industry has been relatively healthy in recent years, as new and previously-owned home sales have increased, and residential housing prices have continued to trend upward in most metropolitan areas of the country. Homebuilders continue to report positive trends for new home construction with housing starts projected to increase by almost 9% in 2018 compared to 2017 and in the range of 2% to 4% in 2019 and 2020. National home price indices have reached new all-time highs, with the national median home price reaching $257,700 in November 2018 versus a generational low of $169,000 in March 2009.

According to the December 2018 housing forecast from the Mortgage Bankers Association (the “MBA”), 2018 existing home sales are projected to decrease by 2.8% and new home sales are expected to increase by 0.6% from 2017 levels. The MBA forecast also showed increases in the median sales prices for existing homes and new homes of 4.4% in 2019, followed by a somewhat lower 2.4% increase in 2020. Total mortgage production is forecasted to decrease in 2019 to $1.605 trillion compared to $1.627 trillion in 2018 and a much higher $1.8 trillion in 2017. The decline in 2018 and 2019 originations is due in part to a projected rise in 30-year fixed rate 1-4 family mortgage rates to 4.6% in 2018, from an average of 4.0% for 2017. Such rates are projected to further increase to 4.8% for calendar years 2019 and 2020. The decline in mortgage originations in 2019 is expected to be concentrated in the decline in refinancings, from $0.650 trillion in 2017 to $0.461 trillion in 2018. Refinancing volumes are projected to further decline to $0.413 trillion by 2019 and to $0.404 trillion in 2020.

Based on the information released by the Federal Reserve, the economy is poised for moderating growth in 2019, with GDP growth forecasted at 2.3% for the year. The forecast reveals the U.S. economy should grow at a slower 2.0% rate in 2020. The Federal Reserve expects that the unemployment rate will decline incrementally, from 3.9% in December 2018 to 3.5% by the end of 2019, and increase to 3.6% by the end of 2020. On average, the Federal Reserve forecasts an increase in the federal funds target rate from 2.50% at the end of 2018 to 3.00% by the end of 2019, and then no change to this rate in 2020. Annual inflation pressures were forecasted to approximate 2.0% through the end of 2020 and the price of oil was expected to approximate $61 a barrel through the end of 2019.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
Page II.4

Interest Rate Environment

The Federal Reserve manages interest rates in order to promote economic growth and to avoid inflationary periods. Through 2015, a relatively low interest rate environment had been maintained since the great recession of 2007-2009 as part of a strategy to stimulate the economy by keeping both personal and business borrowing costs as low as possible. In more recent periods, the Federal Reserve has acted to increase interest rates somewhat as a reaction to an improving rate of economic growth, a more full-employment situation, and certain indications of increased wages and overall inflation. Since late 2015, the Federal Reserve has increased its baseline interest rate nine times by a total of 2.25%. In late 2018, The Federal Reserve released information that projects one or two more rate increases as being likely during calendar year 2019, although the Federal Reserve intends to carefully monitor economic data and trends in terms of deciding on the number and timing of further interest rate increases.

As of December 31, 2018, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 2.63% and 2.69%, respectively, versus 1.76% and 2.40% at December 31, 2017. The narrowing difference between the one- and ten-year treasury yields places additional strain on yield-cost spreads for financial institutions, based on yields on longer term assets and the costs of shorter term funding sources. While in many cases asset yields remain under pressure from competitive factors, the recent and numerous increases in market interest rates has caused liability costs to begin increasing as institutions seek funds for lending activities. Institutions who originate substantial volumes of prime-based loans have benefited from the rise in rates as the prime rate has increased from 3.25% in late 2015 to the current 5.50% as of December 31, 2018. Exhibit II-2 presents historical interest rate trends.

Demographic and Economic Trends

Table 2.1 presents information regarding the demographic and economic trends for the Company’s market area from 2014 to 2019 and projected through 2024, with additional detail shown in Exhibit II-3. Data for the nation and the state of Indiana are included for comparative purposes. The size and scope of the market area is evidenced by the demographic data, which shows that as of 2019 the total population of the four market area counties was 265,000, indicative of the rural nature of the market area. The data also indicates the relatively slow growth characteristic of the market area, a common statistic found in rural sections of the country and in particular the Midwestern region of the United States. The state of Indiana recorded annual population growth of 0.4% over the last five years, lower than the national growth rate of 0.7%. Wayne County, IN and Shelby County, OH both recorded population declines over the past five years, while the remaining two counties recorded only minimal change. These population trends act to limit the growth potential for financial institutions, given the lack of growth of the potential customer base and resulting lower demand for housing and other related products and services. Over the next projected five years, the state and market area counties are expected to continue to experience either modest population decreases (Wayne County), or only limited growth, compared to higher projected population growth for the country, indicating a continued challenging operating environment for financial institutions.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
Page II.5

Table 2.1

Richmond Mutual Bancorporation, Inc.

Summary Demographic Data

				Growth Rate
	Year			(Annualized)
	2014	2019	2024	2014-2019	2019-2024
				(%)	(%)
Population (000)
USA	317,199	329,236	340,950	0.7%	0.7%
Indiana	6,567	6,707	6,848	0.4%	0.4%
Wayne, IN	68	66	65	-0.7%	-0.3%
Shelby, IN	44	44	45	0.0%	0.2%
Shelby, OH	49	49	49	-0.1%	0.0%
Miami, OH	103	106	108	0.5%	0.4%

Households (000)
USA	120,163	125,019	129,684	0.8%	0.7%
Indiana	2,537	2,597	2,654	0.5%	0.4%
Wayne, IN	27	26	26	-0.7%	-0.3%
Shelby, IN	17	18	18	0.1%	0.3%
Shelby, OH	18	18	18	0.0%	0.0%
Miami, OH	42	43	44	0.6%	0.5%

Median Household Income ($)
USA	51,579	63,174	68,744	4.1%	1.7%
Indiana	47,121	57,531	63,530	4.1%	2.0%
Wayne, IN	36,798	48,663	56,536	5.7%	3.0%
Shelby, IN	49,088	58,575	62,379	3.6%	1.3%
Shelby, OH	50,195	63,245	67,799	4.7%	1.4%
Miami, OH	47,105	63,862	70,251	6.3%	1.9%

Per Capita Income ($)
USA	27,721	34,902	38,568	4.7%	2.0%
Indiana	24,337	30,376	33,881	4.5%	2.2%
Wayne, IN	20,142	28,141	32,323	6.9%	2.8%
Shelby, IN	27,721	28,568	30,804	0.6%	1.5%
Shelby, OH	27,721	29,587	32,319	1.3%	1.8%
Miami, OH	27,721	31,985	36,436	2.9%	2.6%

	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
2019 Age Distribution (%)
USA	18.6	26.9	25.3	18.5	10.7
Indiana	19.3	27.0	24.7	18.6	10.4
Wayne, IN	17.7	24.7	24.1	20.4	13.1
Shelby, IN	18.2	24.2	25.1	21.1	11.4
Shelby, OH	20.3	24.7	24.3	19.9	10.8
Miami, OH	18.5	23.6	24.8	20.7	12.4

	Less Than	$25,000 to	$50,000 to
	25,000	50,000	100,000	$100,000+
2019 HH Income Dist. (%)
USA	19.6	21.5	29.2	29.7
Indiana	20.1	24.3	31.7	23.9
Wayne, IN	24.7	26.7	30.0	18.6
Shelby, IN	18.4	24.7	34.7	22.2
Shelby, OH	14.8	23.5	36.9	24.7
Miami, OH	16.9	21.4	35.7	26.0

Source: S&P Global Market Intelligence

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
Page II.6

Changes in the number of households in the market area have generally paralleled trends with respect to population, although at slightly more favorable rates of change. This reflects a national trend towards smaller average household sizes. These stable or slowly growing trends in households also will act to limit business opportunities for community financial institutions such as RMB and result in increased levels of competition for available retail and commercial banking business.

Table 2.1 also provides certain median age distribution figures for the market area, the state of Indiana and the nation. The data reveals that the state and the market area counties all contained somewhat older population bases than the nation and the state of Indiana. The lack of population growth provides for a gradual aging of the population base as younger residents tend to leave the area for employment opportunities elsewhere. Wayne County in particular, reported the highest overall median age figures.

Table 2.1 contains data concerning household and per capita income levels, which are important indicators of a market area’s health and attractiveness in terms of housing and economic activity. The 2019 median household incomes ranged from a low of $48,663 in Wayne County to a high of $63,862 in Miami County, with the Miami County figure comparable to the national average of $63,274 as of 2019. The Indiana average for median household income was lower than the national average, given the mostly rural nature of the state. Income growth has been highest in Wayne and Miami Counties, and the table indicates that future income growth will continue to be focused in those two areas. Per capita incomes generally tracked the household income data, with Wayne County recording the lowest per capita income of all comparative areas. Household income distribution patterns shown in Table 2.1 also provide support for earlier statements regarding the nature of RMB’s market as approximately 49% of Wayne County households had income levels in excess of $50,000 annually in 2019 while the ratio was 62% for Miami County and 54% for the Indiana state average.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
Page II.7

Local Economy

The Company’s primary market area has an economy that is similar to many Midwest region markets with employment concentrated in services, manufacturing, education/healthcare/social services and wholesale/retail trade. Manufacturing has long been a notable part of the employment base and reflects the historical basis of the four-county market area, particularly in the Ohio market area counties. The distribution of employment exhibited in the primary market area is indicative of a relatively diverse economic environment with a level of dependence on manufacturing, which typically has higher overall wages compared to other economic sectors.

Table 2.2

Richmond Mutual Bancorporation, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

			Wayne	Shelby (IN)	Shelby (OH)	Miami
Employment Sector	Indiana	Ohio	County	County	County	County
	(%)	(%)	(%)	(%)	(%)	(%)

Services	21.7%	23.1%	19.4%	20.8%	17.9%	22.1%
Education,Healthcare, Soc. Serv.	22.5%	24.0%	27.8%	18.3%	17.7%	19.4%
Government	3.4%	3.8%	2.9%	3.4%	3.0%	4.5%
Wholesale/Retail Trade	14.2%	14.5%	16.0%	11.2%	11.1%	12.5%
Finance/Insurance/Real Estate	5.3%	6.4%	3.2%	3.7%	2.8%	4.5%
Manufacturing	19.2%	15.8%	18.0%	28.2%	33.3%	25.6%
Construction	5.8%	5.1%	5.5%	6.8%	5.8%	5.7%
Information	1.6%	1.7%	1.3%	0.7%	1.1%	1.6%
Transportation/Utility	5.1%	4.9%	4.2%	5.4%	5.2%	3.5%
Agriculture	1.2%	0.8%	1.7%	1.6%	2.0%	0.6%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence

Market Area Largest Employers

The significance of the manufacturing sector to the local economy is also reflected in Table 2.3, as manufacturers comprise a large portion of the largest employers in the market area, along with other representation in sectors such as healthcare, government, education and trade. No single manufacturing employer is responsible for a disproportionate share of the manufacturing employment base, and the market area is not overly dependent on any particular industry for its continued manufacturing employment health. Market area manufacturers produce automotive components, plastics, metals, and aerospace. The significant manufacturing labor force supports employment in healthcare, retail trade, information technology, food processing, and transportation, distribution, and logistics. As shown in Table 2.4, the market area’s largest employer is a regional hospital, Reid Health that reported approximately 2,600 employees. Shelby County, Indiana, while not reporting employee levels, maintained large employers as follows: Indiana Downs (racing, casino), Major Medical Group, Inc. (healthcare), Knauf Insulation (manufacturing), Penske Logistics (trade) and MHP Major Hospital (healthcare).

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Page II.8

Table 2.3

Richmond Mutual Bancorporation, Inc.

Largest Employers in Market Area

Company/Institution	Industry	Employees

Wayne County
Reid Health	Healthcare	2,600
Richmond Community Schools	Education	723
Belden Wire & Cable	Wire Product Manufacturer	707
Sugar Creek Brandworthy Food Solutions	Food Processor	500
Richmond State Hospital	Hospital	435
Primex Plastics Corporation	Plastic Sheeting Manufacturer	420
Wayne County Government	Municipality	400
City of Richmond	Municipality	400
Earlham College	Higher Education	388
Color Box	Packaging	370

Miami County, OH
Upper Valley Medical Center	Healthcare	1,600
Clopay Building Products	Manufacturing	935
F&P America	Manufacturing	920
UTC Aerospace Systems	Manufacturing	814
Meifer Distribution Center	Logistics	800
ConAgra Foods	Manufacturing	734
American Honda	Logistics	631
Hobart Brothers	Manufacturing	568

Shelby County, OH
Honda of America	Manufacturing	3,000
Emerson Climate Technologies	HVAC/Electrical Products	1,590
Airstream	Recreational Vehicles	994
UTC Aerospace Systems	Manufacturing	814
Plastipak Holdings, Inc.	Plastics	920
NK Parts Industries	Logistics	716
Wilson Health	Healthcare	700
Norcold	Refrigeration	435

Source: Economic Development Corporation of Wayne County, Indiana, Miami and Shelby County, OH county websites.

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Page II.9

Market Area Unemployment Data

Recent comparative unemployment rates for the market area counties are shown in Table 2.4. The unemployment data reveals that the Company’s markets have current unemployment rates that are lower than respective statewide averages, with the exception of Wayne County, which has a slightly higher rate than the state of Indiana. The strongest employment situation is in Shelby County, IN, which reported an unemployment rate of 2.9%. The slow growth or population declines recorded in the market area counties tend to suppress unemployment rates, as there are fewer new residents seeking employment. The employment situation is somewhat more favorable in the Indiana counties, which have the lower unemployment rates, both of which are below the national average.

Table 2.4

Richmond Mutual Bancorporation, Inc.

Unemployment Trends

	Unemployment Rate		Net
	Dec. 2017	Dec. 2018	Change
Region
USA	3.9%	3.7%	-0.2%
Indiana	3.1%	3.4%	0.3%
Ohio	4.5%	4.8%	0.3%

Market Area Counties
Wayne, IN	3.2%	3.6%	0.4%
Shelby, IN	2.8%	2.9%	0.1%
Shelby, OH	3.8%	4.1%	0.3%
Miami, OH	3.9%	4.2%	0.3%

Source: S&P Global Market Intelligence.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
Page II.10

Deposit Trends

The competitive environment for financial institution products and services on a national, regional and local level can be expected to become even more competitive going into the future. Consolidation amongst the bank and thrift industries provides economies of scale to larger institutions, while the heightened availability of investment options provides consumers with attractive alternatives to the deposit products offered by financial institutions. The Company’s market area for deposits includes primarily other local and regional commercial banks and credit unions.

Table 2.5 displays deposit market trends and deposit market share, respectively, for commercial banks and savings institutions for the States of Indiana and Ohio and the four market area counties from June 30, 2014 to June 30, 2018. Deposit growth trends serve as indicators of a market area’s current and future prospects for growth and attractiveness for financial institutions. Indiana state deposits grew at a rate of 4.6% over the four-year time period shown in Table 2.5, while Ohio deposits expanded at a 5.9% annual rate. Commercial banks increased deposits at an annual rate of 5.2% in Indiana, while savings institutions saw their deposits decline at a rate of 8.3%, due in part to acquisitions of savings institutions by commercial banks or charter conversions to commercial banks. Commercial banks continue to dominate the deposit market in Indiana, with an aggregate market share equal to 96.5% of total bank and thrift deposits in market.

Deposits within the four market area counties grew over the four-year period, ranging from 2.3% annually in Miami County to 4.1% annually in Shelby County, Ohio. Consistent with statewide trends, savings institutions continue to experience declining deposits in both Ohio counties, but have increased deposit balances in the Indiana counties. Savings institutions held somewhat stronger market share positions in the market area counties as of June 30, 2018, ranging from 9% to 15%.

As of June 30, 2018, the Company maintained a deposit market share of 33.9% in Wayne County, a strong market share position, and reported market shares of less than 6% in the other three counties. Except for Wayne County, these deposit market share figures are indicative of RMB’s less competitive market positioning, however future deposit gains and market share gains may be likely given the Company’s low market penetration. Since June 30, 2014, the Company has increased deposits at an annualized rates ranging from 8.9% in Shelby County, Indiana to 2.05 in Shelby county, Ohio. The Company’s deposit growth rates have exceeded the corresponding county growth rate in all but Shelby County, Ohio., which indicates that RMB has been successful in expanding its deposit market share position.

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Page II.11

Table 2.5

Richmond Mutual Bancorporation, Inc.

Deposit Summary

	As of June 30,
	2013			2018			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2013-2018
	(Dollars in Thousands)						(%)

Indiana	$105,191,000	100.0%	2,284	$131,505,000	99.9%	2,012	4.6%
Commercial Banks	98,280,000	93.4%	2,114	126,917,000	96.5%	1,910	5.2%
Savings Institutions	6,910,000	6.6%	170	4,488,000	3.4%	102	-8.3%

Ohio	$257,967,000	100.0%	3,977	$343,200,000	100.0%	3,598	5.9%
Commercial Banks	225,266,000	87.3%	3,520	316,444,000	92.2%	3,287	7.0%
Savings Institutions	32,701,000	12.7%	457	26,757,000	7.8%	311	-3.9%

Wayne County	$1,122,000	100.0%	35	$1,365,000	100.0%	234	4.0%
Commercial Banks	951,000	84.8%	31	1,168,000	85.6%	168	4.2%
Savings Institutions	171,000	15.2%	4	197,000	14.4%	66	2.9%
First Bank Richmond	360,974	32.2%	6	462,665	33.9%	6	5.1%

Shelby County (IN)	$495,000	100.2%	14	$589,000	100.0%	13	3.5%
Commercial Banks	455,000	91.9%	13	537,000	91.2%	12	3.4%
Savings Institutions	41,000	8.3%	1	52,000	8.8%	1	4.9%
First Bank Richmond	21,786	4.4%	1	33,410	5.7%	1	8.9%

Shelby County (OH)	$831,000	100.0%	25	$1,016,000	100.0%	25	4.1%
Commercial Banks	662,000	79.7%	18	916,000	90.2%	20	6.7%
Savings Institutions	169,000	20.3%	7	100,000	9.8%	5	-10.0%
First Bank Richmond	52,089	6.3%	2	56,339	5.5%	2	2.0%

Miami County (OH)	$1,357,000	100.0%	39	$1,517,000	100.1%	35	2.3%
Commercial Banks	1,180,000	87.0%	32	1,366,000	90.0%	28	3.0%
Savings Institutions	177,000	13.0%	7	152,000	10.0%	7	-3.0%
First Bank Richmond	36,776	2.7%	2	42,588	2.8%	2	3.7%

Source: FDIC.

Competition

Competition among financial institutions in the market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources and offer more products and services than maintained by the Company. Financial institution competitors in the Company’s market area include primarily commercial banks, including banks with a national and regional presence. There are also a number of smaller community-based banks and credit unions that pursue similar operating strategies as the Company. From a competitive standpoint, the Company benefits from its status of a locally-owned financial institution, longstanding customer relationships, and continued efforts to offer competitive products and services. However, competitive pressures will also likely continue to build as the financial services industry continues to consolidate and as additional non-bank investment options for consumers become available. A total of seven banking institutions operate in Wayne County, while a total of 15 operate in Miami County, Ohio.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
Page II.12

Table 2.6 lists the Bank’s largest competitors in the four counties currently served, based on deposit market share as noted. Going forward, it will be important to maintain the market share lead in Wayne County through continuing the strong ties to the community and operational planning to continue deposit and loan growth. Additionally, there is room to expand regionally in the four county market area despite the relatively stagnant economic and demographic environment, based on current deposit market shares maintained.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
Page II.13

Table 2.6

Richmond Mutual Bancorporation, Inc.

Market Area Deposit Competitors - As of June 30, 2018

Location	Name	Market Share	Rank
		(%)

Wayne, IN	First Mutual of Richmond Inc. (IN)	33.91	1 out of 7
	U.S. Bancorp (MN)	26.04
	West End Indiana Bancshares (IN)	14.41
	JPMorgan Chase & Co. (NY)	10.93
	Waytru Bancorp (IN)	9.40
	First Financial Bancorp. (OH)	3.61
	First Merchants Corp. (IN)	1.70

Shelby, IN	First Financial Bancorp. (OH)	20.47
	PNC Financial Services Group (PA)	17.10
	First Merchants Corp. (IN)	16.94
	KeyCorp (OH)	13.19
	JPMorgan Chase & Co. (NY)	9.73
	First FS&LA of Greensburg (IN)	8.77
	Fifth Third Bancorp (OH)	7.79
	First Mutual of Richmond Inc. (IN)	5.67	8 out of 9
	Woodforest Financial Grp Inc. (TX)	0.34

Shelby, OH	U.S. Bancorp (MN)	40.72
	JPMorgan Chase & Co. (NY)	17.06
	Peoples-Sidney Financial Corp. (OH)	9.38
	Fifth Third Bancorp (OH)	7.31
	First Mutual of Richmond Inc. (IN)	7.20	5 out of 10
	Minster Financial Corp. (OH)	6.18
	First NB in New Bremen (OH)	5.64
	OSB Bancorp Inc. (OH)	4.10
	PNC Financial Services Group (PA)	1.99
	Peoples S&L Co. (OH)	0.44

Miami, OH	Fifth Third Bancorp (OH)	27.96
	U.S. Bancorp (MN)	14.80
	Park National Corp. (OH)	13.07
	JPMorgan Chase & Co. (NY)	11.54
	First Financial Bancorp. (OH)	7.53
	PNC Financial Services Group (PA)	5.39
	Huntington Bancshares Inc. (OH)	3.49
	Covington Financial Corp. MHC (OH)	3.46
	Monroe FS&LA (OH)	2.90
	First Mutual of Richmond Inc. (IN)	2.82	10 out of 15

Source: S&P Global Market Intelligence

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of the Company’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of the Company is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to the Company, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies those under acquisition or subject to rumored acquisition and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 55 fully-converted publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since the Company will be a fully-converted public company upon completion of the offering, we considered only fully-converted public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected 10 institutions with characteristics similar to those of the Company. In the selection process, we applied the following “screens” or criteria to the universe of all public thrifts that were eligible for consideration:

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

o	Savings institutions (excluding institutions in the western region of the United States), with assets between $500 million and $2.0 billion, equity/assets ratios less than 15%, and trailing 12 month return on equity ratios between 0% and 12% and having been fully converted for at least one year. Ten companies met the criteria for the screen and were included in the Peer Group.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-2 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and the Company, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of the Company’s financial condition, income and expense trends, loan composition, credit risk and interest rate risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts have been included in the Chapter III tables as well.

A summary description of the key comparable characteristics of each of the Peer Group companies relative to the Company is detailed below.

•	Elmira Savings Bank of New York. Comparable due to equity/assets ratio, yield/cost spread, earning asset concentration in loans, and level of other non-interest income and operating expenses.

•	ESSA Bancorp, Inc. of Pennsylvania. Comparable due to equity/assets ratio, funding composition, loan loss provisions, and asset quality (excluding performing troubled debt restructured loans).

•	HMN Financial, Inc. of Minnesota. Comparable due to earning asset composition, return on assets, loan portfolio composition, reserve coverage ratios, and risk-weighted assets.

•	IF Bancorp, Inc. of Illinois. Comparable due to cash and investments level, funding structure and cost of funds, loans receivable, operating expense level, and asset quality (excluding performing troubled debt restructured loans).

•	MSB Financial Corp. of New Jersey. Comparable due to funding composition, strong asset growth, return on assets, net interest income and yield/cost spread, loan portfolio diversification, and asset quality (excluding performing troubled debt restructured loans).

•	Prudential Bancorp, Inc. of Pennsylvania. Comparable due to funding structure, strong asset growth, return on assets, construction and multi-family loans, and loss reserve ratio.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of September 30, 2018

								As of
								February 8, 2019
					Total		Fiscal	Stock	Market
Ticker	Financial Institution	Exchange	City	State	Assets	Offices	Year End	Price	Value
					($Mil)			($)	($Mil)

ESBK	Elmira Savings Bank	NASDAQ	Elmira	NY	571	13	Dec	18.68	65.47
ESSA	ESSA Bancorp, Inc.	NASDAQ	Stroudsburg	PA	1,834	23	Sep	15.25	167.65
HMNF	HMN Financial, Inc.	NASDAQ	Rochester	MN	737	14	Dec	19.55	89.55
IROQ	IF Bancorp, Inc.	NASDAQ	Watseka	IL	655	8	Jun	20.75	69.95
MSBF	MSB Financial Corp.	NASDAQ	Millington	NJ	590	4	Dec	17.80	92.73
PBIP	Prudential Bancorp, Inc.	NASDAQ	Philadelphia	PA	1,081	11	Sep	18.01	160.16
SVBI	Severn Bancorp, Inc.	NASDAQ	Annapolis	MD	889	6	Dec	8.85	112.58
STXB	Spirit of Texas Bancshares, Inc.	NASDAQ	Conroe	TX	1,102	23	Dec	21.70	262.65
STND	Standard AVB Financial Corp.	NASDAQ	Monroeville	PA	983	19	Dec	30.49	141.22
WEBK	Wellesley Bancorp, Inc.	NASDAQ	Wellesley	MA	837	6	Dec	32.00	77.42

Source: S&P Global Market Intelligence

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

•	Severn Bancorp, Inc. of Maryland. Comparable due to balance sheet composition, equity/assets ratio, asset growth, return on assets, net interest income, operating expenses and yield on earning assets, loan composition, asset quality (excluding performing troubled debt restructured loans).

•	Spirit of Texas Bancshares, Inc. of Texas. Comparable due to deposits level, return on assets, non-interest income, loan portfolio diversification, risk-weighted assets, asset quality, and reserve coverage ratios.

•	Standard AVB Financial Corp. of Pennsylvania. Comparable due to balance sheet structure, equity/assets ratio, return on assets, non-interest income ratio, asset quality, and reserve coverage ratios.

•	Wellesley Bancorp, Inc. of Massachusetts. Comparable due to equity/assets ratio, asset growth, interest expense and cost of funds ratios, loan portfolio composition, asset quality, and reserve coverage ratios.

In aggregate, the Peer Group companies maintained a similar level of equity as the industry average (11.54% of assets versus 11.67% for all fully-converted public thrifts), and also recorded a similar level of profitability as a percent of average assets and equity. The Peer Group’s median price/tangible book (“P/TB”) ratio and price/core earnings (“P/CE”) multiple were similar to the industry medians.

	All Fully-Converted
	Public Thrifts		Peer Group

Financial Characteristics (Medians)
Assets ($Mil)	$1,468		$922
Market capitalization ($Mil)	$227		$103
Equity/assets (%)	11.67%		11.54%
Return on average assets (%)	0.87%		0.87%
Return on average equity (%)	7.33%		7.15%

Pricing Ratios (Medians)(1)
Price/core earnings (x)	14.63	x	14.99	x
Price/tangible book (%)	129.35%		126.60%
Price/assets (%)	14.82%		13.27%

(1) Based on market prices as of February 8, 2019.

Source: S&P Global Market Intelligence.

Ideally, the Peer Group companies would be comparable to the Company in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to the Company, as will be highlighted in the following comparative analysis. Key differences will lead to valuation adjustments in the next section.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

Financial Condition

Table 3.2 shows comparative balance sheet measures for the Company and the Peer Group. The Company’s and Peer Group ratios reflect balances as of December 31, 2018 while the Peer Group’s information is as of September 30, 2018. The Company’s equity-to-assets ratio of 9.39% was somewhat lower than the Peer Group’s median equity ratio of 11.35%. [Note: After consolidation of the MHC, the Company’s equity-to-assets ratio approximated 9.39%]. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 10.11% and 10.78% (median), respectively. The increase in the Company’s pro forma capital position will be favorable relative to the Peer Group from a risk perspective and in terms of future earnings potential through future leverage. At the same time, the Company’s higher pro forma capitalization will depress the pro forma return on equity (“ROE”) relative to the Peer Group. The capital ratios for both reflect capital surpluses with respect to the regulatory capital requirements, with the Company’s ratios currently lower than the Peer Group. On a pro forma basis, the Company will enjoy larger regulatory surpluses.

The interest-earning asset compositions for the Company and the Peer Group were similar, with loans constituting the bulk of interest-earning assets for both. The Company’s loans-to-assets ratio of 77.06% was similar to the comparable Peer Group median ratio of 78.71%. Comparatively, the Company’s cash and investments-to-assets ratio of 18.66% was higher than the median ratio for the Peer Group of 13.48%. The Peer Group reported a higher proportion of BOLI investment than the Company. Overall, the Company’s interest-earning assets (excludes BOLI) amounted to 96.16% of assets, which was higher than the comparable Peer Group median ratio of 93.92%.

The Company’s funding reflects similarities to the Peer Group, however, the Company’s deposits/asset ratio of 73.05% falls below the Peer Group’s median ratio of 76.47%, given the Company’s higher level of borrowings.

Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 89.07% and 87.70%, respectively. Following the increase in equity provided by the net proceeds of the stock offering, the Company’s ratio of interest-bearing liabilities ratio will decline favorably in comparison to the Peer Group.

Presently, the Company’s IEA/IBL ratio is similar to the Peer Group’s ratio, based on IEA/IBL ratios of 107.96% and 107.09%, respectively. The additional equity realized from stock proceeds will serve to strengthen the Company’s IEA/IBL ratio versus the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of September 30, 2018

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash &			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equivalents	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Investments	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital

Richmond Mutual Bancorporation, Inc.		IN
December 31, 2018			1.76%	16.90%	0.44%	77.06%	73.05%	16.02%	0.00%	10.11%	0.00%	10.11%	12.74%	-0.68%	17.35%	10.75%	30.87%	4.97%	4.97%	10.00%	11.42%	12.18%

All Public Companies
Averages			4.66%	13.88%	1.63%	76.31%	74.05%	11.41%	0.46%	12.91%	1.00%	11.90%	7.95%	4.71%	11.79%	9.79%	-5.17%	11.75%	10.42%	11.46%	16.76%	17.83%
Medians			3.19%	10.66%	1.76%	78.14%	75.20%	10.74%	0.00%	11.88%	0.30%	10.78%	5.66%	-3.18%	7.76%	6.18%	-4.39%	2.49%	2.92%	11.26%	15.15%	15.96%

Comparable Group
Averages			4.36%	13.55%	1.49%	77.03%	77.71%	9.94%	0.35%	11.26%	0.78%	10.48%	6.97%	15.91%	5.29%	9.22%	-0.98%	3.66%	3.69%	10.51%	14.72%	15.22%
Medians			3.66%	9.82%	1.73%	78.71%	76.47%	11.23%	0.00%	11.35%	0.38%	10.78%	7.26%	15.20%	5.53%	6.63%	-9.49%	-1.36%	-1.26%	10.75%	13.79%	14.61%

Comparable Group
ESBK	Elmira Savings Bank	NY	3.19%	6.82%	2.51%	81.48%	83.12%	5.78%	0.00%	10.08%	2.16%	7.92%	1.02%	-21.56%	4.40%	4.31%	-10.81%	-12.32%	-15.16%	8.59%	12.23%	13.36%
ESSA	ESSA Bancorp, Inc.	PA	2.40%	20.96%	2.11%	71.17%	72.90%	16.28%	0.00%	9.77%	0.83%	8.94%	2.72%	-4.04%	5.53%	4.86%	-4.21%	-1.94%	-1.84%	9.28%	12.70%	13.59%
HMNF	HMN Financial, Inc.	MN	6.52%	10.91%	0.00%	79.76%	88.34%	0.00%	0.00%	10.85%	0.15%	10.70%	2.91%	17.11%	0.44%	3.57%	NA	-0.79%	-0.68%	10.49%	12.65%	13.91%
IROQ	IF Bancorp, Inc.	IL	1.35%	19.81%	1.35%	73.91%	74.88%	11.73%	0.00%	12.37%	0.00%	12.37%	7.10%	15.20%	3.98%	8.39%	13.31%	-4.32%	-4.32%	11.30%	16.90%	18.10%
MSBF	MSB Financial Corp.	NJ	3.74%	7.98%	2.45%	83.82%	74.12%	13.56%	0.00%	11.86%	0.00%	11.86%	8.98%	30.47%	7.28%	10.08%	17.11%	-3.49%	-3.49%	10.50%	NA	NA
PBIP	Prudential Bancorp, Inc.	PA	4.60%	34.56%	2.65%	55.77%	72.54%	14.31%	0.00%	11.88%	0.62%	11.26%	20.19%	53.85%	5.53%	23.31%	35.31%	-5.71%	-5.90%	11.86%	19.74%	20.58%
SVBI	Severn Bancorp, Inc.	MD	11.26%	6.63%	0.58%	77.66%	78.06%	8.26%	2.32%	10.78%	0.12%	10.66%	10.98%	46.93%	6.60%	16.96%	-17.49%	4.20%	4.24%	NA	NA	NA
STXB	Spirit of Texas Bancshares, Inc.	TX	4.03%	3.48%	0.04%	86.50%	79.17%	6.80%	0.00%	13.69%	1.00%	12.69%	7.42%	NA	10.65%	3.49%	-9.49%	52.72%	54.30%	NA	14.66%	15.31%
STND	Standard AVB Financial Corp.	PA	3.57%	15.65%	2.28%	74.08%	73.82%	11.92%	0.00%	13.77%	2.90%	10.87%	-0.28%	10.60%	-2.59%	1.93%	-12.89%	1.52%	2.96%	11.10%	15.94%	16.63%
WEBK	Wellesley Bancorp, Inc.	MA	2.90%	8.74%	0.92%	86.12%	80.12%	10.74%	1.17%	7.53%	0.00%	7.53%	8.71%	-5.35%	11.12%	15.30%	-19.65%	6.74%	6.74%	10.99%	12.92%	10.26%

(1) Includes loans held for sale.

(2) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. The Company’s assets grew at 12.74%, higher than the Peer Group’s median asset growth of 7.26%. The Company’s cash and investments declined by 0.68% over the past year, while loans increased 17.35%. The asset growth for the Peer Group reflected growth in cash/investments and loans. The Company funded its strong loan growth from a deposit increase of 10.75%, and a larger increase in borrowings of 30.87%. In comparison, the Peer Group indicated an increase in deposits but a decrease in borrowings.

The Company’s equity increased at a 4.97% annual rate, versus a reduction in equity of 1.36% for the Peer Group. The Peer Group’s reduction in part was due to the reportable period ending September 30, 2018, which included the year-end 2017 deferred tax adjustment pursuant to the Tax Cuts and Jobs Act of 2017. The stock proceeds will likely depress the Company’s post-conversion equity growth rate, and result in a lower ROE. Dividend payments and stock repurchases, like the Peer Group companies, could also potentially slow the Company’s post-conversion equity growth rate.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group, with the income ratios based on earnings for the 12 months ended December 31, 2018 for the Company and September 30, 2018 for the Peer Group.

The Company reported profitability of 0.71% of average assets for the 12 months ended December 31, 2018, equal to the Peer Group median. The Company’s higher level of net interest income was offset by a higher level of operating expense compared to the Peer Group. In comparison, after the MHC consolidation, the Company’s net income approximated 0.67% of average assets.

The Company’s net interest income ratio was higher than the Peer Group’s ratio, due to a much higher level of interest income despite a somewhat higher level of interest expense. The Company’s interest income is supported by certain lending and leasing emphasis activities which carry higher yields. The Company’s overall yield earned on interest-earning assets of 4.52% was higher than the 4.11% median ratio for the Peer Group. The Company’s cost of funds was somewhat higher than the Peer Group of 1.21% and 1.08%, respectively, reflecting the Company’s greater wholesale funding. Overall, the Company has a higher net interest income ratio than the Peer Group, at 3.43% and 3.01% of assets, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended September 30, 2018

				Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		(%)
Richmond Mutual Bancorporation, Inc.		IN
December 31, 2018			0.71%	4.40%	0.97%	3.43%	0.21%	3.22%	0.06%	0.48%	2.89%	0.00%	0.00%	0.16%	4.52%	1.21%	3.31%	$4,940	18.38%

All Public Companies
Averages			0.78%	3.90%	0.81%	3.09%	0.08%	3.01%	0.43%	0.52%	2.80%	0.02%	0.00%	0.40%	4.14%	1.12%	3.01%	$8,386	36.57%
Medians			0.75%	3.71%	0.87%	2.97%	0.07%	2.90%	0.02%	0.41%	2.66%	0.00%	0.00%	0.39%	3.99%	1.18%	2.81%	$6,302	34.48%

Comparable Group
Averages			0.66%	3.99%	0.84%	3.15%	0.09%	3.06%	0.14%	0.46%	2.62%	-0.01%	0.00%	0.37%	4.22%	1.01%	3.01%	$7,422	35.25%
Medians			0.71%	3.88%	0.90%	3.01%	0.09%	2.93%	0.03%	0.43%	2.46%	0.00%	0.00%	0.39%	4.11%	1.08%	2.98%	$6,302	39.20%

Comparable Group
ESBK	Elmira Savings Bank	NY	0.85%	3.70%	0.76%	2.95%	0.14%	2.81%	0.30%	0.52%	2.86%	0.00%	0.00%	-0.08%	4.18%	1.00%	3.18%	$4,461	-10.24%
ESSA	ESSA Bancorp, Inc.	PA	0.36%	3.55%	0.90%	2.66%	0.22%	2.44%	0.00%	0.42%	2.17%	-0.02%	0.00%	0.31%	3.83%	NA	NA	-	46.45%
HMNF	HMN Financial, Inc.	MN	0.87%	4.07%	0.28%	3.79%	-0.06%	3.85%	0.31%	0.76%	3.50%	0.00%	0.00%	0.54%	4.16%	0.42%	3.74%	$4,051	38.47%
IROQ	IF Bancorp, Inc.	IL	0.27%	3.79%	0.99%	2.80%	0.10%	2.71%	0.04%	0.62%	2.69%	0.00%	0.00%	0.40%	3.92%	1.22%	2.70%	$6,302	59.87%
MSBF	MSB Financial Corp.	NJ	0.69%	4.04%	0.87%	3.17%	0.08%	3.09%	0.00%	0.14%	2.10%	0.00%	0.00%	0.46%	4.21%	1.08%	3.13%	$10,006	39.93%
PBIP	Prudential Bancorp, Inc.	PA	0.72%	3.57%	1.04%	2.53%	0.08%	2.45%	0.00%	0.29%	1.60%	-0.04%	0.00%	0.38%	3.75%	1.23%	2.52%	$13,505	34.38%
SVBI	Severn Bancorp, Inc.	MD	0.69%	4.42%	0.99%	3.43%	-0.04%	3.47%	0.29%	0.68%	3.11%	0.00%	0.00%	0.63%	4.63%	NA	NA	-	47.70%
STXB	Spirit of Texas Bancshares, Inc.	TX	0.76%	5.02%	0.90%	4.12%	0.20%	3.91%	0.46%	0.43%	3.71%	-0.03%	0.00%	0.31%	5.48%	NA	NA	-	28.72%
STND	Standard AVB Financial Corp.	PA	0.86%	3.72%	0.70%	3.01%	0.07%	2.95%	0.02%	0.42%	2.22%	0.00%	0.00%	0.30%	3.96%	0.98%	2.98%	$6,173	25.59%
WEBK	Wellesley Bancorp, Inc.	MA	0.57%	3.98%	0.96%	3.01%	0.09%	2.92%	0.01%	0.27%	2.23%	0.00%	0.00%	0.40%	4.06%	1.12%	2.84%	$7,457	41.61%

(1) Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

(2) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

The Company reported a higher ratio of operating expenses, 2.89% of average assets versus the Peer Group average of 2.46%. The Company maintained a comparatively higher number of employees relative with an assets per full-time equivalent employee level of $4.9 million versus $6.3 million for the Peer Group. On a post-offering basis, the Company’s operating expenses will be impacted in two key ways – higher expense with the stock benefit plans and public company expenses and lower expenses from the termination of the defined benefit plan concurrent with conversion. At the same time, the Company will have greater capacity to leverage operating expenses given its stronger pro forma capital position.

When viewed together, net interest income and operating expenses provide considerable insight into a bank’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s ratio was similar to the Peer Group, at 1.19x for the Company and 1.22x for the Peer Group. A ratio greater than 1.00x indicates that an institution more than covers operating expenses with the net margin and that additional profitability would be realized from non-interest sources.

Sources of non-interest operating income provided a similar contribution to the Company’s earnings as to the Peer Group. Non-interest operating income equaled 048% and 0.43% of average assets for the Company and the Peer Group, respectively. Taking non-interest operating income into account, the Company’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 73.9% was slightly less favorable than the Peer Group’s efficiency ratio of 71.5%. Both the Company and the Peer Group recorded small amounts of gains on the sale of loans.

Loan loss provisions had larger impact on the Company’s earnings than for the Peer Group, at 0.21% and 0.09% of average assets, respectively.

For the 12 months ended December 31, 2018, neither the Company or the Peer Group reported significant net non-operating income. The Company did record a minimal $15,000 of gains on the sale of securities. Typically, gains and losses generated from non-operating items are viewed as non-recurring in nature, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

On average, the Peer Group reported an average effective tax rate of 39.20%, while the Company reported an effective tax rate of 18.37%, although the Peer Group’s historical tax rate continues to be impacted by the pre-federal tax law change that occurred in late 2017 and caused a number of companies to adjust deferred tax assets at year end 2017. As indicated in the prospectus, the Company’s effective marginal tax rate is assumed to equal 25.9% when calculating the after-tax return on conversion proceeds.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including any investment in MBS). The Company’s loan portfolio composition reflected a lower concentration of investment in 1-4 family property secured assets (permanent mortgage loans and MBS) than maintained by the Peer Group at 22.92% of assets and 35.03% of assets, respectively. The Company maintained a larger portfolio of loans serviced for others, while only four members of the Peer Group maintained a loan servicing portfolio.

The Company’s greater loan diversification is underscored by the proportion of loans other than 1-4 family and MBS, at 61.76% of assets and 33.87% of assets, respectively. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Company (25.00% of assets), followed by commercial business loans and leases (21.28% of assets), which reflected the lease portfolio. The Peer Group’s lending diversification consisted primarily also of commercial real estate/multi-family loans (18.20% of assets), followed by construction loans (5.96% of assets). The loan mix indicates that the Company has a higher risk profile. This is highlighted by the Company’s higher risk weighted assets-to-assets ratio at 86.75% versus the Peer Group at 74.43%.

Credit Risk

Although the Company has a higher risk-weighted assets ratio, the Company’s asset quality appears to be somewhat more favorable to that of the Peer Group. As shown in Table 3.5, the Company’s non-performing assets/assets ratios (including and excluding performing troubled debt restructured loans) and foreclosed real estate/assets equaled 0.56% and 0.56%, respectively, versus the Peer Group median measures of 0.93% and 0.66%. Also, the Company recorded a lower non-performing loans/loans ratio than the Peer Group, at 0.38% and 0.97% respectively, in part reflecting the Company’s non-performing assets consisting of loans greater than 90 days delinquent and still accruing. The Company maintained higher lower reserve coverage ratios, loss reserves as a percent of total nonperforming loans (“NPLs”) and nonperforming assets (“NPAs”). Despite these advantages, the Company’s loss reserves maintained as a percent of net loans receivable was lower at 0.85% versus 0.92% for the Peer Group. Also, net loan charge-offs were higher for the Company than the Peer Group, based on ratios of 0.13% and 0.02% of net loans receivable, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of September 30, 2018 or the Most Recent Date Available.

		Portfolio Composition as a Percent of Assets
			1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
		MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
Richmond Mutual Bancorporation, Inc.
December 31, 2018		6.47%	16.45%	8.63%	5.19%	25.00%	21.28%	1.66%	86.75%	$1,227

Comparable Group
Averages		6.68%	34.28%	7.34%	5.10%	19.90%	7.12%	2.01%	75.12%	$525
Medians		3.58%	31.45%	5.96%	3.75%	18.20%	5.67%	0.29%	74.43%	$334

Comparable Group
Elmira Savings Bank	NY	1.76%	52.93%	1.85%	5.41%	10.63%	4.34%	7.05%	68.45%	$1,263
ESSA Bancorp, Inc.	PA	14.11%	36.36%	3.71%	2.74%	14.39%	2.86%	7.91%	72.40%	$206
HMN Financial, Inc.	MN	1.11%	21.85%	8.21%	4.59%	31.71%	9.89%	3.09%	82.21%	$1,845
IF Bancorp, Inc.	IL	14.37%	21.32%	2.62%	16.42%	18.63%	9.04%	1.15%	77.28%	$894
MSB Financial Corp.	NJ	4.20%	30.06%	3.68%	8.76%	27.28%	12.10%	0.10%	87.21%	$0
Prudential Bancorp, Inc.	PA	18.29%	29.85%	9.79%	3.17%	11.04%	2.34%	0.09%	60.80%	$0
Severn Bancorp, Inc.	MD	2.95%	32.84%	14.59%	0.78%	26.33%	3.38%	0.21%	74.39%	$482
Spirit of Texas Bancshares, Inc.	TX	2.37%	22.21%	14.14%	1.62%	27.44%	15.87%	0.38%	86.66%	$0
Standard AVB Financial Corp.	PA	5.76%	46.12%	1.77%	3.44%	17.76%	4.53%	0.13%	67.30%	$461
Wellesley Bancorp, Inc.	MA	1.84%	49.25%	13.04%	4.06%	13.83%	6.81%	0.01%	74.46%	$96

Note: Bank level data

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reilable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of September 30, 2018 or the Most Recent Date Available.

			NPAs &	Adj NPAs &				Rsrves/
		REO/	90+Del/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
		Assets	Assets (1)	Assets (2)	Loans (3)	Loans HFI	NPLs (3)	90+Del (1)	Chargeoffs (4)	Loans
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Richmond Mutual Bancorporation, Inc.
December 31, 2018		0.02%	0.56%	0.56%	0.38%	0.85%	225.90%	117.87%	$880	0.13%

Comparable Group
Averages		0.11%	1.01%	0.63%	1.18%	0.99%	158.08%	134.57%	$502	0.08%
Medians		0.04%	0.93%	0.66%	0.97%	0.92%	124.20%	87.93%	$77	0.02%

Comparable Group
Elmira Savings Bank	NY	0.01%	0.79%	0.79%	0.94%	0.95%	100.00%	98.24%	$775	0.17%
ESSA Bank & Trust	PA	0.06%	1.00%	0.64%	1.30%	0.89%	68.31%	64.04%	$1,598	0.13%
Home Federal Savings Bank	MN	0.06%	0.86%	0.80%	1.00%	1.48%	148.39%	138.76%	$0	0.00%
Iroquois Federal Savings and Loan Association	IL	0.76%	1.21%	0.79%	0.55%	1.26%	230.38%	77.62%	$1,526	0.34%
Millington Bank	NJ	0.00%	2.06%	0.47%	2.42%	1.13%	46.79%	46.40%	$40	0.01%
Prudential Bank	PA	0.09%	1.39%	1.33%	2.31%	0.85%	36.80%	34.30%	$99	0.02%
Severn Savings Bank, FSB	MD	0.03%	1.91%	0.68%	2.38%	1.16%	48.27%	47.46%	$-380	-0.06%
Spirit of Texas Bank, SSB	TX	0.02%	0.38%	0.33%	0.37%	0.65%	174.10%	145.53%	$1,311	0.16%
Standard Bank, PaSB	PA	0.05%	0.31%	0.30%	0.34%	0.62%	184.73%	150.31%	$56	0.01%
Wellesley Bank	MA	0.00%	0.14%	0.14%	0.17%	0.90%	542.99%	542.99%	$0	0.00%

(1) NPAs are defined as nonaccrual loans, performing TDRs, and OREO.

(2) Adjusted NPAs are defined as nonaccrual loans and OREO (performing TDRs are excluded).

(3) NPLs are defined as nonaccrual loans and performing TDRs.

(4) Net loan chargeoffs are shown on a last twelve month basis.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet ratios, the Company’s interest rate risk characteristics were considered to be similar to that of the Peer Group. The Company’s equity-to-assets and IEA/IBL ratios were somewhat lower than the Peer Group, thereby implying a greater dependence on the yield-cost spread to sustain the net interest margin for the Company. The Company reported a lower level of non-interest earning assets, which provides an indication of the earnings capabilities and interest rate risk of the balance sheet. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that will be realized in the Company’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, quarterly changes in net interest income as a percent of average assets were measured for the Company and the Peer Group. The relative fluctuations in the Company’s net interest income to average assets ratio were considered to be similar to that of the Peer Group during the period analyzed. The stability of the Company’s net interest margin should be enhanced marginally by the infusion of stock proceeds, as the increase in capital will improve the IEA/IBL ratio.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of September 30, 2018 or the Most Recent Date Available.

			Balance Sheet Measures
			Tangible	Avg	Non-Earn.	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	Avg IBL	Assets	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Richmond Mutual Bancorporation, Inc.
December 31, 2018			10.1%	108.0%	4.6%	3	-1	4	-1	5	9

Comparable Group
Average			10.3%	125.4%	6.5%	1	-1	1	-2	1	11
Median			10.7%	123.3%	6.4%	-1	-2	-3	-3	-2	9

Comparable Group
ESBK	Elmira Savings Bank	NY	8.1%	117.1%	12.6%	-3	-10	5	14	-14	1
ESSA	ESSA Bancorp, Inc.	PA	9.0%	116.7%	7.1%	-15	15	1	3	3	-2
HMNF	HMN Financial, Inc.	MN	10.7%	148.5%	2.8%	21	6	22	-27	-2	12
IROQ	IF Bancorp, Inc.	IL	12.4%	115.5%	4.4%	-1	-4	-10	-3	-6	-1
MSBF	MSB Financial Corp.	NJ	11.9%	120.3%	6.4%	20	1	-5	-6	3	6
PBIP	Prudential Bancorp, Inc.	PA	11.3%	NA	6.3%	-23	-8	-3	-9	-5	25
SVBI	Severn Bancorp, Inc.	MD	10.7%	128.8%	10.3%	12	-5	13	13	17	20
STND	Standard AVB Financial Corp.	PA	11.2%	130.2%	6.9%	-4	-1	-3	-7	19	24
WEBK	Wellesley Bancorp, Inc.	MA	7.5%	126.4%	1.6%	1	-2	-11	3	-4	9

NA=Change is greater than 100 basis points during the quarter.

(1) As of June 30, 2018 or the latest date available.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2018 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines as originally issued by the Office of Thrift Supervision and utilized by the FRB specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the Company’s operations and financial condition; (2) monitor the Company’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including the Company’s value, or the Company’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The financial strengths comparison is summarized below:

▪	Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a similar concentration of loans and a slightly higher concentration of investments. The Company’s loan portfolio composition reflected a greater degree of diversification into higher risk and higher yielding loans. Overall, the Company’s interest-earning asset composition indicates a higher yield on interest-earning assets and a higher risk weighted assets ratio. The Company’s funding composition reflected a comparatively lower level of deposits and a higher level of borrowings, which translated into a slightly higher cost of funds. Overall, the Company maintained both a higher level of interest-earning assets and a higher level of interest-bearing liabilities, which resulted in a similar IEA/IBL ratio as the Peer Group. After factoring in the net stock proceeds, the Company’s IEA/IBL ratio should exceed the Peer Group’s average. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

▪	Credit Quality. The Company’s ratios for non-performing assets and loans were more favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans were higher, but slightly lower as a percent of loans relative to the comparable Peer Group ratios. Net loan charge-offs were a larger factor for the Company. As noted above, the Company’s risk weighted assets ratio was comparatively higher. Overall, RP Financial concluded that credit quality was a positive factor in our adjustment for financial condition.

▪	Balance Sheet Liquidity. The Company operates with a higher level of cash and investments, and this will further increase on a post-conversion basis. Given the higher level of borrowings, the Company’s borrowing capacity is currently more limited than the Peer Group, although this disadvantage should diminish on a post-conversion basis. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

▪	Funding Liabilities. The Company’s interest-bearing liabilities composition reflected a comparatively lower level of deposits and a higher level of borrowings, which translated into the Company’s slightly higher cost of funds. The Company also relied on brokered deposits to support recent loan growth. Total interest-bearing liabilities as a percent of assets were comparatively higher for the Company, which was attributable to the current lower capital position. On a pro forma basis, this lower capital position will be reversed. Overall, RP Financial concluded that funding liabilities were a slightly negative factor in our adjustment for financial condition.

▪	Equity. The Company currently operates with a lower equity ratio than the Peer Group, but this will be reversed post-conversion, providing the Company with greater leverage potential. At the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, the Company’s financial condition was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

▪	Reported Earnings. The Company’s reported earnings were similar to the Peer Group’s on a ROAA basis. The Company maintained more favorable net interest income and non-interest income ratios, which was offset by the Peer Group’s more favorable ratios for loan loss provisions and operating expenses. Although the net reinvestment benefit from the conversion proceeds will be limited given current interest rates and the stock benefits plans expense, the concurrent TruPs redemption and termination of the defined benefit plan will strengthen earnings. At the same time, the full year’s lower tax rate for the Peer Group will improve their after-tax profitability over that reported. On balance, RP Financial concluded that reported earnings were a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company’s higher ratios for net interest income and operating expenses translated into a comparatively lower expense coverage ratio. The Company’s efficiency ratio was less favorable than the Peer Group. Loan loss provisions had a slightly larger impact on the Company’s earnings. As noted in the preceding analysis of reported earnings, the net earnings impact from the conversion, TruPs redemption and defined benefit plan termination should strengthen core profitability. By comparison, the Peer Group’s profitability should increase with a full year of lower income taxes. Therefore, RP Financial concluded that this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Interest Rate Risk. Net interest income ratio volatility was similar for the Company and the Peer Group. Other measures of interest rate risk, such as tangible equity/assets and IEA/IBL ratios were more favorable for the Peer Group, while the ratio of non-interest earning assets/assets was slightly more favorable for the Company. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with tangible equity and IEA/IBL ratios similar to the Peer Group. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Credit Risk. Loan loss provisions were a larger factor in the Company’s earnings. Although the Peer Group had a higher loans/assets ratio, the Company’s greater loan diversification led to a higher risk-weighted assets ratio. The Company had more favorable credit quality measures and a reserve coverage ratio despite lower reserves to loans. Overall, RP Financial concluded that credit risk was a slightly favorable factor in our adjustment for profitability, growth and viability of earnings.

▪	Earnings Growth Potential. The Company maintains a higher interest rate spread, which should support earnings growth as the Company leverages its strong capital position. The TruPS redemption and termination of the defined benefit plan strengthens earnings going forward. At the same time, a full year of lower taxes strengthens Peer Group profitability and retained earnings. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

▪	Return on Equity. Currently, the Company’s core ROE is lower than the Peer Group’s core ROE, even though the Peer Group’s earnings do not reflect a full year’s lower tax benefit. With the significant increase in capital post-conversion, the Company’s pro forma core ROE will be at a further disadvantage. This was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, the Company’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

3.	Asset Growth

For the most recent 12-month period, the Company grew faster than the Peer Group, led by loans largely funded by borrowings and brokered deposits. The Peer Group’s asset growth was primarily sustained by both loan and cash and investments growth. On a pro forma basis, the Company’s greater tangible equity provides for greater asset growth potential. The Company’s greater reliance on wholesale funding and the Peer Group’s generally more favorable market areas were considered offsetting factors. On balance, no adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. The Company’s Indiana market area is characterized as rural and slow growing, while the Ohio market, especially the Columbus LPO, has provided strong loan growth opportunity. In general, the branch network has not generated sufficient retail and commercial deposits to support the strong loan growth, so the Company has turned to greater wholesale funding. The Peer Group companies generally operate in markets with larger populations that are more affluent with higher per capita and household income levels.

The Company has garnered a comparatively larger deposit market share in its primary market, but the slow growth market limits future growth in retail and commercial deposits. In contrast, the Peer Group companies operate in faster growing markets that support stronger deposit growth despite the competition and smaller market share. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-2. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was similar to the unemployment rate reflected for Wayne County.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

Table 4.1

Market Area Unemployment Rates

Richmond Mutual Bancorporation, Inc. and the Peer Group Companies (1)

		December 2018
	County	Unemployment

Richmond Mutual Bancorp. - IN	Wayne	3.6%

Peer Group Average		3.6%

Elmira Savings Bank – NY	Chemung	4.0%
ESSA Bancorp, Inc. – PA	Erie	4.4
HMN Financial, Inc. – MN	Olmsted	2.5
IF Bancorp, Inc. - IL	Iroquois	5.3
MSB Financial Corp. – NJ	Morris	2.8
Prudential Bancorp, Inc. – PA	Philadelphia	4.9
Severn Bancorp, Inc. – MD	Anne Arundel	2.8
Spirit of Texas Bancshares, Inc. - TX	Montgomery	3.4
Standard AVB Financial Corp. – PA	Allegheny	3.7
Wellesley Bancorp, Inc. – MA	Norfolk	2.4

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

On balance, we concluded that a slight downward adjustment was appropriate for the Company’s market area.

5.	Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Seven out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.69% to 4.92%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.64% as of February 8, 2019. As of the same date, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 2.00%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

While the Company has not established a definitive dividend policy prior to converting, it appears that the Company has similar dividend paying capacity as the Peer Group. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $65.5 million to $262.7 million as of February 8, 2019, with average and median market values of $123.9 million and $102.7 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 2.5 million to 12.7 million, with average and median shares outstanding of 7.0 million and 5.1 million, respectively. The Company’s stock offering is expected to have a pro forma market value that will be similar to the Peer Group’s median market value, while the Company’s pro forma shares outstanding will be in the upper end of the comparable Peer Group range of shares outstanding. It is anticipated that the Company’s stock will be quoted on the NASDAQ. Overall, we anticipate that the Company’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as the Company: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Indiana. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of February 8, 2019.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Strong job growth reflected in the June 2018 employment report and signs that U.S. trade tensions with Europe may be easing propelled the stock market higher at the start of the third quarter of 2018. Technology stocks led a broader stock market rally in mid-July, with the NASDAQ closing at a new record high. Some favorable second quarter earnings reports continued the upward trend in the broader stock market heading into the second half of July. Comparatively, technology stocks led the stock market lower at the end of July, as some technology companies posted disappointing second quarter earnings. Strong earnings growth by some of America’s biggest companies contributed to a rebound in the stock market in early-August. Energy shares led the broader stock market lower going into mid-August 2018, which was attributed to a decline in oil prices. Upbeat data for the U.S. economy, deal activity and signs of cooperation between the U.S. and China contributed to stocks rallying higher during the second half of August, as the NASDAQ soared past 8000 to a new record high. Comparatively, stocks retreated at the end of August through the first part of September, in which technology shares led the market lower on worries about trade and regulation. Manufacturer and financial shares helped stocks to rebound going into the second half of September, as new tariffs announced by the U.S. and China were less than expected. After the Dow Jones Industrial Average (“DJIA”) and S&P 500 closed at record highs, shares of industrial companies led the market lower in late-September. Heightened trade tensions and the Federal Reserve’s rate hike, along with signaling a continued path of rate hikes, were noted factors that stoked caution among investors.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

Stocks rebounded at the end of September and the beginning of October 2018, as manufacturer shares led the DJIA to a new record high following completion of a new North American trade pact. A sell-off in Treasury bonds prompted a broader stock market downturn at the end of the first week of October, as investors reacted to the September employment report which showed the national unemployment rate hitting a 50-year low. The sell-off in stocks deepened in the second week of October, with the DJIA recording a two-day decline of 5.2% before rebounding at the end of the week. Volatility continued to prevail in the broader stock market during the second half of October, as investors reacted to mixed third quarter earnings reports and signs of softer global economic growth. Following a sell-off heading into late-October 2018, stocks rebounded sharply higher at the end of October and at the start of November. The rebound in the stock market was led by technology shares, based on some favorable third quarter earnings reports. Stocks continued to surge higher following the mid-term elections, as a congressional power divide eased worries about swift policy changes. Following the mid-term election rally, stocks trended sharply lower through late-November. Factors contributing to the sell-off included U.S.-China trade tensions, concerns about the health of the technology sector, worries about slowing global growth and oil prices dropping to a three-year low. Stocks rebounded in the last week of November, with the DJIA and the S&P 500 erasing their November declines after the Federal Reserve Chairman eased investor worries about aggressively increasing interest rates. A strong retail sales report for the Thanksgiving weekend and a trade truce between the U.S. and China also contributed to the stock market rally at the end of November. Energy shares led the stock market higher at the start of December, as oil prices rounded after an easing of geopolitical concerns. Stocks tumbled lower to close out the first trading week of December, as investors’ doubts about the U.S.-China trade truce and a flattening yield curve raised fears of an economic slowdown. A rally in technology shares helped the broader stock market to edge higher going into mid-December, which was followed by a mid-December sell-off prompted by signs that China’s economy may be slowing. The stock market route deepened going into the second half of December, as investors reacted to the Federal Reserve’s rate hike and possible government shutdown. After four days of sharp declines, the DJIA logged its biggest daily point gain which was led by a rebound in energy shares. The positive trend in the broader stock market continued in the final trading days of 2018, although 2018 was the worst yearly decline for stocks since 2008.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

Volatility continued to prevail in the broader stock market at the start of 2019. Soft economic data for U.S. December manufacturing activity prompted a sharp sell-off, which was followed a robust rally on strong job growth reported for December. The rally in the broader stock market gained momentum through mid-January, which was supported signs of progress in the U.S.- China trade talks and the Federal Reserve signaling its willingness to slow its pace of interest rate increases. The broad-based stock market rally paused in late-January, as stocks retreated on signs that a slow down in China’s economy was hurting corporate profits in the U.S. Stocks soared higher after the Federal Reserve concluded its end of January policy meeting, in which it elected to hold interest rates steady and stated that is was done raising interest rates for a while. Overall, stocks posted their best January in three years, which was led by the biggest laggards during the fourth quarter sell-off. Strong job growth reflected in the January employment report helped to sustain stock market gains at the start of February, which was followed by a pullback related to China trade tensions. On February 8, 2019, the DJIA closed at 25106.33, an increase of 3.8% from one year ago and an increase of 7.6% year-to-date, and the NASDAQ closed at 7,298.20, an increase of 6.2% from one year ago and an increase of 19.4% year-to-date. The S&P 500 Index closed at 2707.88 on February 8, 2019, an increase of 3.4% from one year ago and an increase of 8.0% year-to-date.

The performance of thrift stocks has also been uneven in recent quarters. The strong jobs report for June boosted thrift stocks at the start of the third quarter of 2018, which was followed by a slight decline in thrift shares ahead of third quarter earnings reports. After trading in a narrow range through the release of second earnings reports, concerns of rising inflation pressured thrift shares lower in late-July and into early-August. After drifting lower during the first half of August, signs of a strong labor market and a pick-up in consumer spending contributed to gains in the thrift sector going into the second half of August. Following the upturn, thrift shares trended lower through the end of August as thrift stocks were negatively impacted by July housing data showing a decline in new and existing home sales. Thrift stocks traded in a narrow range during the first half of September, followed by a pullback in thrift stocks by month end.

The decline in thrift shares became more pronounced in the first week of October 2018, as the shares of mortgage-based lenders were negatively impacted by the rise in long-term Treasury yields and concerns that higher mortgage rates could further deter home buyers in a slumping housing market. Financial shares were among the worst performers in the market sell-off that occurred during second week of October, as investors dumped bank stocks heading into third quarter earnings season. The downturn in thrift stocks continued into the second half of October, as third quarter earnings reports showed a trend of net interest margin compression among mortgage-based lenders. After easing lower through mid-November 2018, comments by the Federal Reserve Chairman signaling a less aggressive approach to raising interest rates spurred a rally in thrift shares at the end of November. Thrift shares reversed course during the first half of December, as financial shares experienced a broad-based sell-off on concerns about the flattening yield curve and slower economic growth translating into weaker demand for bank loans. The sell-off in thrift shares accelerated in the closing weeks of 2018, as financial shares were among the hardest hit in the stock market route that occurred in the second half of December.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

The favorable jobs report for December 2018 helped thrift stocks to start 2019 out trending higher. Thrift shares continued to rally through mid-January, as some favorable fourth quarter earnings posted by some large banks served to lift financial shares in general. Expectations that the Federal Reserve would slow down it pace of rate increases helped to sustain the positive trend in thrift shares through the second half of January. The favorable jobs report for January, the Federal Reserve’s indication that it was taking a pause in raising interest rates and consolidation in the banking sector contributed to sustaining the rebound in thrift shares through the first week of February. On February 8, 2019, the SNL Index for all publicly-traded thrifts closed at 864.5, a decrease of 7.1% from one year ago and an increase of 12.0% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, two first-step MHC offerings were completed during the past three months. Rhinebeck Bancorp’s first-step offering was closed at the top of its offering range and 1895 Bancorp’s first-step offering closed slightly above the minimum of its offering range. The average closing fully-converted pro forma price/tangible book ratio of the two recent first-step offerings equaled 68.0%. On average, the two recent first-step MHC offerings reflected price appreciation of 7.9% after the first week of trading. As of February 8, 2019, the two recent first-step offerings reflected a 4.6% increase in price on average.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data								Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial									First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	2/8/2019	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions

Second Step Conversions

Mutual Holding Companies
Rhinebeck Bancorp, Inc.	1/17/19	RBKB-NASDAQ	$820	6.96%	1.25%	74%	$47.9	43%	132%	3.7%	N.A.	N.A.	9.1%	4.6%	11.4%	3.8%	0.00%	74.0%	40.3	x	12.2%	0.3%	16.5%	1.8%	$10.00	$11.75	17.50%	$11.58	15.8%	$11.44	14.4%	$11.44	14.4%
1895 Bancorp of Wisconsin, Inc. (PyraMax Bank)	1/9/19	BCOW-NASDAQ	$483	7.82%	0.34%	199%	$21.5	44%	89%	7.0%	C/S	2.2%	8.7%	4.4%	10.9%	2.1%	0.00%	62.0%	NM		9.3%	-0.4%	15.0%	-2.5%	$10.00	$9.60	-4.0%	$10.00	0.0%	$9.48	-5.2%	$9.48	-5.2%

	Averages - MHC Conversions:		$651	7.39%	0.80%	136%	$34.7	44%	110%	5.3%	N.A.	N.A.	8.9%	4.5%	11.1%	3.0%	0.00%	68.0%	40.3	x	10.7%	0.0%	15.8%	-0.4%	$10.00	$10.68	6.8%	$10.79	7.9%	$10.46	4.6%	$10.46	4.6%
	Medians - MHC Conversions:		$651	7.39%	0.80%	136%	$34.7	44%	110%	5.3%	N.A.	N.A.	8.9%	4.5%	11.1%	3.0%	0.00%	68.0%	40.3	x	10.7%	0.0%	15.8%	-0.4%	$10.00	$10.68	6.8%	$10.79	7.9%	$10.46	4.6%	$10.46	4.6%

	Averages - All Conversions:		$651	7.39%	0.80%	136%	$34.7	44%	110%	5.3%	N.A.	N.A.	8.9%	4.5%	11.1%	3.0%	0.00%	68.0%	40.3	x	10.7%	0.0%	15.8%	-0.4%	$10.00	$10.68	6.8%	$10.79	7.9%	$10.46	4.6%	$10.46	4.6%
	Medians - All Conversions:		$651	7.39%	0.80%	136%	$34.7	44%	110%	5.3%	N.A.	N.A.	8.9%	4.5%	11.1%	3.0%	0.00%	68.0%	40.3	x	10.7%	0.0%	15.8%	-0.4%	$10.00	$10.68	6.8%	$10.79	7.9%	$10.46	4.6%	$10.46	4.6%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	As a percent of MHC offering for MHC transactions.
(2)	Does not take into account the adoption of SOP 93-6.
(3)	Latest price if offering is less than one week old.
(4)	Latest price if offering is more than one week but less than one month old.
(5)	Mutual holding company pro forma data on full conversion basis.
(6)	Simultaneously completed acquisition of another financial institution.
(7)	Simultaneously converted to a commercial bank charter.
(8)	Former credit union.

2/8/2019

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

C.	The Acquisition Market

Also considered in the valuation was the potential impact on the Company’s pro forma market value of recently completed and pending acquisitions of other thrift institutions operating in Indiana. As shown in Exhibit IV-4, there were nine Indiana thrift acquisitions completed from the beginning of 2010 through February 8, 2019. The recent acquisition activity involving Indiana savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence the Company’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in the Company’s stock would tend to be less compared to the stocks of the Peer Group companies.

*  *  *  *  *  *  *  *  *  *  *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted, FDIC insured institution, the Company will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Table 4.3

Richmond Mutual Bancorporation, Inc.

Valuation Adjustments

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB and the Department, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions, expenses and the Foundation (summarized in Exhibits IV-7 and IV-8).

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

Additional Factors Included

Based on information as presented in the preliminary prospectus, we also included certain other assumptions regarding the proposed transaction that necessarily impacted the valuation. As detailed in the prospectus, we took into account the impact on assets, equity and earnings of the consolidation of the MHC into the Company, which will occur prior to the conversion. The primary impact of this consolidation was a reduction in the Company’s equity from $85.9 million to $79.8 million, which was due mostly to the consolidation of the $5.0 million of subordinated debentures held by third parties. The Company’s trailing 12-month net income was adjusted downward to reflect the MHC’s net loss for the period, which was primarily due to the interest expense paid to the third-party holders of the $5.0 million of subordinated debentures.

Further, we adjusted net proceeds and pro forma income calculations for the offering to reflect certain actions presented in the preliminary prospectus that the Company intends to complete, as follows: (1) The Company intends to redeem the above-referenced $5.0 million of subordinated debentures that are owned by third parties, using a portion of the net conversion proceeds. In connection with this, the pro forma earnings calculation was adjusted to reflect the elimination of this expense in the Company’s income statement, along with a reduction in income from net conversion proceeds; and, (2) utilizing a portion of the net proceeds down-streamed to First Bank, the Bank intends to utilize $13.3 million of cash proceeds to terminate the Bank’s defined benefit plan, which will result in an after-tax expense of $9.8 million. We adjusted pro forma equity and earnings for this action, including the elimination of the prior defined benefit plan cost in the Bank’s historical statements, which will be eliminated going forward.

Valuation Determination

Based on the application of the three valuation approaches, taking into consideration the above discussion and valuation adjustments and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of February 8, 2019, the pro forma market value of the Company’s conversion stock was $103,500,000 at the midpoint, equal to 10,350,000 shares at $10.00 per share.

1.       Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. To determine a level of recurring earnings, as disclosed in the preliminary prospectus, the operations of the MHC are first consolidated into the net income of the Company for the 12 months ended December 31, 2018. Based on this adjustment, the consolidated pre-conversion reported net income was determined to equal $5,395,000. In deriving the Company’s consolidated core earnings for valuation purposes, we eliminated two non-recurring items that occurred during fiscal 2018: the Bank prepaid certain FHLB advances at a discount, thus recording a gain on the transaction. Further, the Bank sold certain investment securities, recording a small gain on sale. Therefore, as shown below, on a tax-effected basis, assuming an effective marginal tax rate of 25.9% for the earnings adjustment, the Company’s core earnings for valuation purposes were determined to equal $5.185 million for the 12 months ended December 31, 2018.

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

Table 4.4

Richmond Mutual Bancorporation, Inc.

Derivation of Consolidated Reported and Core Earnings

Amount
($000)

Net income (Company)	$5,678
Net impact of consolidation of the MHC into the Company	(283)
$5,395
Less: impact of non-recurring items (1)(2)	(210)
Core earnings estimate	$5,185

(1)	Non-recurring items consist of gain recorded on repayment of FHLB advances and gain on sale of securities.
(2)	Tax effected at 25.9%.

Based on the Company’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $103.5 million midpoint value equaled 15.63 times and 16.13 times, respectively, which provided for a discount of 6.5% and a premium of 2.3% relative to the Peer Group’s average reported and core P/E multiples of 16.71 times and 15.77 times, respectively (see Table 4.5). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 15.83 times and 14.99 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated a discount of 1.3% and a premium of 7.6%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the supermaximum equaled 13.51x and 20.41x, respectively, and based on core earnings at the minimum and the supermaximum equaled 13.89x and 20.83x, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

Table 4.5

Public Market Pricing Versus Peer Group

As of February 8, 2019

				Market		Per Share Data
				Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
				Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
				Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
				($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Richmond Mutual Bancorporation, Inc.
Supermaximum				$10.00	$135.27	$0.48	$13.42	20.41		74.52	14.22	74.52	20.83		$0.00	0.00	0.00	$951	19.09	19.09	0.50	0.70	3.66	0.68	3.54
Maximum				10.00	118.28	0.54	14.10	17.86		70.92	12.63	70.92	18.52		0.00	0.00	0.00	937	17.81	17.81	0.51	0.71	3.96	0.68	3.84
Midpoint				10.00	103.50	0.62	14.88	15.63		67.20	11.20	67.20	16.13		0.00	0.00	0.00	924	16.66	16.66	0.51	0.71	4.28	0.69	4.14
Minimum				10.00	88.73	0.72	15.90	13.51		62.89	9.74	62.89	13.89		0.00	0.00	0.00	911	15.49	15.49	0.52	0.72	4.65	0.70	4.50

All Non-MHC Savings Institutions(6)
Averages				$22.01	$618.58	$1.56	$17.59	15.92		125.94%	15.02%	140.56%	17.00		$0.40	2.00%	45.56%	$4,355	12.84%	11.86%	0.97%	0.91%	7.71%	0.88%	7.00%
Median				$16.88	$227.31	$0.98	$15.59	14.88		117.19%	14.82%	129.35%	14.63		$0.34	1.83%	40.80%	1,468	11.67%	10.59%	0.79%	0.87%	7.33%	0.83%	7.13%

Comparable Group
Averages				$20.31	$123.94	$1.39	$18.78	16.71		116.62%	13.15%	127.09%	15.77		$0.33	1.64%	46.06%	$981	11.17%	10.24%	1.30%	0.83%	7.43%	0.74%	7.58%
Medians				$19.12	$102.66	$1.13	$16.52	15.83		115.44%	13.27%	126.60%	14.99		$0.22	1.20%	41.65%	$922	11.54%	11.19%	1.37%	0.87%	7.15%	0.74%	7.13%

Comparable Group
ESBK	Elmira Savings Bank	(7)	NY	$18.68	$65.47	$1.21	$16.52	15.44	x	113.07%	11.10%	143.63%	15.46	x	$0.92	4.92%	76.03%	$590	9.82%	7.90%	0.78%	0.75%	7.37%	0.75%	7.38%
ESSA	ESSA Bancorp, Inc.	(7)	PA	$15.25	$167.65	$1.05	$15.63	14.95	x	97.55%	9.68%	106.23%	14.52	x	$0.40	2.62%	36.27%	$1,863	9.92%	9.18%	NA	0.61%	6.21%	0.63%	6.39%
HMNF	HMN Financial, Inc.	(7)	MN	$19.55	$89.55	NA	$17.19	11.37	x	113.70%	13.27%	115.17%	NM		$0.00	0.00%	NA	$712	11.67%	11.54%	NA	1.14%	9.88%	NA	NA
IROQ	IF Bancorp, Inc.	(7)	IL	$20.75	$69.95	NA	$21.71	23.58	x	95.57%	11.30%	95.57%	NM		$0.25	1.20%	25.57%	$664	11.82%	11.82%	NA	0.50%	3.95%	NA	NA
MSBF	MSB Financial Corp.	(7)	NJ	$17.80	$92.73	$0.90	$12.37	19.78	x	143.93%	16.41%	143.93%	19.78	x	$0.00	0.00%	100.56%	$585	11.40%	11.40%	NA	0.85%	6.88%	0.85%	6.88%
PBIP	Prudential Bancorp, Inc.	(7)	PA	$18.01	$160.16	NA	$14.69	18.38	x	122.56%	14.36%	129.12%	NM		$0.20	1.11%	56.12%	$1,115	11.72%	11.19%	1.37%	0.88%	6.98%	NA	NA
SVBI	Severn Bancorp, Inc.	(7)	MD	$8.85	$112.58	NA	NA	13.21	x	117.19%	NA	118.55%	NM		$0.12	1.36%	17.91%	$974	10.11%	10.00%	1.73%	1.01%	9.46%	NA	NA
STXB	Spirit of Texas Bancshares, Inc.	(7)	TX	$21.70	$262.65	NA	$16.42	20.87	x	132.12%	17.89%	157.36%	NM		NA	NA	NA	$1,468	13.54%	11.62%	NA	0.90%	7.33%	NA	NA
STND	Standard AVB Financial Corp.	(7)	PA	$30.49	$141.22	NA	$28.65	16.22	x	106.42%	15.10%	137.21%	NM		$0.88	2.90%	47.02%	$972	14.19%	NA	NA	0.90%	6.55%	NA	NA
WEBK	Wellesley Bancorp, Inc.	(7)	MA	$32.00	$77.42	$2.40	$25.79	13.33	x	124.08%	9.27%	124.08%	13.33	x	$0.22	0.69%	8.96%	$871	7.47%	7.47%	NA	0.72%	9.66%	0.72%	9.66%

(1) Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.

(3) Indicated 12 month dividend, based on last quarterly dividend declared.

(4) Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5) ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(7) Financial information is as of or for the twelve months ended September 30, 2018.

Source: S&P Market Intelligence, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2018 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

2.       Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $103.5 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 67.20%. In comparison to the average P/B and P/TB ratios for the Peer Group of 116.62% and 127.09%, the Company’s ratios reflected a discount of 42.4% on a P/B basis and a discount of 47.1% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 115.44% and 126.60%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 41.8% and 46.9%, respectively. At the supermaximum of the valuation range, the Company’s P/B and P/TB ratios equaled 74.52%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the supermaximum reflected discounts of 36.1% and 41.4%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the supermaximum reflected discounts of 35.5% and 41.1%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value.

3.       Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $103.5 million midpoint of the valuation range, the Company’s value equaled 11.20% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 13.15%, which implies a discount of 14.8% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 13.27%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 15.6%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). In comparison to the two recently completed first-step offerings average closing pro forma P/TB fully converted ratio of 68.0%, the Bank’s P/TB ratio of 67.2% at the midpoint value reflects an implied discount of premium of 1.1%. At the supermaximum of the valuation range, the Bank’s P/TB ratio of 74.52% reflects an implied premium of 9.6% relative to average closing pro forma P/TB ratio of the two recently completed first-step offerings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 8, 2019, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $103,500,000 at the midpoint, equal to 10,350,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $88,725,000 and a maximum value of $118,275,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 8,872,500 at the minimum and 11,827,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $135,266,250 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 13,526,625. Based on this valuation range, the offering range is as follows: $83,725,000 at the minimum, $98,500,000 at the midpoint, $113,275,000 at the maximum and $130,266,250 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 8,372,500 at the minimum, 9,850,000 at the midpoint, 11,327,500 at the maximum and 13,026,625 at the supermaximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP® Financial, LC.	LIST OF EXHIBITS

EXHIBITS

RP® Financial, LC.	LIST OF EXHIBITS

LIST OF EXHIBITS

Exhibit
Number	Description
I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Loan Originations, Purchases, Sales and Repayments

I-12	Non-Performing Assets

I-13	Deposit Composition

I-14	Maturity of Time Deposits

I-15	Borrowing Activity

II-1	Description of Office Properties

II-2	Historical Interest Rates

II-3	Demographic and Economic Information

RP® Financial, LC.	LIST OF EXHIBITS

LIST OF EXHIBITS (continued)

Exhibit
Number	Description

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of February 8, 2019

IV-2	Historical Stock Price Indices

IV-3	Stock Indices as of February 8, 2019

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

V-1	Firm Qualifications Statement

EXHIBIT I-1

Richmond Mutual Bancorporation, Inc.

Map of Office Locations

Exhibit I-1
Richmond Mutual Bancorporation, Inc.

Map of Office Locations

Source: SNL Financial LC

EXHIBIT I-2

Richmond Mutual Bancorporation, Inc.

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

Richmond Mutual Bancorporation, Inc.

Key Operating Ratios

Exhibit I-3
Richmond Mutual Bancorporation, Inc.

Key Operating Ratios

	At or For the
	Years Ended December 31,
	2018	2017	2016	2015	2014
Selected Financial Ratios and Other Data:
Performance ratios:
Return on average assets (ratio of net income (loss) to average total assets)	0.71%	0.38%	0.50%	0.63%	0.47%
Return on average equity (ratio of net income (loss) to average equity)	6.89%	3.36%	4.28%	5.28%	4.03%
Yield on interest-earning assets	4.64%	4.36%	4.27%	4.26%	4.33%
Rate paid on interesting-bearing liabilities	1.18%	0.92%	0.78%	0.76%	0.90%
Interest rate spread information:
Average during period	3.40%	3.32%	3.36%	3.43%	3.40%
End of period	3.11%	3.21%	3.27%	3.36%	3.45%
Net interest margin(1)	3.57%	3.48%	3.51%	3.59%	3.61%
Operating expense to average total assets	2.89%	2.96%	3.18%	3.16%	3.30%
Average interest-earning assets to average interest-bearing liabilities	117.01%	120.20%	124.13%	127.18%	131.52%
Efficiency ratio(2)	71.84%	73.22%	78.20%	78.79%	77.37%

Asset quality ratios:
Non-performing assets to total assets(3)	0.59%	0.63%	1.67%	2.21%	3.07%
Non-performing loans and leases to total gross loans and leases(4)	0.69%	0.80%	1.62%	3.24%	4.91%
Allowance for loan and lease losses to non-performing loans and leases(4)	122.40%	106.36%	71.31%	39.96%	34.27%
Allowance for loan and lease losses to loans and leases receivable, net	0.85%	0.85%	1.15%	1.29%	1.68%
Net charge-offs to average outstanding loans and leases during the period	0.14%	0.38%	0.23%	0.49%	0.64%

Capital ratios: (5)
Common equity tier 1 capital (to risk weighted assets)	11.42%	11.80%	13.10%	15.30%	16.80%
Tier 1 leverage (core) capital (to adjusted tangible assets)	10.00%	10.30%	9.80%	10.30%	10.50%
Tier 1 risk-based capital (to risk weighted assets)	11.42%	11.80%	13.10%	15.30%	16.80%
Total risk-based capital (to risk weighted assets)	12.18%	12.60%	14.10%	16.50%	18.00%
Equity to total assets at end of period	10.11%	10.85%	11.26%	11.50%	12.36%
Average equity to average assets	11.26%	11.40%	11.35%	11.28%	10.85%

Other data:
Number of full service offices	12	12	11	11	12
Full-time equivalent employees	172	174	173	170	180

(1)	Net interest income (on a tax equivalent basis) divided by average interest earning assets.
(2)	Total other (non-interest) expenses as a percentage of net interest income (on a tax equivalent basis) and total other (non-interest) income, excluding net securities transactions.
(3)	Non-performing assets consist of non-accruing loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(4)	Non-performing loans and leases consist of non-accruing loans and leases and accruing loans and leases more than 90 days past due.
(5)	Capital ratios are for First Bank Richmond.

Source: Richmond Mutual Bancorporation’s prospectus.

EXHIBIT I-4

Richmond Mutual Bancorporation, Inc.

Investment Portfolio Composition

Exhibit I-4
Richmond Mutual Bancorporation, Inc.

Investment Portfolio Composition

	1 year or less		Over 1 year to 5 years		Over 5 to 10 years		Over 10 years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Fair Value
	(Dollars in thousands)
Securities available for sale:
U.S. government and federal agency	$—	—%	$3,000	1.83%	$37,812	2.07%	$—	—%	$40,812	2.05%	$38,010
State and municipal obligations	157	2.58	6,109	2.15	14,699	2.39	9,566	3.12	30,531	2.57	29,790
Government sponsored mortgage backed securities	—	—	63	4.41	9,233	1.54	47,649	2.47	56,945	2.32	54,670
Other	—	—	—	—	—	—	13	—	13	—	13
Total securities available for sale	157	2.58	9,172	2.06	61,744	2.07	57,228	2.58	128,301	2.29	122,483

Securities held to maturity:
State and municipal obligations	2,540	2.05	9,448	2.63	5,095	3.29	1,497	5.55	18,580	2.97	18,543
Other(1)	—	—		—	—	—	2,500	3.93	2,500	3.93	5,110
Total securities held to maturity	2,540	2.05	9,448	2.63	5,095	3.29	3,997	4.54	21,080	3.08	23,653
Total investment securities	$2,697	2.08%	$18,620	2.35%	$66,839	2.16%	$61,225	2.71%	$149,381	2.40%	$146,136

(1)	Consists of trust preferred securities issued by our mutual holding company, First Mutual of Richmond-MHC, through a statutory trust. Following completion of the reorganization and stock offering, Richmond Mutual Bancorporation-Maryland intends to utilize a portion of the net proceeds from the stock offering to redeem these trust preferred securities. See “Business of First Bank Richmond – Borrowed Funds.”

Source: Richmond Mutual Bancorporation’s prospectus.

EXHIBIT I-5

Richmond Mutual Bancorporation, Inc.

Yields and Costs

Exhibit I-5
Richmond Mutual Bancorporation, Inc.

Yields and Costs

	Years Ended December 31,
	2018			2017			2016
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$613,569	$31,559	5.14%	$513,129	$25,523	4.97%	$431,238	$22,554	5.23%
Securities	142,140	3,167	2.23%	155,250	3,177	2.05%	189,515	3,798	2.00%
Federal Reserve and FHLB stock	6,686	341	5.10%	6,631	267	4.03%	6,234	281	4.51%
Other	5,771	132	2.29%	11,250	137	1.22%	17,732	53	0.30%
Total interest-earning assets	768,166	35,199	4.58%	686,261	29,104	4.24%	644,720	26,686	4.14%

Interest-bearing liabilities:
Savings and money market accounts	161,111	884	0.55%	157,926	784	0.50%	147,826	706	0.48%
Interest-bearing checking accounts	100,958	205	0.20%	92,698	169	0.18%	95,533	156	0.16%
Certificate accounts	278,810	4,559	1.64%	223,060	2,843	1.27%	195,256	2,195	1.12%
Borrowings	115,620	2,104	1.82%	97,240	1,454	1.50%	80,760	1,011	1.25%
Total interest-bearing liabilities	656,499	7,752	1.18%	570,924	5,250	0.92%	519,375	4,068	0.78%

Net interest income		$27,447			$23,854			$22,618
Net earning assets	$111,667			$115,337			$125,345
Net interest rate spread(1)			3.40%			3.32%			3.49%
Net interest margin(2)			3.57%			3.48%			3.64%
Average interest-earning assets to average interest-bearing liabilities	117.01%			120.20%			124.13%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.

Source: Richmond Mutual Bancorporation’s prospectus.

EXHIBIT I-6

Richmond Mutual Bancorporation, Inc.

Loan Loss Allowance Activity

Exhibit I-6
Richmond Mutual Bancorporation, Inc.

Loan Loss Allowance Activity

	Years Ended December 31,
	2018	2017	2016	2015	2014
	(Dollars in thousands)
Balance at beginning of period:	$4,800	$5,394	$5,246	$6,266	$6,860

Charge-offs:
Real estate loans:
Residential(1)	121	1,842	772	376	1,790
Home equity	—	—	—	—	24
Multi-family	—	—	—	—	18
Commercial	—	—	81	619	102
Construction and development	—	—	15	—	1,226
Total real estate loans	121	1,842	868	995	3,160

Consumer loans	57	57	92	145	78

Commercial business:
Commercial and industrial	1,033	265	225	680	73
Direct financing leases	454	304	345	534	184
Total commercial business loans and leases	1,487	569	570	1,214	257
Total charge offs	1,665	2,468	1,530	2,354	3,495

Recoveries:
Real estate loans:
Residential(1)	137	101	57	53	67
Home equity	2	2	2	—	11
Multi-family		—	—	—	—
Commercial	308	38	141	41	98
Construction and development	17	35	17	12	19
Total real estate loans	464	176	217	106	195

Consumer loans	31	29	30	56	78

Commercial business:
Commercial and industrial	26	21	40	93	504
Direct financing leases	264	278	236	249	324
Total commercial business loans and leases	290	299	276	342	828
Total recoveries	785	504	523	504	1,101

Net charge-offs	880	1,964	1,007	1,850	2,394
Additions charged to operations	1,680	1,370	1,155	830	1,800
Balance at end of period	$5,600	$4,800	$5,394	$5,246	$6,266

Net charge-offs during the period to average loans outstanding during the period	0.14%	0.38%	0.23%	0.48%	0.64%

Net charge-offs during the period to average non-performing assets	18.93%	24.77%	7.89%	11.05%	11.45%

Allowance as a percentage of non- performing assets	117.87%	105.56%	47.70%	36.88%	32.54%

Allowance as a percentage of total gross loans and leases receivable (end of period)	0.85%	0.85%	1.15%	1.29%	1.68%

(1)	Includes loans secured by first and second mortgages on residential properties.

Source: Richmond Mutual Bancorporation’s Prospectus.

EXHIBIT I-7

Richmond Mutual Bancorporation, Inc.

Interest Rate Risk Analysis

Exhibit I-7
Richmond Mutual Bancorporation, Inc.

Interest Rate Risk Analysis

		Estimated Increase (Decrease) in EVE
Basis Point (“bp”) Change in Interest Rates(1)	Estimated EVE(2)	Amount	Percent
	(Dollars in thousands)
+400	$83,746	$(26,531)	(24.06)%
+300	91,279	(18,998)	(17.23)
+200	99,156	(11,121)	(10.08)
+100	105,197	(5,080)	(4.61)
Level	110,277	-	-
-100	113,350	3,073	2.79

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

Source: Richmond Mutual Bancorporation’s prospectus.

EXHIBIT I-8

Richmond Mutual Bancorporation, Inc.

Fixed and Adjustable Rate Loans

Exhibit I-8
Richmond Mutual Bancorporation, Inc.

Fixed and Adjustable Rate Loans

	Fixed Rate	Floating or Adjustable Rate	Total
	(Dollars in thousands)
Residential real estate (1)	$37,325	$6,673	$43,998
Home equity lines of credit	1,714	1,720	3,434
Multi-family and commercial real estate	16,473	75,246	91,719
Construction and development	8,770	25,330	34,100
Consumer	7,367	750	8,117
Commercial and Industrial	16,284	36,954	53,238
Direct finance leasing	53,686	—	53,686
Total	$141,619	$146,673	$288,292

(1)	Includes $2.5 million of fixed-rate and no adjustable-rate loans secured by second mortgages on residential properties.

Source: Richmond Mutual Bancorporation’s prospectus.

EXHIBIT I-9

Richmond Mutual Bancorporation, Inc.

Loan Portfolio Composition

Exhibit I-9
Richmond Mutual Bancorporation, Inc.

Loan Portfolio Composition

	At December 31,
	2018		2017		2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential(1)	$132,492	20.05%	$128,773	22.86%	$129,336	27.64%	$130,482	32.14%	$127,162	34.09%
Home equity lines of credit	7,214	1.09	7,245	1.29	7,370	1.58	7,687	1.89	6,344	1.70
Multi-family	43,816	6.63	63,701	11.31	32,624	6.97	20,028	4.93	13,533	3.63
Commercial	211,237	31.97	162,218	28.80	120,098	25.67	89,750	22.10	74,286	19.92
Construction and development	72,955	11.04	27,944	4.96	18,788	4.02	9,805	2.41	12,964	3.48
Total real estate loans	467,714	70.78	389,881	69.22	308,216	65.88	257,752	63.47	234,289	62.82

Consumer loans	13,520	2.05	11,628	2.06	10,858	2.32	10,508	2.59	10,831	2.90

Commercial business loans and leases:

Commercial and industrial	71,854	10.87	61,753	10.97	55,352	11.83	50,269	12.38	52,034	13.95
Direct financing leases	107,735	16.30	99,940	17.75	93,433	19.97	87,580	21.56	75,814	20.33
Total commercial business loans and leases	179,589	27.17	161,693	28.72	147,785	31.80	137,849	33.94	127,848	34.28

Total loans and leases	660,823	100.00%	563,202	100.00%	467,859	100.00%	406,109	100.00%	372,968	100.00%

Less:
Deferred fees and discounts	468		473		475		436		370
Allowance for loan and lease losses	5,600		4,800		5,394		5,246		6,266
Total loans and leases receivable, net	$564,755		$557,929		$461,990		$400,427		$366,332

(1)	Includes balances of loans secured by second mortgages on residential properties at December 31, 2018.

Source: Richmond Mutual Bancorporation’s prospectus.

EXHIBIT I-10

Richmond Mutual Bancorporation, Inc.

Contractual Maturity by Loan Type

Exhibit I-10
Richmond Mutual Bancorporation, Inc.

Contractual Maturity by Loan Type

	Consumer		Commercial and Industrial		Total
Due During Years Ending December 31,	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2019(1)	$889	4.81%	$31,928	5.59%	$32,817	5.57%
2020	1,688	5.61	2,628	5.15	4,316	5.33
2021	1,838	5.50	3,512	4.83	5,350	5.06
2022 and 2023	5,938	4.57	6,650	5.05	12,588	4.82
2024 to 2028	3,080	4.01	22,090	4.89	25,170	4.78
2029 to 2033	87	6.23	1,106	5.70	1,193	5.74
2034 and following	—	—	3,940	5.09	3,4940	5.09
Total	$13,520	4.73%	$71,854	5.25%	$85,374	5.16%

(1)	Includes demand loans, loans having no stated maturity and overdraft loans.

Source: Richmond Mutual Bancorporation’s prospectus.

EXHIBIT I-11

Richmond Mutual Bancorporation, Inc.

Loan Originations, Purchases, Sales and Repayments

Exhibit I-11
Richmond Mutual Bancorporation, Inc.

Loan Originations, Purchases, Sales and Repayments

	Fixed Rate	Floating or Adjustable Rate	Total
	(Dollars in thousands)
Residential real estate (1)	$37,325	$6,673	$43,998
Home equity lines of credit	1,714	1,720	3,434
Multi-family and commercial real estate	16,473	75,246	91,719
Construction and development	8,770	25,330	34,100
Consumer	7,367	750	8,117
Commercial and Industrial	16,284	36,954	53,238
Direct finance leasing	53,686	—	53,686
Total	$141,619	$146,673	$288,292

(1)	Includes $2.5 million of fixed-rate and no adjustable-rate loans secured by second mortgages on residential properties.

Source: Richmond Mutual Bancorporation’s prospectus.

EXHIBIT I-12

Richmond Mutual Bancorporation, Inc.

Non-Performing Assets

Exhibit I-12
Richmond Mutual Bancorporation, Inc.

Non-Performing Assets

	At December 31,
	2018	2017	2016	2015	2014
	(Dollars in thousands)
Non-accruing loans and leases(1):
Residential(1)	$357	$320	$844	$1,359	1,214
Home equity lines of credit	—	—	—	—	—
Multi-family	—	—	—	—	—
Commercial real estate	743	181	2,032	8,937	13,506
Construction and development	—	—	—	—	—
Consumer	—	—	—	—	—
Commercial and industrial	1,177	2,609	2,557	1,343	2,109
Direct financing leases	202	25	124	72	60
Total non-accruing loans and leases	2,479	3,135	5,557	11,711	16,889

Accruing loans and leases delinquent more than 90 days:
Residential(1)	1,913	1,310	1,961	976	665
Home equity lines of credit	15	—	—	—	—
Multi-family	—	—	—	—	—
Commercial real estate	—	—	—	116	399
Construction and development	—	—	—	—	—
Consumer	38	—	38	9	8
Commercial and industrial	130	68	8	317	324
Direct financing leases	—	—	—	—	—
Total accruing loans and leases delinquent more than 90 days	2,096	1,378	2,007	1,418	1,396
Total non-performing loans and leases	4,575	4,513	7,564	13,129	18,285

Foreclosed assets:
Residential(1)	176	34	72	301	411
Home equity lines of credit	—	—	—	—	—
Multi-family	—	—	—	—	—
Commercial real estate	—	—	3,672	793	560
Construction and development	—	—	—	—	—
Consumer	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Direct financing leases	—	—	—	—	—
Total foreclosed assets	176	34	3,744	1,094	971

Total non-performing assets	$4,751	$4,547	$11,308	$14,223	$19,256

Troubled debt restructurings (accruing):
Residential(1)	—	—	—	70	54
Home equity lines of credit	—	—	—	—	—
Multi-family	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Construction and development	—	—	—	—	—
Consumer	—	—	—	—	—
Commercial and industrial	—	—	152	170	181
Direct financing leases	—	—	—	—	—
Total trouble debt restructuring (accruing)	$0	$0	$152	$240	$235

Total non-performing loans to total loans	0.69%	0.80%	1.62%	3.23%	4.90%
Total non-performing assets to total assets	0.56%	0.60%	1.63%	2.11%	3.14%
Total non-performing assets and troubled debt restructurings (accruing) to total assets	0.56%	0.60%	1.65%	2.14%	3.17%

(1)	Non-accrual loans include $1.6 million, $2.7 million, $2.8 million, $6.5 million and $7.1 million, of troubled debt restructurings for the years ended December 31, 2018, 2017, 2016, 2015 and 2014, respectively.
(2)	Includes loans secured by first and second mortgages on residential properties.

Source: Richmond Mutual Bancorporation’s prospectus.

EXHIBIT I-13

Richmond Mutual Bancorporation, Inc.

Deposit Composition

Exhibit I-13
Richmond Mutual Bancorporation, Inc.

Deposit Composition

	At December 31,
	2018		2017		2016
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Transaction and Savings Deposits:

Demand Deposits	$159,460	25.7%	$155,200	27.4%	$154,022	29.8%
Savings	68,627	11.0	66,782	11.9	65,240	12.7
Money market	84,129	13.6	88,092	15.7	86,696	16.8

Total non-certificates	312,216	50.3	310,074	55.3	305,958	59.3

Certificates:

0.00 – 1.00%	28,266	4.6	44,562	8.0	96,043	18.6
1.01 – 2.00%	135,637	21.9	193,703	34.5	100,448	19.4
2.01 – 3.00%	143,327	23.0	11,746	2.1	13,494	2.6
3.01 – 4.00%	1,191	0.2	310	0.1	315	0.1
Over 4.00%	—	—	—	—	44	—

Total certificates	308,421	49.7	250,321	44.7	210,344	40.7

Total deposits	$620,637	100.0%	$560,395	100.0%	$516,302	100.0%

Source: Richmond Mutual Bancorporation’s prospectus.

EXHIBIT I-14

Richmond Mutual Bancorporation, Inc.

Maturity of Time Deposits

Exhibit I-14
Richmond Mutual Bancorporation, Inc.

Maturity of Time Deposits

	0.00- 1.00%	1.01- 2.00%	2.01- 3.00%	Over 3.00%	Total	Percent of Total
	(Dollars in thousands)
Certificate accounts maturing in quarter ending:

March 31, 2019	$4,591	$20,232	$6,353	$—	$31,176	10.1%
June 30, 2019	6,676	20,755	829	—	28,260	9.2
September 30, 2019	3,594	18,739	42,163	—	64,496	20.9
December 31, 2019	5,760	11,868	56,339	—	73,967	24.0
March 31, 2020	2,700	11,584	16,500	—	30,784	10.0
June 30, 2020	2,568	5,473	1,725	17	9,783	3.2
September 30, 2020	1,213	5,772	467	—	7,452	2.4
December 31, 2020	756	13,574	1,680	1,134	17,144	5.6
March 31, 2021	181	4,437	4,083	24	8,725	2.8
June 30, 2021	47	5,538	601	—	6,186	2.0
September 30, 2021	58	3,221	236	16	3,531	1.1
December 31, 2021	80	2,937	686	—	3,703	1.2
Thereafter	42	11,507	11,665	—	23,214	7.5

Total	$28,266	$135,637	$143,327	$1,191	$308,421	100.00%

Percent of total	9.2%	44.0%	46.4%	0.4%	100%

	Maturity
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
	(In thousands)

Certificates of deposit less than $100,000	$8,538	$13,163	$42,854	$34,202	$98,757

Certificates of deposit of $100,000 or more	22,536	15,097	92,133	70,047	199,813

Public funds(1)	102	—	3,478	6,271	9,851

Total certificates of deposit	$31,176	$28,260	$138,465	$110,520	$308,421

(1)	Deposits from government and other public entities.

Source: Richmond Mutual Bancorporation’s prospectus.

EXHIBIT I-15

Richmond Mutual Bancorporation, Inc.

Borrowing Activity

Exhibit I-15
Richmond Mutual Bancorporation, Inc.

Borrowing Activity

	Years Ended December 31,
	2018	2017	2016
	(Dollars in thousands)
Maximum balance:
FHLB advances	$136,500	$115,300	$92,300

Average balances:
FHLB advances	$112,678	$95,102	$78,491

Weighted average interest rate:
FHLB advances	2.22%	1.63%	1.31%

	At December 31,
	2018	2017	2016
	(Dollars in thousands)
Balance outstanding at end of period:
FHLB advances	$136,100	$104,000	$92,300

Weighted average interest rate:
FHLB advances	2.22%	1.63%	1.31%

Source: Richmond Mutual Bancorporation’s prospectus.

EXHIBIT II-1

Richmond Mutual Bancorporation, Inc.

Description of Office Properties

Exhibit II-1
Richmond Mutual Bancorporation, Inc.

Description of Office Properties

Location	Year Opened	Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value at December 31, 2018
					(Dollars in thousands)
Corporate Office/Financial Center:
31 North 9th Street Richmond, IN 47374(1)	2002	35,182	Owned	—	$3,583	(5)
Indiana Branch Offices:
200 W Main Street Cambridge City, Indiana 47327(2)	2014	4,560	Owned	—	412
119 East Main Street Centerville, Indiana 47330(2)	1896	19,851	Owned	—	—	(6)
20 North 9th Street Richmond, Indiana 47374(2)	1959	2,592	Owned	—	80
3403 East Main Street Richmond, Indiana 47374(2)	1991	3,321	Owned	—	502
601 South A Street Richmond, Indiana 47375(3)	1999	360	Leased	2023	160
2499 Chester Boulevard Richmond, Indiana 47374(2)	2003	2,467	Owned	—	618
2929 National Road West Richmond, Indiana 47374(2)	2006	2,365	Owned	—	1,191
1835 Marketplace Boulevard Shelbyville, Indiana 46176(2)	2016	3,096	Owned	—	1,948
Ohio Branch Offices:
138 N Sunset Drive Piqua, Ohio 45356(2)	1994	2,410	Owned	—	278
126 W High Street Piqua, Ohio 45356(2)	2019	3,140	Owned	—	346
121 South Ohio Avenue Sidney, Ohio 45365(2)	1922	8,627	Owned	—	1,168
2601 Michigan St Sidney, Ohio 45365(2)	2016	3,460	Owned	—	1,535
1867 West Main Street Troy, Ohio 45373(2)	2004	2,883	Owned	—	519
8351 N High St, Suite 280 Columbus, Ohio 43235(4)	2015	1,117	Leased	2019	—

(1)	Administrative, trust and wealth management services provided at this location; no banking deposits are accepted.
(2)	Full service brick and mortar office.
(3)	Drive through facility for existing customer transaction purposes only.
(4)	Loan production office. Subsequent to December 31, 2018, the lease term was extended until 2122.
(5)	Represents the combined net book value at December 31, 2018 of our 31 North 9th Street and 20 North 9th Street locations.
(6)	The net book value of these premises at December 31, 2018 is combined with the Corporate Office. See footnote 5 above.

Source: Richmond Mutual Bancorporation’s prospectus.

EXHIBIT II-2
Richmond Mutual Bancorporation, Inc.

Historical Interest Rates

Exhibit II-2
Richmond Mutual Bancorporation, Inc.

Historical Interest Rates

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note

2010:	Quarter 1	3.25%	0.16%	0.41%	3.84%
	Quarter 2	3.25%	0.18%	0.32%	2.97%
	Quarter 3	3.25%	0.18%	0.32%	2.97%
	Quarter 4	3.25%	0.12%	0.29%	3.30%

2011:	Quarter 1	3.25%	0.09%	0.30%	3.47%
	Quarter 2	3.25%	0.03%	0.19%	3.18%
	Quarter 3	3.25%	0.02%	0.13%	1.92%
	Quarter 4	3.25%	0.02%	0.12%	1.89%

2012:	Quarter 1	3.25%	0.07%	0.19%	2.23%
	Quarter 2	3.25%	0.09%	0.21%	1.67%
	Quarter 3	3.25%	0.10%	0.17%	1.65%
	Quarter 4	3.25%	0.05%	0.16%	1.78%

2013:	Quarter 1	3.25%	0.07%	0.14%	1.87%
	Quarter 2	3.25%	0.04%	0.15%	2.52%
	Quarter 3	3.25%	0.02%	0.10%	2.64%
	Quarter 4	3.25%	0.07%	0.13%	3.04%

2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
	Quarter 2	3.25%	0.04%	0.11%	2.53%
	Quarter 3	3.25%	0.02%	0.13%	2.52%
	Quarter 4	3.25%	0.04%	0.25%	2.17%

2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%

2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%
As of Feb. 8, 2019		5.50%	2.43%	2.54%	2.63%

(1)	End of period data.

Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT II-3

Demographic and Economic Data

Exhibit II-3

Demographic and Economic Data

Demographic Detail: US

	Base 2010	Current 2019	Projected 2024	% Change 2010-2019	% Change 2019-2024
Total Population (actual)	308,745,538	329,236,175	340,950,101	6.64	3.56
0-14 Age Group (%)	19.83	18.61	18.08	0.05	0.63
15-34 Age Group (%)	27.43	26.93	26.18	4.69	0.68
35-54 Age Group (%)	27.88	25.30	24.71	(3.22)	1.14
55-69 Age Group (%)	15.84	18.51	19.12	24.56	6.97
70+ Age Group (%)	9.01	10.66	11.91	26.06	15.75
Median Age (actual)	37.1	38.5	39.5	3.77	2.60

Female Population (actual)	156,964,212	167,139,967	173,027,484	6.48	3.52
Male Population (actual)	151,781,326	162,096,208	167,922,617	6.80	3.59

Population Density (#/ sq miles)	87.50	93.31	96.63	6.64	3.56

Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	12.61	12.88	13.05	8.92	4.92
Asian (%)	4.75	5.77	6.34	29.50	13.79
White (%)	72.41	69.79	68.32	2.79	1.36
Hispanic (%)	16.35	18.43	19.59	20.20	10.05
Pacific Islander (%)	0.17	0.20	0.21	20.20	10.03
American Indian/Alaska Native (%)	0.95	0.99	1.01	10.68	5.84
Multiple races (%)	2.92	3.47	3.78	26.76	12.82
Other (%)	6.19	6.90	7.30	18.94	9.49

Total Households (actual)	116,716,292	125,018,808	129,683,914	7.11	3.73
< $25K Households (%)	NA	19.57	17.76	NA	(5.89)
$25-49K Households (%)	NA	21.51	20.03	NA	(3.39)
$50-99K Households (%)	NA	29.25	28.50	NA	1.07
$100-$199K Households (%)	NA	21.61	23.46	NA	12.62
$200K+ Households (%)	NA	8.06	10.25	NA	31.93

Average Household Income ($)	NA	89,646	98,974	NA	10.41
Median Household Income ($)	NA	63,174	68,744	NA	8.82
Per Capita Income ($)	NA	34,902	38,568	NA	10.50

Total Owner Occupied Housing Units (actual)	75,986,074	81,287,885	84,266,838	6.98	3.66
Renter Occupied Housing Units (actual)	40,730,218	43,730,923	45,417,076	7.37	3.86
Vacant Occupied Housing Units (actual)	14,988,438	15,880,404	16,174,202	5.95	1.85

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Exhibit II-3 (continued)

Demographic and Economic Data

Demographic Detail: Indiana

	Base 2010	Current 2019	Projected 2024	% Change 2010-2019	% Change 2019-2024
Total Population (actual)	6,483,802	6,706,876	6,847,568	3.44	2.10
0-14 Age Group (%)	20.53	19.29	18.73	(2.82)	(0.86)
15-34 Age Group (%)	27.07	27.01	26.80	3.24	1.30
35-54 Age Group (%)	27.57	24.73	23.85	(7.23)	(1.54)
55-69 Age Group (%)	15.86	18.57	18.97	21.13	4.31
70+ Age Group (%)	8.98	10.41	11.65	19.90	14.35
Median Age (actual)	36.9	38.0	38.7	2.98	1.84

Female Population (actual)	3,294,065	3,399,977	3,469,492	3.22	2.04
Male Population (actual)	3,189,737	3,306,899	3,378,076	3.67	2.15

Population Density (#/ sq miles)	181.04	187.27	191.20	3.44	2.10

Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	9.12	9.58	9.87	8.70	5.12
Asian (%)	1.58	2.43	2.92	59.31	22.59
White (%)	84.33	81.98	80.62	0.56	0.40
Hispanic (%)	6.01	7.18	7.85	23.60	11.60
Pacific Islander (%)	0.04	0.04	0.05	27.34	12.44
American Indian/Alaska Native (%)	0.28	0.31	0.32	12.79	6.85
Multiple races (%)	1.97	2.50	2.80	30.95	14.34
Other (%)	2.67	3.15	3.42	21.78	10.84

Total Households (actual)	2,502,154	2,596,546	2,654,251	3.77	2.22
< $25K Households (%)	NA	20.07	17.83	NA	(9.18)
$25-49K Households (%)	NA	24.33	22.40	NA	(5.86)
$50-99K Households (%)	NA	31.70	31.21	NA	0.66
$100-$199K Households (%)	NA	19.17	22.09	NA	17.80
$200K+ Households (%)	NA	4.74	6.46	NA	39.45

Average Household Income ($)	NA	76,265	85,004	NA	11.46
Median Household Income ($)	NA	57,531	63,530	NA	10.43
Per Capita Income ($)	NA	30,376	33,881	NA	11.54

Total Owner Occupied Housing Units (actual)	1,747,975	1,817,089	1,858,256	3.95	2.27
Renter Occupied Housing Units (actual)	754,179	779,457	795,995	3.35	2.12
Vacant Occupied Housing Units (actual)	293,387	321,910	328,877	9.72	2.16

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Exhibit II-3 (continued)

Demographic and Economic Data

Demographic Detail: Wayne, IN

	Base 2010	Current 2019	Projected 2024	% Change 2010-2019	% Change 2019-2024
Total Population (actual)	68,917	65,591	64,720	(4.83)	(1.33)
0-14 Age Group (%)	18.98	17.73	17.10	(11.10)	(4.82)
15-34 Age Group (%)	24.76	24.71	25.12	(4.99)	0.30
35-54 Age Group (%)	27.08	24.12	22.67	(15.23)	(7.26)
55-69 Age Group (%)	17.54	20.38	21.02	10.56	1.81
70+ Age Group (%)	11.64	13.06	14.08	6.78	6.39
Median Age (actual)	40.0	41.6	42.0	4.00	0.96

Female Population (actual)	35,454	33,837	33,349	(4.56)	(1.44)
Male Population (actual)	33,463	31,754	31,371	(5.11)	(1.21)

Population Density (#/ sq miles)	171.57	163.29	161.12	(4.83)	(1.33)

Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	4.96	4.92	4.91	(5.50)	(1.70)
Asian (%)	0.76	0.85	0.90	5.88	4.48
White (%)	90.17	89.48	89.08	(5.55)	(1.76)
Hispanic (%)	2.62	2.98	3.19	8.43	5.67
Pacific Islander (%)	0.07	0.09	0.10	18.37	8.62
American Indian/Alaska Native (%)	0.25	0.27	0.29	4.09	3.93
Multiple races (%)	2.65	3.11	3.37	11.66	7.01
Other (%)	1.14	1.28	1.36	6.75	4.65

Total Households (actual)	27,551	26,202	25,861	(4.90)	(1.30)
< $25K Households (%)	NA	24.72	21.15	NA	(15.56)
$25-49K Households (%)	NA	26.70	24.10	NA	(10.91)
$50-99K Households (%)	NA	29.96	30.32	NA	(0.11)
$100-$199K Households (%)	NA	15.08	19.78	NA	29.43
$200K+ Households (%)	NA	3.53	4.65	NA	29.81

Average Household Income ($)	NA	67,527	77,485	NA	14.75
Median Household Income ($)	NA	48,663	56,536	NA	16.18
Per Capita Income ($)	NA	28,141	32,323	NA	14.86

Total Owner Occupied Housing Units (actual)	18,526	17,689	17,477	(4.52)	(1.20)
Renter Occupied Housing Units (actual)	9,025	8,513	8,384	(5.67)	(1.52)
Vacant Occupied Housing Units (actual)	3,691	4,568	4,800	23.76	5.08

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Exhibit II-3 (continued)

Demographic and Economic Data

Demographic Detail: Shelby, IN

	Base 2010	Current 2019	Projected 2024	% Change 2010-2019	% Change 2019-2024
Total Population (actual)	44,436	44,449	44,889	0.03	0.99
0-14 Age Group (%)	19.97	18.20	17.28	(8.83)	(4.09)
15-34 Age Group (%)	23.69	24.19	24.75	2.17	3.31
35-54 Age Group (%)	29.82	25.10	23.24	(15.81)	(6.49)
55-69 Age Group (%)	16.90	21.13	22.17	25.12	5.95
70+ Age Group (%)	9.63	11.37	12.56	18.16	11.47
Median Age (actual)	39.8	41.5	42.1	4.27	1.45

Female Population (actual)	22,416	22,413	22,620	(0.01)	0.92
Male Population (actual)	22,020	22,036	22,269	0.07	1.06

Population Density (#/ sq miles)	108.09	108.12	109.19	0.03	0.99

Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	1.02	1.23	1.34	19.78	10.28
Asian (%)	0.55	0.92	1.13	67.21	24.51
White (%)	95.42	94.21	93.51	(1.25)	0.25
Hispanic (%)	3.71	4.47	4.90	20.58	10.73
Pacific Islander (%)	0.03	0.08	0.11	176.92	36.11
American Indian/Alaska Native (%)	0.21	0.28	0.32	30.53	14.52
Multiple races (%)	1.15	1.36	1.48	18.13	9.74
Other (%)	1.61	1.93	2.11	19.89	10.63

Total Households (actual)	17,302	17,531	17,786	1.32	1.45
< $25K Households (%)	NA	18.38	17.13	NA	(5.49)
$25-49K Households (%)	NA	24.69	23.09	NA	(5.13)
$50-99K Households (%)	NA	34.72	34.34	NA	0.35
$100-$199K Households (%)	NA	19.37	21.61	NA	13.23
$200K+ Households (%)	NA	2.85	3.84	NA	36.87

Average Household Income ($)	NA	71,317	76,560	NA	7.35
Median Household Income ($)	NA	58,575	62,379	NA	6.49
Per Capita Income ($)	NA	28,568	30,804	NA	7.83

Total Owner Occupied Housing Units (actual)	12,376	12,499	12,664	0.99	1.32
Renter Occupied Housing Units (actual)	4,926	5,032	5,122	2.15	1.79
Vacant Occupied Housing Units (actual)	1,778	1,939	1,959	9.06	1.03

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Exhibit II-3 (continued)

Demographic and Economic Data

Demographic Detail: Miami, OH

	Base 2010	Current 2019	Projected 2024	% Change 2010-2019	% Change 2019-2024
Total Population (actual)	102,506	105,862	107,951	3.27	1.97
0-14 Age Group (%)	19.79	18.45	17.76	(3.70)	(1.85)
15-34 Age Group (%)	23.00	23.59	23.85	5.93	3.12
35-54 Age Group (%)	28.41	24.80	23.43	(9.87)	(3.65)
55-69 Age Group (%)	18.24	20.72	21.43	17.27	5.47
70+ Age Group (%)	10.56	12.45	13.53	21.75	10.85
Median Age (actual)	40.5	41.8	42.2	3.21	0.96

Female Population (actual)	52,120	53,765	54,805	3.16	1.93
Male Population (actual)	50,386	52,097	53,146	3.40	2.01

Population Density (#/ sq miles)	252.17	260.43	265.57	3.27	1.97

Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	2.03	2.28	2.43	15.98	8.36
Asian (%)	1.19	1.52	1.72	32.51	14.93
White (%)	94.36	93.08	92.35	1.87	1.17
Hispanic (%)	1.31	1.82	2.12	43.85	18.40
Pacific Islander (%)	0.01	0.03	0.05	146.67	35.14
American Indian/Alaska Native (%)	0.18	0.24	0.26	32.28	14.40
Multiple races (%)	1.77	2.25	2.53	31.55	14.49
Other (%)	0.46	0.59	0.67	34.19	15.45

Total Households (actual)	40,917	42,842	43,890	4.70	2.45
< $25K Households (%)	NA	16.86	14.76	NA	(10.35)
$25-49K Households (%)	NA	21.43	19.92	NA	(4.75)
$50-99K Households (%)	NA	35.71	33.42	NA	(4.14)
$100-$199K Households (%)	NA	21.85	25.45	NA	19.32
$200K+ Households (%)	NA	4.14	6.45	NA	59.49

Average Household Income ($)	NA	78,243	88,727	NA	13.40
Median Household Income ($)	NA	63,862	70,251	NA	10.00
Per Capita Income ($)	NA	31,985	36,436	NA	13.92

Total Owner Occupied Housing Units (actual)	29,231	30,591	31,328	4.65	2.41
Renter Occupied Housing Units (actual)	11,686	12,251	12,562	4.83	2.54
Vacant Occupied Housing Units (actual)	3,339	3,396	3,421	1.71	0.74

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Exhibit II-3 (continued)

Demographic and Economic Data

Demographic Detail: Shelby, OH

	Base 2010	Current 2019	Projected 2024	% Change 2010-2019	% Change 2019-2024
Total Population (actual)	49,423	48,663	48,602	(1.54)	(0.13)
0-14 Age Group (%)	22.68	20.32	19.50	(11.80)	(4.16)
15-34 Age Group (%)	23.76	24.73	25.81	2.48	4.26
35-54 Age Group (%)	28.42	24.30	22.28	(15.82)	(8.42)
55-69 Age Group (%)	16.23	19.85	20.46	20.43	2.94
70+ Age Group (%)	8.91	10.80	11.95	19.39	10.44
Median Age (actual)	37.7	39.4	39.3	4.51	(0.25)

Female Population (actual)	24,774	24,248	24,236	(2.12)	(0.05)
Male Population (actual)	24,649	24,415	24,366	(0.95)	(0.20)

Population Density (#/ sq miles)	121.27	119.40	119.25	(1.54)	(0.13)

Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	1.89	2.24	2.44	16.47	8.72
Asian (%)	0.86	1.06	1.17	21.51	10.89
White (%)	94.68	93.56	92.92	(2.70)	(0.81)
Hispanic (%)	1.34	1.68	1.87	23.75	11.37
Pacific Islander (%)	0.10	0.10	0.10	0.00	0.00
American Indian/Alaska Native (%)	0.16	0.23	0.27	41.03	19.09
Multiple races (%)	1.86	2.26	2.49	19.93	10.08
Other (%)	0.46	0.56	0.61	18.86	9.23

Total Households (actual)	18,467	18,318	18,340	(0.81)	0.12
< $25K Households (%)	NA	14.82	13.38	NA	(9.58)
$25-49K Households (%)	NA	23.50	20.96	NA	(10.69)
$50-99K Households (%)	NA	36.94	36.86	NA	(0.10)
$100-$199K Households (%)	NA	20.84	23.56	NA	13.15
$200K+ Households (%)	NA	3.90	5.25	NA	34.55

Average Household Income ($)	NA	77,641	84,599	NA	8.96
Median Household Income ($)	NA	63,245	67,799	NA	7.20
Per Capita Income ($)	NA	29,587	32,319	NA	9.23

Total Owner Occupied Housing Units (actual)	13,357	13,271	13,289	(0.64)	0.14
Renter Occupied Housing Units (actual)	5,110	5,047	5,051	(1.23)	0.08
Vacant Occupied Housing Units (actual)	1,706	1,934	1,993	13.36	3.05

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

EXHIBIT III-1

General Characteristics of Publicly-Traded Institutions

Exhibit III-1
General Characteristics of Publicly-Traded Institutions

										As of
										February 8, 2019
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)

AX	Axos Financial, Inc.	NYSE	WE	San Diego	CA	$9,792	2	Jun	3/14/05	$32.70	$2,002
BCTF	Bancorp 34, Inc.	NASDAQ	SW	Alamogordo	NM	373	4	Dec	5/16/00	15.12	49
BYFC	Broadway Financial Corporation	NASDAQ	WE	Los Angeles	CA	419	3	Dec	1/8/96	1.30	35
CARV	Carver Bancorp, Inc.	NASDAQ	MA	New York	NY	615	8	Mar	10/24/94	3.40	13
CASH	Meta Financial Group, Inc.	NASDAQ	MW	Sioux Falls	SD	5,835	12	Sep	9/20/93	24.03	947
CBMB	CBM Bancorp, Inc.	NASDAQ	MA	Baltimore	MD	217	4	Dec	9/27/18	12.76	54
CFFN	Capitol Federal Financial, Inc.	NASDAQ	MW	Topeka	KS	9,450	57	Sep	3/31/99	12.86	1,770
DCOM	Dime Community Bancshares, Inc.	NASDAQ	MA	Brooklyn	NY	6,294	30	Dec	6/26/96	19.84	716
EBSB	Meridian Bancorp, Inc.	NASDAQ	NE	Peabody	MA	5,775	35	Dec	1/22/08	15.77	806
EFBI	Eagle Financial Bancorp, Inc.	NASDAQ	MW	Cincinnati	OH	138	3	Dec	7/20/17	15.65	24
ESBK	Elmira Savings Bank	NASDAQ	MA	Elmira	NY	571	12	Dec	3/1/85	18.68	65
ESSA	ESSA Bancorp, Inc.	NASDAQ	MA	Stroudsburg	PA	1,834	23	Sep	3/15/07	15.25	168
FBC	Flagstar Bancorp, Inc.	NYSE	MW	Troy	MI	18,697	161	Dec	4/30/97	31.70	1,831
FDEF	First Defiance Financial Corp.	NASDAQ	MW	Defiance	OH	3,098	44	Dec	7/19/93	29.39	594
FNWB	First Northwest Bancorp	NASDAQ	WE	Port Angeles	WA	1,238	11	Dec	1/29/15	15.69	162
FSBC	FSB Bancorp, Inc.	NASDAQ	MA	Fairport	NY	327	5	Dec	8/10/07	17.00	32
FSBW	FS Bancorp, Inc.	NASDAQ	WE	Mountlake Terrace	WA	1,191	13	Dec	7/9/12	52.00	227
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQ	SW	Shreveport	LA	428	7	Jun	1/18/05	30.62	54
HIFS	Hingham Institution for Savings	NASDAQ	NE	Hingham	MA	2,370	13	Dec	12/13/88	183.95	392
HMNF	HMN Financial, Inc.	NASDAQ	MW	Rochester	MN	737	14	Dec	6/30/94	19.55	90
HVBC	HV Bancorp, Inc.	NASDAQ	MA	Huntingdon Valley	PA	302	6	Jun	1/11/17	15.16	32
IROQ	IF Bancorp, Inc.	NASDAQ	MW	Watseka	IL	655	7	Jun	7/7/11	20.75	70
ISBC	Investors Bancorp, Inc.	NASDAQ	MA	Short Hills	NJ	25,518	151	Dec	10/11/05	12.60	3,458
KRNY	Kearny Financial Corp.	NASDAQ	MA	Fairfield	NJ	6,656	54	Jun	2/23/05	12.95	1,163
MELR	Melrose Bancorp, Inc.	NASDAQ	NE	Melrose	MA	322	1	Dec	10/21/14	18.02	43
MSBF	MSB Financial Corp.	NASDAQ	MA	Millington	NJ	590	4	Dec	1/4/07	17.80	93
MSVB	Mid-Southern Bancorp, Inc.	NASDAQ	MW	Salem	IN	199	3	Dec	4/8/98	12.89	43
NFBK	Northfield Bancorp, Inc.	NASDAQ	MA	Woodbridge	NJ	4,286	40	Dec	11/7/07	14.59	717
NWBI	Northwest Bancshares, Inc.	NASDAQ	MA	Warren	PA	9,575	173	Dec	11/4/94	17.90	1,850
NYCB	New York Community Bancorp, Inc.	NYSE	MA	Westbury	NY	51,247	256	Dec	11/23/93	11.98	5,673
ORIT	Oritani Financial Corp.	NASDAQ	MA	Township of Washington	NJ	4,110	27	Jun	1/23/07	16.88	768
OTTW	Ottawa Bancorp, Inc.	NASDAQ	MW	Ottawa	IL	278	3	Dec	7/11/05	13.53	44
PBBI	PB Bancorp, Inc.	NASDAQ	NE	Putnam	CT	520	8	Jun	10/4/04	11.13	80
PBIP	Prudential Bancorp, Inc.	NASDAQ	MA	Philadelphia	PA	1,081	11	Sep	3/29/05	18.01	160
PCSB	PCSB Financial Corporation	NASDAQ	MA	Yorktown Heights	NY	1,474	17	Jun	4/20/17	20.70	338
PFS	Provident Financial Services, Inc.	NYSE	MA	Iselin	NJ	9,710	86	Dec	1/15/03	27.43	1,833
PROV	Provident Financial Holdings, Inc.	NASDAQ	WE	Riverside	CA	1,157	15	Jun	6/27/96	18.63	140
RNDB	Randolph Bancorp, Inc.	NASDAQ	NE	Stoughton	MA	590	7	Dec	7/1/16	14.75	82
RVSB	Riverview Bancorp, Inc.	NASDAQ	WE	Vancouver	WA	1,148	19	Mar	10/26/93	7.47	169
SBT	Sterling Bancorp, Inc.	NASDAQ	MW	Southfield	MI	3,197	28	Dec	11/16/17	9.67	513
STND	Standard AVB Financial Corp.	NASDAQ	MA	Monroeville	PA	983	19	Dec	10/6/10	30.49	141
STXB	Spirit of Texas Bancshares, Inc.	NASDAQ	SW	Conroe	TX	1,102	23	Dec	5/3/18	21.70	263
SVBI	Severn Bancorp, Inc.	NASDAQ	MA	Annapolis	MD	889	5	Dec	NA	8.85	113
TBK	Triumph Bancorp, Inc.	NASDAQ	SW	Dallas	TX	4,537	51	Dec	11/6/14	30.41	816
TBNK	Territorial Bancorp Inc.	NASDAQ	WE	Honolulu	HI	2,026	30	Dec	7/13/09	27.46	252
TRST	TrustCo Bank Corp NY	NASDAQ	MA	Glenville	NY	4,885	148	Dec	NA	8.01	774
TSBK	Timberland Bancorp, Inc.	NASDAQ	WE	Hoquiam	WA	1,018	24	Sep	1/12/98	28.49	236
UBNK	United Financial Bancorp, Inc.	NASDAQ	NE	Hartford	CT	7,207	55	Dec	5/20/05	15.13	766
WEBK	Wellesley Bancorp, Inc.	NASDAQ	NE	Wellesley	MA	837	6	Dec	1/25/12	32.00	77
WNEB	Western New England Bancorp, Inc.	NASDAQ	NE	Westfield	MA	2,151	24	Dec	12/27/01	9.80	271
WSBF	Waterstone Financial, Inc.	NASDAQ	MW	Wauwatosa	WI	1,919	13	Dec	10/4/05	16.24	425
WSFS	WSFS Financial Corporation	NASDAQ	MA	Wilmington	DE	7,160	63	Dec	11/26/86	42.18	1,323
WVFC	WVS Financial Corp.	NASDAQ	MA	Pittsburgh	PA	350	6	Jun	11/29/93	15.75	28

Source: S&P Global Market Intelligence

EXHIBIT III-2

Peer Group Market Area Comparative Analysis

Exhibit III-2

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2010-2019	2019-2024		% State	Market
Institution	County	2010	2019	2024	% Change	% Change	2019	Average	Share(1)

Elmira Savings Bank	Chemung, NY	88,830	84,639	83,194	-0.5%	-0.3%	32,306	84.4%	26.90%
ESSA Bancorp, Inc.	Erie, PA	280,566	272,402	268,934	-0.3%	-0.3%	29,429	85.3%	29.32%
HMN Financial, Inc.	Olmsted, MN	144,248	157,269	164,543	1.0%	0.9%	41,587	111.6%	6.55%
IF Bancorp, Inc.	Iroquois, IL	29,718	27,443	26,561	-0.9%	-0.7%	27,541	77.8%	25.01%
MSB Financial Corp.	Morris, NJ	492,276	500,609	506,661	0.2%	0.2%	61,129	145.6%	1.19%
Prudential Bancorp, Inc.	Philadelphia, PA	1,526,006	1,590,076	1,619,276	0.5%	0.4%	28,213	81.8%	1.29%
Severn Bancorp, Inc.	Anne Arundel, MD	537,656	579,979	602,811	0.8%	0.8%	50,705	120.7%	4.99%
Spirit of Texas Bancshares, Inc.	Montgomery, TX	455,746	595,671	652,357	3.0%	1.8%	39,888	126.4%	2.33%
Standard AVB Financial Corp.	Allegheny, PA	1,223,348	1,219,499	1,218,128	0.0%	0.0%	39,517	114.5%	0.36%
Wellesley Bancorp, Inc.	Norfolk, MA	670,850	705,361	726,170	0.6%	0.6%	56,601	127.3%	2.02%
	Averages:	544,924	573,295	586,864	0.4%	0.3%	40,692	107.5%	10.00%
	Medians:	474,011	540,294	554,736	0.3%	0.3%	39,703	113.1%	3.66%

Richmond Mutual Bancorporation Inc.	Wayne, IN	68,917	65,591	64,720	-1.0%	-0.3%	28,141	97.5%	33.91%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2018.

Sources: S&P Global Market Intelligence, FDIC.

EXHIBIT IV-1

Thrift Industry Stock Prices:

As of February 8, 2019

Exhibit IV-1

Thrift Industry Stock Prices:

As of February 8, 2019

RP® Financial, LC.

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of February 8, 2019

		Market Capitalization			Price Change Data						Current Per Share Financials
		Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
		Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)

Financial Institution
AX	Axos Financial, Inc.	32.70	61,216	2,001.8	45.18	23.87	31.28	4.54	-4.80	29.86	2.45	NA	15.84	14.77	0.00
BCTF	Bancorp 34, Inc.	15.12	3,228	48.8	17.25	12.86	15.07	0.31	0.53	2.23	0.09	0.49	13.56	13.51	0.00
BYFC	Broadway Financial Corporation	1.30	26,762	34.8	2.54	0.95	1.35	-3.70	-47.37	23.81	0.02	0.03	1.75	1.75	0.00
CFFN	Capitol Federal Financial, Inc.	12.86	137,623	1,769.8	14.15	11.80	12.83	0.23	2.23	0.70	0.73	0.68	9.85	9.73	0.00
CARV	Carver Bancorp, Inc.	3.40	3,699	12.6	11.94	2.40	3.88	-12.37	22.61	14.09	-0.27	-1.15	0.85	0.85	0.00
CBMB	CBM Bancorp, Inc.	12.76	4,232	54.0	13.25	12.02	12.67	0.71	NA	1.92	NA	NA	14.23	14.23	0.00
DCOM	Dime Community Bancshares, Inc.	19.84	36,093	716.1	20.85	15.48	19.72	0.61	9.31	16.84	1.45	1.32	16.49	14.97	0.00
EFBI	Eagle Financial Bancorp, Inc.	15.65	1,508	23.6	16.84	14.56	15.54	0.68	-2.17	3.16	NA	NA	17.05	17.05	0.00
ESBK	Elmira Savings Bank	18.68	3,504	65.5	21.00	15.77	18.84	-0.83	-9.34	7.07	1.31	1.65	16.42	12.90	0.00
ESSA	ESSA Bancorp, Inc.	15.25	10,993	167.6	16.50	14.16	15.22	0.20	-0.97	-2.31	0.60	1.00	15.21	13.92	0.00
FDEF	First Defiance Financial Corp.	29.39	20,196	593.6	35.00	22.78	28.40	3.49	11.94	19.91	2.13	2.08	19.29	14.22	0.00
FNWB	First Northwest Bancorp	15.69	10,310	161.8	17.65	13.56	15.27	2.75	-3.92	5.80	0.47	0.56	15.18	15.18	0.00
FBC	Flagstar Bancorp, Inc.	31.70	57,749	1,830.7	38.00	25.30	32.02	-1.00	-8.96	20.08	1.49	2.92	26.34	25.13	0.00
FSBW	FS Bancorp, Inc.	52.00	4,371	227.3	66.40	41.25	48.71	6.75	-4.66	21.27	4.33	4.35	35.82	34.91	0.00
FSBC	FSB Bancorp, Inc.	17.00	1,909	32.5	18.50	15.96	16.80	1.19	-0.29	0.00	-0.05	0.07	16.12	16.12	0.00
HIFS	Hingham Institution for Savings	183.95	2,133	392.3	229.99	180.17	187.30	-1.79	-8.19	-6.97	14.83	14.46	98.35	98.35	0.00
HMNF	HMN Financial, Inc.	19.55	4,580	89.5	21.90	18.05	20.25	-3.46	5.68	-0.36	1.32	1.56	17.35	17.12	0.00
HFBL	Home Federal Bancorp, Inc. of Louisiana	30.62	1,770	54.2	37.30	25.64	31.25	-2.02	9.14	3.94	1.97	2.31	25.32	25.32	0.00
HVBC	HV Bancorp, Inc.	15.16	2,100	31.8	17.50	13.75	15.12	0.24	1.07	1.20	0.39	0.51	13.72	13.72	0.00
IROQ	IF Bancorp, Inc.	20.75	3,371	69.9	25.04	18.70	20.40	1.72	3.70	3.13	0.46	0.82	20.94	20.94	0.00
ISBC	Investors Bancorp, Inc.	12.60	274,431	3,457.8	14.41	9.94	12.74	-1.10	-3.45	21.15	0.57	0.79	10.39	10.09	0.00
KRNY	Kearny Financial Corp.	12.95	89,840	1,163.4	14.80	11.26	12.99	-0.31	0.78	1.01	0.29	0.39	12.64	10.42	0.00
MELR	Melrose Bancorp, Inc.	18.02	2,374	42.8	20.50	16.99	18.46	-2.38	-9.33	0.33	0.63	0.54	17.37	17.37	0.00
EBSB	Meridian Bancorp, Inc.	15.77	51,106	805.9	20.95	13.67	15.85	-0.50	-19.64	10.13	1.00	1.08	12.52	12.11	0.00
CASH	Meta Financial Group, Inc.	24.03	39,420	947.3	39.28	18.01	23.66	1.56	-33.03	23.93	1.67	2.53	19.00	9.45	0.00
MSVB	Mid-Southern Bancorp, Inc.	12.89	3,366	43.4	28.55	11.55	12.30	4.80	-50.42	11.41	0.64	0.84	13.35	13.35	0.00
MSBF	MSB Financial Corp.	17.80	5,210	92.7	21.95	16.14	17.80	0.00	0.00	-0.28	0.71	0.83	12.70	12.70	0.00
NYCB	New York Community Bancorp, Inc.	11.98	473,537	5,673.0	14.53	8.61	11.97	0.08	-9.58	27.31	0.86	0.77	12.83	7.86	0.00
NFBK	Northfield Bancorp, Inc.	14.59	49,127	716.8	17.33	12.76	14.52	0.48	-5.01	7.68	0.60	0.84	13.21	12.41	0.00
NWBI	Northwest Bancshares, Inc.	17.90	103,354	1,850.0	18.56	15.50	17.66	1.36	9.61	5.67	0.98	0.98	12.01	8.83	0.00
ORIT	Oritani Financial Corp.	16.88	45,493	767.9	17.20	14.07	16.99	-0.65	5.17	14.44	0.99	1.28	12.08	12.08	0.00
OTTW	Ottawa Bancorp, Inc.	13.53	3,220	43.6	14.30	12.75	13.85	-2.31	-2.47	1.50	0.30	0.57	15.56	15.30	0.00
PBBI	PB Bancorp, Inc.	11.13	7,218	80.3	12.20	10.25	11.06	0.68	8.01	3.06	0.54	0.55	11.19	10.28	0.00
PCSB	PCSB Financial Corporation	20.70	16,323	337.9	22.34	18.16	20.28	2.07	5.24	5.83	0.43	0.42	15.96	15.60	0.00
PROV	Provident Financial Holdings, Inc.	18.63	7,510	139.9	19.78	14.67	17.65	5.55	3.44	20.19	0.55	0.84	16.22	16.22	0.00
PFS	Provident Financial Services, Inc.	27.43	66,830	1,833.1	29.12	22.22	26.30	4.30	9.11	13.68	1.57	1.65	19.92	13.66	0.00
PBIP	Prudential Bancorp, Inc.	18.01	8,893	160.2	19.87	13.92	18.27	-1.42	6.88	2.33	0.78	1.02	14.29	13.55	0.00
RNDB	Randolph Bancorp, Inc.	14.75	5,535	81.6	17.45	13.16	15.00	-1.67	-5.51	4.24	-0.62	-0.31	13.05	NA	0.00
RVSB	Riverview Bancorp, Inc.	7.47	22,599	168.8	9.99	5.46	7.54	-0.93	-14.73	2.61	0.59	0.67	5.42	4.17	0.00
SVBI	Severn Bancorp, Inc.	8.85	12,721	112.6	9.86	7.10	8.24	7.35	15.69	10.90	0.44	0.58	7.55	7.47	0.00
STXB	Spirit of Texas Bancshares, Inc.	21.70	12,104	262.7	23.53	16.70	21.50	0.93	NA	-4.74	0.90	1.09	15.38	14.26	0.00
STND	Standard AVB Financial Corp.	30.49	4,632	141.2	39.45	28.75	30.31	0.59	1.43	2.04	1.79	2.00	28.16	22.22	0.00
SBT	Sterling Bancorp, Inc.	9.67	53,012	512.6	14.98	6.65	8.76	10.39	-25.50	39.14	1.03	1.11	6.03	6.02	0.00
TBNK	Territorial Bancorp Inc.	27.46	9,180	252.1	31.95	24.96	27.59	-0.47	-8.95	5.70	1.78	2.00	24.36	24.36	0.00
TSBK	Timberland Bancorp, Inc.	28.49	8,293	236.3	39.45	21.91	28.39	0.35	5.01	27.76	2.22	2.34	16.84	16.08	0.00
TBK	Triumph Bancorp, Inc.	30.41	26,849	816.5	44.70	27.47	30.88	-1.52	-20.08	2.39	1.66	2.23	23.10	15.42	0.00
TRST	TrustCo Bank Corp NY	8.01	96,659	774.2	9.45	6.51	7.84	2.17	-4.93	16.76	0.55	0.60	4.94	4.93	0.00
UBNK	United Financial Bancorp, Inc.	15.13	50,639	766.2	18.33	13.37	15.11	0.13	-3.66	2.93	1.13	1.19	13.88	11.55	0.00
WSBF	Waterstone Financial, Inc.	16.24	26,189	425.3	18.10	15.20	16.48	-1.46	-4.75	-3.10	1.01	1.10	13.93	13.91	0.00
WEBK	Wellesley Bancorp, Inc.	32.00	2,419	77.4	34.50	27.74	30.69	4.27	12.26	15.36	1.85	2.24	24.96	24.96	0.00
WNEB	Western New England Bancorp, Inc.	9.80	27,693	271.4	11.25	8.50	9.32	5.15	-1.51	-2.39	0.43	0.55	8.19	7.64	0.00
WSFS	WSFS Financial Corporation	42.18	31,374	1,323.4	57.70	33.75	42.64	-1.08	-11.57	11.26	2.94	3.26	25.08	19.26	0.00
WVFC	WVS Financial Corp.	15.75	1,788	28.2	17.90	12.25	15.65	0.64	-8.70	6.64	1.30	1.38	17.64	17.64	0.00

MHC
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	9.48	4,877	46.3	10.50	9.16	9.45	0.32	NA	NA	NA	NA	NA	NA	0.00
CLBK	Columbia Financial, Inc. (MHC)	15.77	115,889	1,827.6	17.73	14.01	15.28	3.21	NA	3.14	NA	NA	8.17	8.12	0.00
CFBI	Community First Bancshares, Inc. (MHC)	10.33	7,481	77.3	11.92	10.06	10.61	-2.64	-8.50	-11.33	0.06	0.18	10.17	10.17	0.00
FFBW	FFBW, Inc. (MHC)	11.22	6,453	72.4	11.79	9.50	10.65	5.32	2.80	11.83	0.06	0.17	9.00	8.99	0.00
GCBC	Greene County Bancorp, Inc. (MHC)	32.33	8,538	276.0	38.00	28.85	30.67	5.41	-8.93	3.89	1.79	1.76	11.67	11.67	0.00
HONE	HarborOne Bancorp, Inc. (MHC)	15.33	31,562	483.8	20.01	14.90	15.19	0.92	-15.91	-3.52	0.41	0.43	10.87	10.45	0.00
KFFB	Kentucky First Federal Bancorp (MHC)	7.50	8,367	62.8	9.00	6.52	7.55	-0.66	-16.67	8.54	0.15	0.09	7.99	6.27	0.00
LSBK	Lake Shore Bancorp, Inc. (MHC)	15.93	5,862	93.4	18.00	14.64	15.93	0.00	-3.16	5.78	0.57	0.59	13.03	13.03	0.00
MGYR	Magyar Bancorp, Inc. (MHC)	11.65	5,821	67.8	13.50	11.55	11.55	0.87	-5.74	-4.90	0.35	0.41	8.82	8.82	0.00
OFED	Oconee Federal Financial Corp. (MHC)	24.43	5,690	139.0	30.27	23.06	26.17	-6.65	-13.21	-1.89	0.52	0.69	14.62	14.10	0.00
PDLB	PDL Community Bancorp (MHC)	12.63	17,824	225.1	16.23	12.42	12.85	-1.71	-14.66	-0.86	-0.05	0.07	9.05	9.05	0.00
PVBC	Provident Bancorp, Inc. (MHC)	23.00	9,229	212.3	30.80	19.81	22.88	0.52	-1.08	6.09	0.89	0.86	12.68	12.68	0.00
RBKB	Rhinebeck Bancorp, Inc. (MHC)	11.44	11,133	127.4	11.90	11.30	11.59	-1.29	NA	NA	NA	NA	NA	NA	0.00
TFSL	TFS Financial Corporation (MHC)	16.92	275,368	4,659.2	17.00	14.19	16.55	2.24	17.42	4.90	0.30	NA	6.27	6.24	0.00

Under Acquisition
BNCL	Beneficial Bancorp, Inc.	15.64	72,321	1,131.1	18.60	13.74	15.81	-1.08	4.27	9.45	0.41	0.61	13.83	11.66	0.00
BHBK	Blue Hills Bancorp, Inc.	23.75	24,290	576.9	25.80	19.50	23.85	-0.42	21.79	11.29	0.81	0.93	14.98	14.64	0.00
BLMT	BSB Bancorp, Inc.	33.30	9,413	313.4	36.50	26.64	32.72	1.76	16.21	18.66	2.18	2.46	20.29	20.29	0.00
SIFI	SI Financial Group, Inc.	13.43	11,720	157.4	15.60	12.26	12.93	3.87	-3.38	5.50	0.55	0.87	14.13	12.76	0.00

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Market Intelligence, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

Exhibit IV-1 (continued)

Thrift Industry Stock Prices:

As of February 8, 2019

RP® Financial, LC.

Exhibit IV-1B

Weekly Bank and Thrift Market Line - Part Two

Prices As of February 8, 2019

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
		Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
		Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)

Financial Institution
AX	Axos Financial, Inc.	10.22	9.60	1.68	16.86	NA	NA	0.40	166.31	12.67	202.31	20.41	220.06	NA	NA	NA	NM
BCTF	Bancorp 34, Inc.	12.37	12.32	0.09	0.62	0.46	3.33	1.43	60.52	NM	111.50	13.79	111.94	31.12	0.00	0.00	NM
BYFC	Broadway Financial Corporation	11.45	11.45	0.03	0.30	0.16	1.39	2.20	37.95	65.00	74.24	8.50	74.24	39.38	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	14.73	14.57	0.94	7.25	0.88	6.76	0.35	27.12	18.91	134.98	19.53	132.20	18.73	0.34	2.64	144.12
CARV	Carver Bancorp, Inc.	7.85	7.85	0.54	7.24	-0.65	-8.73	2.07	38.42	NM	398.97	2.21	398.97	NM	0.00	0.00	NM
CBMB	CBM Bancorp, Inc.	27.69	27.69	NA	1.99	NA	3.95	0.89	110.18	NA	89.67	24.83	89.67	NA	NA	NA	NA
DCOM	Dime Community Bancshares, Inc.	9.59	8.78	0.86	8.97	0.76	7.94	0.11	301.95	14.38	118.93	11.33	131.04	14.62	0.56	2.82	40.58
EFBI	Eagle Financial Bancorp, Inc.	20.11	20.11	0.41	1.95	0.26	1.24	0.79	136.04	NA	91.81	18.46	91.81	NA	NA	NA	NA
ESBK	Elmira Savings Bank	10.08	8.09	0.85	8.06	1.06	10.08	0.79	100.00	15.44	113.07	11.10	143.63	15.46	0.92	4.92	76.03
ESSA	ESSA Bancorp, Inc.	9.77	9.02	0.36	3.61	0.60	6.01	0.64	110.09	14.95	97.55	9.68	106.23	14.52	0.40	2.62	36.27
FDEF	First Defiance Financial Corp.	12.70	9.69	1.45	11.51	1.41	11.16	1.14	82.41	13.00	148.36	18.63	199.85	12.97	0.76	2.59	30.09
FNWB	First Northwest Bancorp	13.89	13.89	0.40	2.78	0.48	3.33	0.51	148.27	23.07	101.74	13.92	101.74	23.27	0.12	0.76	8.82
FBC	Flagstar Bancorp, Inc.	8.12	7.77	0.50	5.97	0.96	11.50	0.45	171.79	9.88	116.60	9.88	132.66	NA	0.16	0.50	1.25
FSBW	FS Bancorp, Inc.	11.17	10.92	1.54	13.06	1.54	13.12	0.18	554.56	8.27	129.76	14.41	136.21	10.17	0.60	1.15	9.06
FSBC	FSB Bancorp, Inc.	9.57	9.57	-0.03	-0.30	0.04	0.43	0.03	NM	NM	105.48	NA	105.48	242.86	NA	NA	NM
HIFS	Hingham Institution for Savings	8.85	8.85	1.42	16.55	1.38	16.14	0.08	719.32	13.23	184.55	16.29	184.55	12.27	1.48	0.80	13.81
HMNF	HMN Financial, Inc.	10.85	10.72	0.87	7.55	1.03	8.93	0.93	137.72	11.37	113.70	13.27	115.17	NA	0.00	0.00	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	11.20	11.20	0.90	8.09	1.06	9.46	1.72	62.96	12.76	118.46	13.54	118.46	12.76	0.56	1.83	22.50
HVBC	HV Bancorp, Inc.	10.26	10.26	0.30	2.59	0.39	3.37	0.60	51.61	38.87	110.47	11.33	110.47	29.73	NA	NA	128.21
IROQ	IF Bancorp, Inc.	12.37	12.37	0.27	2.06	0.48	3.66	1.18	228.76	23.58	95.57	11.30	95.57	NA	0.25	1.20	25.57
ISBC	Investors Bancorp, Inc.	11.89	11.59	0.65	5.27	0.86	6.93	0.49	196.22	17.50	120.02	13.75	124.88	15.43	0.44	3.49	55.56
KRNY	Kearny Financial Corp.	18.57	15.82	0.45	2.25	0.59	2.95	0.39	128.92	33.21	102.63	18.12	124.25	29.40	0.20	1.54	82.05
MELR	Melrose Bancorp, Inc.	13.96	13.96	0.49	3.40	0.41	2.87	NA	NA	24.35	102.55	14.32	102.55	NA	0.34	1.89	45.95
EBSB	Meridian Bancorp, Inc.	11.76	11.42	0.96	7.95	1.03	8.44	0.35	245.10	14.88	125.15	13.67	129.58	14.34	0.28	1.78	20.75
CASH	Meta Financial Group, Inc.	12.81	6.84	1.13	10.58	1.71	16.47	0.66	197.64	12.58	123.38	15.32	238.02	9.38	0.20	0.83	9.77
MSVB	Mid-Southern Bancorp, Inc.	23.90	23.90	0.57	4.04	0.71	5.03	1.77	55.15	31.44	96.54	NA	96.54	31.44	0.08	0.62	9.76
MSBF	MSB Financial Corp.	11.86	11.86	0.69	5.41	0.81	6.36	2.26	42.38	19.78	143.93	16.41	143.93	19.78	0.00	0.00	100.56
NYCB	New York Community Bancorp, Inc.	13.26	8.93	0.93	6.74	0.84	6.11	0.15	247.77	15.16	92.21	11.04	152.65	NA	0.68	5.68	86.08
NFBK	Northfield Bancorp, Inc.	15.27	14.48	0.69	4.39	0.94	6.00	0.62	104.24	17.16	108.66	16.43	115.50	17.04	0.40	2.74	47.06
NWBI	Northwest Bancshares, Inc.	12.96	9.86	1.07	8.33	1.07	8.36	1.00	59.80	17.55	147.10	19.26	198.84	16.91	0.72	4.02	67.65
ORIT	Oritani Financial Corp.	13.70	13.70	1.07	7.91	1.38	10.20	0.27	305.25	13.95	143.33	18.47	143.33	13.27	1.00	5.92	95.04
OTTW	Ottawa Bancorp, Inc.	18.96	18.69	0.36	1.77	0.71	3.46	NA	NA	45.10	86.95	16.48	88.44	23.61	0.20	1.48	88.33
PBBI	PB Bancorp, Inc.	16.41	15.28	0.75	4.65	0.76	4.75	NA	NA	20.61	99.50	16.32	108.28	20.07	0.28	2.52	59.26
PCSB	PCSB Financial Corporation	19.66	19.30	0.50	2.51	0.61	3.08	NA	NA	36.32	132.54	24.58	135.58	37.52	0.12	0.58	21.05
PROV	Provident Financial Holdings, Inc.	10.51	10.51	0.36	3.44	0.56	5.38	0.76	86.34	20.47	114.00	12.41	114.00	20.47	0.56	3.01	61.54
PFS	Provident Financial Services, Inc.	13.71	9.83	1.05	7.76	1.11	8.18	0.74	81.72	15.07	133.87	18.71	193.38	15.30	0.92	3.35	57.69
PBIP	Prudential Bancorp, Inc.	11.88	11.33	0.72	5.45	0.95	7.12	1.39	36.80	18.38	122.56	14.36	129.12	NA	0.20	1.11	56.12
RNDB	Randolph Bancorp, Inc.	13.25	NA	-0.63	-4.26	-0.29	-1.94	0.95	70.24	NM	113.04	14.98	NA	NM	NA	NA	NM
RVSB	Riverview Bancorp, Inc.	10.66	8.42	1.16	11.05	1.31	12.48	0.53	190.77	10.52	131.79	14.66	168.72	10.77	0.16	2.14	19.72
SVBI	Severn Bancorp, Inc.	10.78	10.67	0.69	6.30	0.92	8.42	1.94	47.38	13.21	117.19	NA	118.55	NA	0.12	1.36	17.91
STXB	Spirit of Texas Bancshares, Inc.	13.69	12.82	0.76	6.79	0.91	8.16	NA	174.10	20.87	132.12	17.89	157.36	NA	NA	NA	NM
STND	Standard AVB Financial Corp.	13.77	11.19	0.86	6.33	0.97	7.13	0.30	184.96	16.22	106.42	15.10	137.21	NA	0.88	2.90	47.02
SBT	Sterling Bancorp, Inc.	9.99	9.98	1.80	19.19	1.93	20.57	0.19	348.52	8.06	153.00	16.04	153.20	NA	0.04	0.41	2.50
TBNK	Territorial Bancorp Inc.	11.64	11.64	0.83	7.10	0.93	7.95	NA	77.66	13.53	112.40	12.80	112.40	13.55	0.88	3.20	57.14
TSBK	Timberland Bancorp, Inc.	12.24	11.75	1.70	14.27	1.79	15.04	0.65	223.08	11.82	150.95	19.73	169.29	11.52	0.60	2.11	30.71
TBK	Triumph Bancorp, Inc.	13.59	9.57	1.12	8.00	1.53	10.92	0.88	72.97	14.98	128.74	17.97	187.46	12.47	NA	NA	NM
TRST	TrustCo Bank Corp NY	9.77	9.76	1.08	11.36	1.18	12.45	0.77	127.48	12.59	158.05	15.61	158.23	NA	0.27	3.40	42.06
UBNK	United Financial Bancorp, Inc.	9.85	8.34	0.81	8.23	0.85	8.70	0.59	123.24	12.93	108.54	10.51	131.14	13.01	0.48	3.17	41.03
WSBF	Waterstone Financial, Inc.	21.08	21.06	1.52	6.91	1.66	7.55	0.61	138.22	14.63	115.65	24.13	115.83	14.63	0.48	2.96	88.29
WEBK	Wellesley Bancorp, Inc.	7.53	7.53	0.57	7.59	0.69	9.20	NA	NA	13.33	124.08	9.27	124.08	13.33	0.22	0.69	8.96
WNEB	Western New England Bancorp, Inc.	11.22	10.54	0.59	5.00	0.78	6.67	0.69	82.82	17.19	117.39	13.13	125.99	17.12	0.16	1.63	21.05
WSFS	WSFS Financial Corporation	11.16	8.80	1.37	12.62	1.53	14.18	0.76	79.73	10.07	161.20	18.26	219.01	12.50	0.44	1.04	10.50
WVFC	WVS Financial Corp.	9.92	9.92	0.67	6.96	0.71	7.37	0.07	209.01	10.79	91.68	8.77	91.68	NA	0.40	2.54	26.03

MHC
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	7.82	7.82	NA	NA	NA	NA	0.43	154.82	NA	NA	NA	NA	NA	NA	NA	NA
CLBK	Columbia Financial, Inc. (MHC)	14.42	14.34	0.19	1.72	0.72	6.49	NA	NA	NM	188.01	27.31	189.12	35.78	NA	NA	NM
CFBI	Community First Bancshares, Inc. (MHC)	24.96	24.96	0.15	0.59	0.46	1.75	2.09	61.74	NM	101.62	25.37	101.62	57.99	NA	NA	NM
FFBW	FFBW, Inc. (MHC)	22.18	22.15	0.16	0.73	0.44	2.05	0.40	186.69	65.98	124.43	28.59	124.61	56.66	NA	NA	NM
GCBC	Greene County Bancorp, Inc. (MHC)	8.39	8.39	1.37	16.51	1.35	16.24	0.42	249.25	17.02	265.10	23.09	265.10	17.02	0.40	1.24	20.92
HONE	HarborOne Bancorp, Inc. (MHC)	12.39	11.96	0.48	3.73	0.49	3.84	1.25	55.58	42.58	139.70	13.67	178.98	31.58	NA	NA	NM
KFFB	Kentucky First Federal Bancorp (MHC)	21.27	17.49	0.38	1.75	0.20	0.92	NA	NA	NM	94.17	19.60	120.28	NA	0.40	5.33	666.67
LSBK	Lake Shore Bancorp, Inc. (MHC)	14.43	14.43	0.68	4.55	0.70	4.71	0.94	98.40	24.14	119.86	17.53	119.86	NA	0.40	2.51	45.45
MGYR	Magyar Bancorp, Inc. (MHC)	8.23	8.23	0.33	3.95	0.39	4.58	2.25	77.06	28.41	129.58	10.54	129.58	NA	NA	NA	NM
OFED	Oconee Federal Financial Corp. (MHC)	16.97	16.47	0.63	3.84	0.85	5.14	1.22	22.86	46.98	167.11	28.37	173.24	35.18	0.40	1.64	76.92
PDLB	PDL Community Bancorp (MHC)	17.01	17.01	-0.09	-0.49	0.14	0.77	1.79	70.32	NM	139.51	23.73	139.51	186.65	NA	NA	NM
PVBC	Provident Bancorp, Inc. (MHC)	13.35	13.35	0.91	6.95	0.83	6.34	NA	NA	23.00	176.29	22.73	176.29	23.00	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc. (MHC)	6.96	6.76	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
TFSL	TFS Financial Corporation (MHC)	12.44	12.38	0.62	4.91	NA	NA	1.30	23.49	56.40	271.82	33.29	273.34	NA	1.00	5.91	280.00

Under Acquisition
BNCL	Beneficial Bancorp, Inc.	17.68	15.34	0.53	2.98	0.76	4.30	0.27	279.62	24.06	113.13	NA	134.10	23.48	0.24	1.53	36.92
BHBK	Blue Hills Bancorp, Inc.	14.49	14.20	0.75	5.02	0.88	5.84	0.57	163.80	24.23	158.21	22.79	161.92	22.51	0.80	3.37	102.04
BLMT	BSB Bancorp, Inc.	6.66	6.66	0.74	11.00	0.83	12.35	0.19	322.35	13.65	161.31	10.74	161.31	13.03	NA	NA	NM
SIFI	SI Financial Group, Inc.	10.58	9.65	0.41	3.82	0.65	6.12	1.17	78.51	24.42	95.06	10.06	105.24	15.38	0.24	1.79	43.64

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Market Intelligence, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2019 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices

					SNL	SNL
				NASDAQ	Thrift	Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index

2010:	Quarter 1	10856.6	1169.4	2398.0	626.3	301.1
	Quarter 2	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 3	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 4	11577.5	1257.6	2652.9	592.2	290.1

2011:	Quarter 1	12319.7	1325.8	2781.1	578.1	293.1
	Quarter 2	12414.3	1320.6	2773.5	540.8	266.8
	Quarter 3	10913.4	1131.4	2415.4	443.2	198.9
	Quarter 4	12217.6	1257.6	2605.2	481.4	221.3

2012:	Quarter 1	13212.0	1408.5	3091.6	529.3	284.9
	Quarter 2	12880.1	1362.2	2935.1	511.6	257.3
	Quarter 3	13437.1	1440.7	3116.2	557.6	276.8
	Quarter 4	13104.1	1426.2	3019.5	565.8	292.7

2013:	Quarter 1	14578.5	1569.2	3267.5	602.3	318.9
	Quarter 2	14909.6	1606.3	3404.3	625.3	346.7
	Quarter 3	15129.7	1681.6	3771.5	650.8	354.4
	Quarter 4	16576.7	1848.4	4176.6	706.5	394.4

2014:	Quarter 1	16457.7	1872.3	4199.0	718.9	410.8
	Quarter 2	16826.6	1960.2	4408.2	723.9	405.2
	Quarter 3	17042.9	1972.3	4493.4	697.7	411.0
	Quarter 4	17823.1	2058.9	4736.1	738.7	432.8

2015:	Quarter 1	17776.1	2067.9	4900.9	749.3	418.8
	Quarter 2	17619.5	2063.1	4986.9	795.7	448.4
	Quarter 3	16284.7	1920.0	4620.2	811.7	409.4
	Quarter 4	17425.0	2043.9	5007.4	809.1	431.5

2016:	Quarter 1	17685.1	2059.7	4869.9	788.1	381.4
	Quarter 2	17930.0	2098.9	4842.7	780.9	385.6
	Quarter 3	18308.2	2168.3	5312.0	827.2	413.7
	Quarter 4	19762.6	2238.8	5383.1	966.7	532.7

2017:	Quarter 1	20663.2	2362.7	5911.7	918.9	535.8
	Quarter 2	21349.6	2423.4	6140.4	897.1	552.4
	Quarter 3	22405.1	2519.4	6496.0	939.3	573.2
	Quarter 4	24719.2	2673..6	6903.4	937.6	617.7

2018:	Quarter 1	24103.1	2640.9	7063.5	941.5	606.8
	Quarter 2	24271.4	2718.4	7510.3	961.2	597.8
	Quarter 3	26458.3	2914.0	8046.4	905.6	597.8
	Quarter 4	23327.5	2506.9	6635.3	772.0	502.9
As of Feb. 8, 2019		25106.3	2707.9	7298.2	864.5	554.9

(1)	End of period data.

Sources: SNL Financial and The Wall Street Journal.

EXHIBIT IV-3

Stock Indices as of February 8, 2019

Exhibit IV-3

Stock Indices as of February 8, 2019

Bank & Thrift Daily	Monday, February 11, 2019

Daily Index Values

		Percentage Change
	Value	1 Day	1 Week	YTD	52 Week
Bank	554.9	-0.76	-0.80	10.35	-10.24
SNL TARP Participants	135.8	-0.54	0.73	16.19	57.79
NE Bank	544.2	-0.92	-0.19	12.53	-20.27
Mid-Atlc Bank	532.6	-0.98	-1.85	8.57	-10.42
SE Bank	366.4	-0.19	0.51	14.62	-8.23
MW Bank	624.6	-0.88	0.02	10.81	-8.23
SW Bank	1,157.1	-1.16	1.46	14.79	-7.48
W Bank	1,288.1	-0.91	-1.63	6.44	-12.91
Bank < $500M	842.7	0.16	0.60	4.61	-8.67
Bank $500M-$1B	1,117.2	0.30	1.32	6.15	-0.13
Bank $1B-$5B	1,132.0	-0.15	0.90	7.34	-6.17
Bank $5B-$10B	1,342.4	-0.75	0.87	10.26	-1.62
Bank > $10B	481.1	-0.78	-0.91	10.47	-10.76

		Percentage Change
	Value	1 Day	1 Week	YTD	52 Week
Thrift	864.5	-0.34	0.94	11.99	-7.14
Bank/Thrift	529.8	-0.75	-0.76	10.39	-10.47
Thrift MHCs	5,727.1	0.03	2.06	3.48	5.44
NE Thrift	2,904.4	-0.31	0.45	4.62	-4.57
Mid-Atlc Thrift	3,361.8	-0.39	0.58	14.13	-1.01
SE Thrift	451.4	-2.01	-5.25	-5.49	4.09
MW Thrift	3,018.9	-0.14	1.51	9.44	-3.57
SW Thrift	843.7	0.44	-0.94	0.75	-16.99
W Thrift	160.0	-0.91	3.55	23.29	-6.56
Thrift < $250M	1,373.0	0.16	2.13	5.39	-1.80
Thrift $250M-$500M	6,174.2	-0.63	-1.67	1.25	-5.08
Thrift $500M-$1B	3,529.4	0.38	0.17	4.43	3.35
Thrift $1B-$5B	2,694.7	0.24	1.43	8.55	-24.73
Thrift > $5B	368.7	-0.54	0.90	13.71	-0.69
NASDAQ	7,298.9	0.14	0.48	10.00	6.17

Note: All SNL indexes are market-value weighted; i.e., an institution’s effect on an index is proportional to that institution’s market capitalization. All SNL bank indexes began at 100 on June 30, 1987. On that date, the S&P stood at 304.0. All SNL thrift indexes, except for the SNL MHC Index, began at 100 on March 30, 1984. The SNL MHC Index began at 201.082 on Dec. 31, 1992, the level of the SNL Thrift Index on that date. The SNL Bank and Thrift Index began at 100.00 on June 29, 1987. On March 30, 1984, the S&P 500 stood at 159.2. The SNL TARP Index began at 100.00 on September 29, 2003. On that date, the S&P 500 stood at 1006.6.

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EXHIBIT IV-4

Market Area Acquisition Activity

Exhibit IV-4

Market Area Acquisition Activity

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)

3/12/2018	9/14/2018	Civista Bancshares Inc.	OH	United Community Bancorp	IN	546,219	13.17	12.75	0.61	4.63	0.39	196.24	118.5	27.168	158.61	164.69	33.96	21.69	NA
3/16/2016	7/1/2016	First SB of Hegewisch	IL	Lake Federal Bank, FSB	IN	65,545	22.02	22.02	0.18	0.83	0.06	660.00	NA	NA	NA	NA	NA	NA	NA
3/10/2016	7/18/2016	Horizon Bancorp	IN	La Porte Bancorp, Inc.	IN	543,191	15.75	14.40	0.89	5.48	1.15	89.31	94.1	16.023	104.48	116.13	18.63	17.33	4.94
2/19/2015	7/1/2015	Horizon Bancorp	IN	Peoples Bancorp, Inc.	IN	486,555	12.60	12.18	0.74	5.75	NA	NA	73.1	31.619	119.20	123.91	21.36	15.02	4.21
6/4/2014	11/1/2014	Old National Bancorp	IN	LSB Financial Corp.	IN	366,080	11.28	11.28	0.67	6.02	NA	NA	66.6	41.670	158.16	158.16	27.24	18.20	9.74
5/13/2013	11/12/2013	First Merchants Corp.	IN	CFS Bancorp, Inc.	IN	1,146,368	9.84	9.84	0.50	5.27	4.89	37.13	114.7	10.488	101.35	101.35	19.79	10.00	0.22
7/28/2011	2/17/2012	First Berne Financial Corp.	IN	AmericanTrust Federal Savings Bank (MHC)	IN	97,395	8.70	8.69	-0.76	-8.70	4.78	21.31	NA	NA	NA	NA	NA	NA	NA
7/27/2011	1/1/2012	United Federal Credit Union	MI	Griffith Savings Bank	IN	88,425	7.67	7.67	-2.01	-25.74	7.06	36.76	0.3	NA	4.85	4.85	NM	0.37	-12.27
3/25/2010	7/22/2011	Private Investors	0	Forethought Federal Savings Bank	IN	128,097	7.08	6.78	0.72	9.28	0.00	NA	NA	NA	NA	NA	NA	NA	NA

				Average:		385,319	12.01	11.73	0.17	0.31	2.62	173.46			107.78	111.52	24.20	13.77	1.37
				Median:		366,080	11.28	11.28	0.61	5.27	1.15	63.22			111.84	120.02	21.36	16.18	4.21

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

Richmond Mutual Bancorporation, Inc.

Director and Senior Management Summary Resumes

Exhibit IV-5
Richmond Mutual Bancorporation, Inc.

Director and Senior Management Summary Resumes

Directors of First Bank Richmond

The board of directors of First Bank Richmond consists of eight directors divided into three classes, with approximately one-third of the directors elected at each annual meeting of shareholders. The composition of the boards of directors of Richmond Mutual Bancorporation-Delaware and First Mutual of Richmond-MHC is identical to that of First Bank Richmond.

The following table sets forth certain information regarding the board of directors of First Bank Richmond.

Name	Age(1)	Position	Director Since	Term of Office Expires(2)

Garry D. Kleer	63	Chairman of the Board, President and Chief Executive Officer	2002	2020
E. Michael Blum	63	Director	1993	2019
Thomas L. Holthouse(2)	83	Director	1971	2019
Jeffrey A. Jackson	63	Director	2018	2021
Lindley S. Mann	73	Director	1998	2021
W. Ray Stevens, III	68	Director	1994	2020
Kathryn Cruz-Uribe	62	Director	2016	2020
M. Lynn Wetzel	69	Director	2016	2021

(1)	As of December 31, 2018.
(2)	Mr. Holthouse will retire from the boards of directors of First Bank Richmond, Richmond Mutual Bancorporation-Delaware and First Mutual of Richmond-MHC in April 2019. As a result, the term of office of the remaining directors will be adjusted so that approximately one-third of the directors will be elected at each annual meeting of shareholders.

The composition of the board of directors of Richmond Mutual Bancorporation-Maryland is identical to that of First Bank Richmond, except for Mr. Holthouse. As stated above, Mr. Holthouse will retire as a director of First Bank Richmond, Richmond Mutual Bancorporation-Delaware and First Mutual of Richmond-MHC in April 2019 and, therefore, has not been appointed to serve as a director of Richmond Mutual Bancorporation-Maryland. We greatly appreciate Mr. Holthouse’s 48 years of dedication and service to our organization.

The board of directors of Richmond Mutual Bancorporation-Maryland consists of seven directors and is divided into three classes, each of which contains approximately one-third of the members of the board. The directors of Richmond Mutual Bancorporation-Maryland will be elected by the stockholders of Richmond Mutual Bancorporation-Maryland generally for three-year terms, or until their successors are elected and qualified. One class of directors, consisting of W. Ray Stevens, III, Kathryn Cruz-Uribe and Lindley S. Mann has a term of office expiring in 2020. A second class of directors, consisting of M. Lynn Wetzel and Jeffrey A. Jackson, has a term of office expiring in 2021. The third class of directors, consisting of E. Michael Blum and Garry D. Kleer, has a term of office expiring in 2022.

Richmond Mutual Bancorporation-Maryland’s bylaws provide that no person 76 years of age or older shall be eligible for election, re-election, appointment or re-appointment to the Board of Directors. No director who has attained the age of 76 shall continue to serve as a director beyond the annual meeting of stockholders at which his or her term as a director expires.

The background and business experience for at least the past five years of each director of Richmond Mutual Bancorporation-Maryland is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

Exhibit IV-5 (continued)
Richmond Mutual Bancorporation, Inc.

Director and Senior Management Summary Resumes

Garry D. Kleer. Mr. Kleer joined First Bank Richmond in May 1994 and currently serves as Chairman of the Board, President and Chief Executive Officer of First Bank Richmond, Richmond Mutual Bancorporation-Delaware and First Mutual of Richmond-MHC (collectively, the “First Bank Richmond Entities”).  Mr. Kleer also serves as a member of the Mutual Federal advisory board of directors. He has served as President and Chief Executive Officer of First Bank Richmond since 2001 and Richmond Mutual Bancorporation and First Mutual of Richmond since 2006.  He was appointed Chairman of the Board in January 2019.  Mr. Kleer began his banking career in 1978 at American Fletcher National Bank in the Career Associates Program and was promoted to Vice President and Branch Manager in 1983. In 1986, American Fletcher National Bank, the second largest banking company in Indiana at the time, was acquired by Bank One where Mr. Kleer served as a Vice President until he joined First Bank Richmond as Vice President of Commercial Lending.  His community involvement includes serving on the Boards of the Richmond Symphony Orchestra, Wayne County Revolving Loan Fund, Reid Health Foundation, Boys & Girls Club of Wayne County, Indiana Bankers Association and Wayne County Foundation.  Mr. Kleer has also served as Past President of the Boys and Girls Clubs of Wayne County.  He has been recognized with the Indiana University East Chancellor’s Medallion, Junior Achievement Business Hall of Fame, Richmond/Wayne County Distinguished Community Leader, and Boys and Girls Club Man and Youth Award.  Mr. Kleer earned a Bachelor of Science degree in Finance from Indiana University in 1978.  He attended the ABA Graduate School of Commercial Lending and graduated with honors from the Stonier Graduate School of Banking.  With 40 years of experience working in the banking industry, his service on the Boards of numerous community organizations and his extensive involvement in our community, Mr. Kleer brings outstanding leadership skills and a deep understanding of the local banking market and issues facing the banking industry.

E. Michael Blum. Mr. Blum has served as a board member of First Bank Richmond since 1993 and Richmond Mutual Bancorporation-Delaware and First Mutual of Richmond-MHC since their formation in 1998. Mr. Blum, since 1987, is the President and Owner of Bullerdick, a furniture and mattress store located in Richmond Indiana, which has been in business since 1930. He is a member of the Richmond Redevelopment Commission and was a past president and director of Main Street Center City Development, a former community-based nonprofit organization dedicated to the revitalization of the historic downtown area of Richmond, Indiana. Mr. Blum’s years of work with and running Bullerdick has provided him with strong leadership, management, financial and administrative skills, which together with his 25 years of service as a bank director, brings valuable knowledge and skills to our organization. In addition, his participation in our local business community for over 30 years brings knowledge of the local economy and business opportunities to First Bank Richmond.

Jeffrey A. Jackson. Mr. Jackson joined the board of directors of the First Bank Richmond Entities in November 2018. Mr. Jackson currently is a director at Brady Ware & Company, a regional accounting firm with more than 150 professional team members, serving clients throughout the Midwest and in Georgia in a variety of industries. He joined Brady Ware & Company in 1980 and became a director in the firm in 1989 and served on its executive committee until December 2018. Mr. Jackson serves a wide variety of industries including manufacturers, contractors, retailers, agricultural businesses and professionals, with a focus on tax and financial planning issues of business owners and their closely-held businesses. Mr. Jackson has served nearly ten years as a member of the Board of Directors of the Economic Development Corporation of Wayne County and also currently serves on the Business Advisory Council for IU East School of Business and Economics. He is also a member of the board of the Richmond Symphony Orchestra. Mr. Jackson’s past board service includes the Reid Health Foundation and the Forest Hills Country Club, where he also served as president. Mr. Jackson joined the United States Army upon graduation from high school and, following his military service, graduated Magna Cum Laude with a degree in accounting from Ball State University. Mr. Jackson, who will serve as our audit committee financial expert following the reorganization, is a Certified Public Accountant, a Certified Financial Planner and has received his Personal Financial Specialist credentials from the American Institute of Certified Public Accountants. Mr. Jackson was inducted into the eastern Indiana Junior Achievement Business Hall of Fame in 2017. Mr. Jackson’s qualifications to serve as a board member include his extensive and varied accounting experience, as well as his knowledge of and involvement in the communities we serve.

Exhibit IV-5 (continued)
Richmond Mutual Bancorporation, Inc.

Director and Senior Management Summary Resumes

Lindley S. Mann. Mr. Mann has served as a board member of the First Bank Richmond Entities since 1998. Mr. Mann is president, since 1976, of EG Hill Co., a wholesale florist located in Richmond, Indiana. He also served as president of Hill Floral Products, a floral distributor, from 1992 until it was sold in 2002. Mr. Mann currently serves as a trustee on the board of the Boys and Girls Clubs of Wayne County and in the past was actively involved in the Wayne County Area Chamber of Commerce and the Richmond Art Museum. Mr. Mann received a degree in Business Administration from the University of Mississippi. Mr. Mann’s business and management experience in the retail space, as both an owner and operator, and his 21 years serving as a bank director give him a broad range of experience and knowledge which he draws upon for service on our board and his assigned committees. In addition, his participation in our local business community for over 40 years brings knowledge of the local economy and business opportunities to First Bank Richmond.

W. Ray Stevens, III. Mr. Stevens has served as a board member of First Bank Richmond since 1994 and Richmond Mutual Bancorporation-Delaware and First Mutual of Richmond-MHC since their formation in 1998. Mr. Stevens was the President and Owner of Stevens Wire Products, a manufacturer of wire products, from 1986 until his retirement in 2016. He is a past board member of the Wire Fabricators Association, the Richmond YMCA, the Richmond Redevelopment Commission, the Wayne County Chamber of Commerce and the Forest Hills Country Club, and has supported and continues to support various not-for-profit organizations in our community. Mr. Stevens graduated with a Bachelor of Science degree from Indiana University. Mr. Stevens’ business experience as an owner and operator of a manufacturing company, including navigating the numerous business cycles which occurred over his more than 30 years in the industry, and his 25 years serving as a bank director helped him develop valuable skills which he draws upon for service on our board and his assigned committees. In addition, his participation in our local business community for over 30 years brings knowledge of the local economy and business opportunities to First Bank Richmond.

Kathryn Cruz-Uribe. Ms. Cruz-Uribe has served as a board member of the First Bank Richmond Entities since 2016. Ms. Cruz-Uribe currently serves as the Chancellor/CEO of Indiana University East located in Richmond, Indiana, a growing, vibrant educational institution with a significant online presence and over 300 employees. As Chancellor, Ms. Cruz-Uribe exercises broad responsibilities for all aspects of the academic, student, financial, development and administrative operations of the campus in coordination with Indiana University central administration. Her responsibilities also include strategic planning, risk assessment (including Information Technology threats and security), federal and state regulatory compliance and maintenance of accreditation standards. Prior to joining Indiana University East in 2013, Ms. Cruz-Uribe was Provost and Vice President for Academic Affairs at California State University, Monterey Bay, from 2007 to 2013, leading all aspects of the academic operations of the university and serving as its second-in-command. Before that she was at Northern Arizona University from 1989 to 2006, serving four years as Dean of the College of Social and Behavioral Sciences. Ms. Cruz-Uribe serves on the board of the Wayne County Area Chamber of Commerce (past chair of the board), the Richmond Art Museum (second vice president), the Richmond Symphony Orchestra (vice president), the Wayne County Foundation and Reid Health. She earned her BA from Middlebury College, followed by an M.A. and Ph.D. from the University of Chicago. Ms. Cruz-Uribe’s extensive leadership, management and strategic planning experience, as well as her civic and community involvement, provide her with valuable skills beneficial to our board and the committees on which she serves.

M. Lynn Wetzel. Mr. Wetzel has served as a board member of the First Bank Richmond Entities since 2016. Mr. Wetzel began working in the automobile industry in 1973, purchasing his first dealership in Pittsburgh, Pennsylvania, a Mercedes-Benz dealership, in 1983. Mr. Wetzel currently owns and operates six dealerships in Richmond, Indiana, which include Honda and Dodge dealerships purchased in 1998, Chrysler and Jeep dealerships purchased in 2004, and Ford and Chevrolet dealerships purchased in 2007. He serves as a trustee on the board of the Boys and Girls Clubs of Wayne County, is a former board member of the Wayne County Area Chamber of Commerce, past president and former board member of the Pittsburgh Auto Dealers Trade Association and former board member of the Pennsylvania Automobile Dealers Association. Mr. Wetzel also actively supports multiple charitable causes in the community including sponsorship, in partnership with First Bank Richmond and the Wayne County Area Chamber of Commerce, of the “School is Cool” program which gives an automobile or scholarship annually to a senior high school student with perfect attendance during the school year. Mr. Wetzel’s business acumen, including his broad range of knowledge in the areas of finance, leasing, negotiations and day to day business operations resulting from his extensive career in the automobile industry makes him a valuable asset to our board and the committees on which he serves.

Exhibit IV-5 (continued)
Richmond Mutual Bancorporation, Inc.

Director and Senior Management Summary Resumes

Executive Officers Who Are Not Directors

The following sets forth information regarding our executive officers who are not directors.

Donald A. Benziger. Mr. Benziger joined First Bank Richmond in 2012 as Senior Vice President-Chief Financial Officer and has served as Executive Vice President-Chief Financial Officer since 2014. Mr. Benziger has more than 40 years of experience in the financial services industry. This experience has included serving as Chief Financial Officer at several public companies, including SEC registrants. His responsibilities include management and direction of the finance and accounting functions, asset-liability management, budgeting, investment management, and regulatory reporting. Mr. Benziger holds a Bachelor’s Degree from Ohio Northern University and an MBA in Finance from Bowling Green State University. He is also a graduate of the Stonier Graduate School of Banking.

Beth A. Brittenham. Ms. Brittenham, employed by First Bank Richmond since 1979, currently serves as Senior Vice President-Human Resources. Ms. Brittenham has served in various positions in the human resources department during her 40 year career at First Bank Richmond and as Senior Vice President-Human Resources since 2011. Her responsibilities include employee relations, payroll, benefits and the administration of all phases of the human resources area. In addition, Ms. Brittenham serves as corporate secretary to the First Bank Richmond Entities.

Albert E. Fullerton, Jr. Mr. Fullerton, employed by First Bank Richmond since 2005, currently serves as Senior Vice President-Chief Information Officer/Information Security Officer. Mr. Fullerton has served as Senior Vice President and Chief Information Officer/Information Security Officer since 2013. His responsibilities include managing the bank’s technology resources and coordinating the evaluation, deployment, and management of IT systems across the organization. In addition, Mr. Fullerton is responsible for the development of the cyber security-related policies and processes that reduce the organization’s operational risks. Mr. Fullerton received his graduate degree from the Graduate School of Banking at the University of Wisconsin - Madison. He earned a Certified Information Security Manager (CISM) designation from ISACA and a Certified Banking Security Manager (CBSM) designation from the SBS Cyber Security Institute.

Cathy J. Hays. Ms. Hays, employed by First Bank Richmond since 1999, currently serves as Senior Vice President-Chief Audit Examiner and Training Director and has been employed in the financial services industry for 34 years. Her responsibilities include overseeing the bank’s internal audit program, FDICIA compliance, exam preparation for all regulators and external auditors, and coordinating and overseeing employee training. Ms. Hays received her BA from Indiana University East and, in 2004, received her designation as a BAI Certified Bank Auditor.

Alan M. Spears. Mr. Spears, since 2003, has served as Senior Vice President-Senior Trust Officer of First Bank Richmond. Mr. Spears has 29 years of experience in wealth management with a focus on investments and estate planning. He is responsible for investments, trust and estate administration and new business development. Mr. Spears holds a Bachelor’s Degree in Political Science and a Master’s in Public Administration from Indiana University, and a JD from the Indiana University Robert H. McKinney School of Law in Indianapolis.

Pamela S. Stoops. Ms. Stoops, since 2004, has served as Senior Vice President-Retail Lending Manager at First Bank Richmond.  Ms. Stoops has more than 33 years of experience in the financial services industry, primarily in residential lending. Her responsibilities include overseeing all aspects of our retail lending operations, including our secondary market operations. Ms. Stoops received her Associate’s Degree in Business from Indiana Wesleyan University and holds a life, accident and health insurance license.

Exhibit IV-5 (continued)
Richmond Mutual Bancorporation, Inc.

Director and Senior Management Summary Resumes

Dean W. Weinert. Mr. Weinert served as the President and Chief Executive Officer of Mutual Federal Savings Bank, which operated independently from First Bank Richmond as a wholly owned bank subsidiary of Richmond Mutual Bancorporation-Delaware, from 2010 through 2016, and as Division President since 2016 when Mutual Federal Savings Bank was combined with First Bank Richmond through an internal merger transaction. Mr. Weinert also serves as a member of the Mutual Federal advisory board of directors. Prior to joining Mutual Federal and First Bank Richmond, Mr. Weinert served as a senior officer in the large corporate special assets division of PNC National Bank in Indianapolis (2008-2010), a senior commercial lending officer at Park National Bank in Columbus, Ohio (2006-2008), and as President of Eaton National Bank, Eaton, Ohio (2002-2006). In addition, over his 45 year career in banking, Mr. Weinert has held numerous commercial banking positions, including serving as a senior credit analyst, corporate lending officer, commercial lending division manager, special assets group manager, corporate banking manager and chief commercial credit officer, predominately with the Indiana National Bank in Indiana and its several successor entities through subsequent mergers. Mr. Weinert holds a BA in Economics from Wabash College and an MBA from Butler University.

Robin S. Weinert. Mrs. Weinert, employed by First Bank Richmond since 2006, currently serves as Senior Vice President-Operations/Retail Banking. Mrs. Weinert has served as Senior Vice President-Operations/Retail Banking of First Bank Richmond since 2015. Her responsibilities include overseeing our retail branches and marketing. She also is responsible for the overall planning and effectiveness of the retail branch initiatives related to the delivery of exceptional customer service and diversification strategies. Mrs. Weinert has over 30 years of experience in the financial services industry with an emphasis on retail, operations and sales. Mrs. Weinert is a graduate of the Graduate School of Banking at the University of Wisconsin-Madison. She has also completed Indiana University East’s Center for Leadership Development program and the Indiana Bankers Association’s Compliance School Operations and Deposit programs.

Paul J. Witte. Mr. Witte, employed by First Bank Richmond since 1996, currently serves as Senior Vice President of Commercial Lending and Commercial Leasing. Mr. Witte has served as Senior Vice President of Commercial Lending since 2014 and Commercial Leasing since 2006. Mr. Witte manages First Bank Richmond’s Commercial Lending Department and is co-chair of the Officer’s Loan Committee and member of the Executive Loan Committee. He also provides direction and oversight to the Leasing Department, as needed, and generally is responsible for the review of larger leasing credit applications. Mr. Witte is a graduate of Ball State University with a B.S. in Accounting, Corporate Finance and Institutional Finance. He is a Certified Public Accountant (currently inactive). He is a graduate of the Graduate School of Banking at the University of Wisconsin-Madison and has attended the Financial Managers School sponsored by the Graduate School of Banking at the University of Wisconsin-Madison.

Source: Richmond Mutual Bancorporation’s prospectus.

EXHIBIT IV-6

Richmond Mutual Bancorporation, Inc.

Pro Forma Regulatory Capital Ratios

Exhibit IV-6
Richmond Mutual Bancorporation, Inc.

Richmond Mutual Bancorporation
Pro Forma Regulatory Capital Ratios

	Actual, As of		Pro Forma at December 31, 2018 (1)
	December 31, 2018		Minimum		Midpoint		Maximum		Maximum As Adjusted
			83,725,000		98,500,000		113,275,000		130,266,250 (2)
		Percent of		Percent of		Percent of		Percent of		Percent of
	Amount	Assets (3)(4)	Amount	Assets (3)	Amount	Assets (3)	Amount	Assets (3)	Amount	Assets (3)
Capital and Retained Earnings Under GAAP	(Dollars in Thousands)
Equity	$80,857	9.57%	$101,059	11.59%	$106,605	12.13%	$112,152	12.67%	$118,531	13.27%

Tier 1 Leverage Capital	$84,250	10.06%	$104,452	12.07%	$109,998	12.62%	$115,545	13.15%	$121,924	13.76%
Requirement	41,888	5.00%	43,253	5.00%	43,590	5.00%	43,926	5.00%	44,313	5.00%
Excess	$42,362	5.06%	$61,199	7.07%	$66,408	7.62%	$71,619	8.15%	$77,611	8.76%

Tier I Risk Based Capital (5)	$84,250	11.49%	$104,452	14.14%	$109,998	14.87%	$115,545	15.59%	$121,924	16.42%
Requirement	58,640	8.00%	59,077	8.00%	59,184	8.00%	59,292	8.00%	59,416	8.00%
Excess	$25,610	3.49%	$45,375	6.14%	$50,814	6.87%	$56,253	7.59%	$62,508	8.42%

Total Risk-Based Capital (5)	$89,850	12.26%	$110,052	14.90%	$115,598	15.63%	$121,145	16.35%	$127,524	17.17%
Risk-Based Requirement	73,300	10.00%	73,846	10.00%	73,981	10.00%	74,115	10.00%	74,270	10.00%
Excess	$16,550	2.26%	$36,206	4.90%	$41,617	5.63%	$47,030	6.35%	$53,254	7.17%

Common Equity Tier 1 RB (5)	$84,250	11.49%	$104,452	14.14%	$109,998	14.87%	$115,545	15.59%	$121,924	16.42%
Risk-Based Requirement	47,645	6.50%	48,000	6.50%	48,087	6.50%	48,175	6.50%	48,275	6.50%
Excess	$36,605	4.99%	$56,452	7.64%	$61,911	8.37%	$67,370	9.09%	$73,649	9.92%

Net Proceeds After Exp. Infused (50%)			$40,680		$47,999		$55,318		$63,736
Less: Pentegra Plan Termination			(9,831)		(9,831)		(9,831)		(9,831)
Less: ESOP			(7,098)		(8,280)		(9,462)		(10,821)
Less: MRP			(3,549)		(4,140)		(4,731)		(5,411)
Pro Forma Increase			$20,202		$25,748		$31,296		$37,674

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 8.0% of our total outstanding shares (including shares contributed to the charitable foundation) with funds we lend and that one or more stock-based benefit plans purchases 4.0% of our total outstanding shares (including shares contributed to the charitable foundation) for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“U.S. GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management – Existing and Future Benefit Plans and Agreements” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Based on total assets of $844.7 million for the purposes of the GAAP capital ratio, total assets of $837.8 million, for the purposes of the Tier 1 leverage capital requirement and risk-weighted assets of $733.0 million, for the purposes of the Tier 1 risk-based and total risk-based capital requirements.
(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

Source: Richmond Mutual Bancorporation’s prospectus.

EXHIBIT IV-7

Richmond Mutual Bancorporation, Inc.

Pro Forma Analysis Sheet

Exhibit IV-7

Richmond Mutual Bancorporation, Inc.

Pro Forma Analysis Sheet

Prices as of February 8, 2019

			Subject at		Peer Group				All Public Thrifts
Valuation Pricing Multiples		Symbol	Midpoint		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	15.72	x	16.71	x	15.83	x	15.92	x	14.88	x
Price-core earnings multiple	=	P/CE	16.24	x	15.77	x	14.99	x	17.00	x	14.63	x
Price-book ratio	=	P/B	67.20%		116.62%		115.44%		125.94%		117.19%
Price-tangible book ratio	=	P/TB	67.20%		127.09%		126.60%		140.56%		129.35%
Price-assets ratio	=	P/A	11.20%		13.15%		13.27%		15.02%		14.82%

				% of	% of Offering
Valuation Parameters				Offering	+ Foundation
Pre-Conversion Earnings (Y)	$5,395,000	(Through 12/18)	ESOP Stock as % of Offering (E)	8.4061%	8.0000%
Pre-Conversion Core Earnings	$5,185,000	(Through 12/18)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$79,817,633	(12/18)	ESOP Amortization (T)	20.00	years
Intangibles	$0	(12/18)	RRP Stock as % of Offering (M)	4.2030%	4.0000%
Pre-Conv. Tang. Book Value (B)	$79,817,633	(12/18)	Stock Programs Vesting (N)	5.00	years
Pre-Conversion Assets (A)	$849,618,363	(12/18)	Fixed Expenses	$1,600,000
Reinv Rte: (5 Yr Treas) @ 12/2018	2.510%		Subscr/Dir Comm Exp (Mdpnt)	$902,200	1.00%
Tax rate (TAX)	25.94%		Total Expenses (Midpoint)	$2,502,200
A-T Reinvestment Rate(R)	1.859%		Syndicate Expenses (Mdpnt)	$0	0.00%
Est. Conversion Expenses (1)(X)	2.42%		Syndicate Amount	$0
Insider Purchases ($)	$0		Percent Sold (PCT)	100.00%
Price/Share	$10.00		MHC Assets	$0
Foundation Cash Contrib. (FC)	$1,250,000		Options as % of Offering (O1)	10.5076%	10.00%
Found Stk Cont (% of Off Shrs (FS)	5.0761%		Estimated Option Value (O2)	29.50%
Foundation Tax Benefit (Z)	$1,621,250		Option Vesting Period (O3)	5.00	years
Foundation Stock Amount (Mdpt.)	$5,000,000		% of Options taxable (O4)	25.00%
Pentegra Plan Termination	$13,274,000		Senior Mgmt. SERP Plan	$0
Repayment of TRuPS	$5,000,000
Yr 2018 Pentegra Plan Pre-Tax Exp.	$1,725,000

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	$103,500,000
1 - P/E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

1. V=	P/E * (Y)	V=	$103,500,000
1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/B * (B+Z)	V=	$103,500,000
1 - P/B * PCT * (1-X-E-M-FC-FS)

2. V=	P/TB * (TB+Z)	V=	$103,500,000
	1 - P/TB * PCT * (1-X-E-M-FC-FS)

3. V=	P/A * (A+Z+PA)	V=	$103,500,000
	1 - P/A * PCT * (1-X-E-M-FC-FS)

						Market Value	Market Value
	Shares Issued	Shares Sold	Foundation	Total Shares	Price Per	of Stock Sold	of Stock Issued
Valuation Conclusion	to MHC	to Public	Shares	Issued	Share	in Offering	in Reorganization
Supermaximum	0	13,026,625	500,000	13,526,625	$10.00	$130,266,250	$135,266,250
Maximum	0	11,327,500	500,000	11,827,500	10.00	113,275,000	$118,275,000
Midpoint	0	9,850,000	500,000	10,350,000	10.00	98,500,000	$103,500,000
Minimum	0	8,372,500	500,000	8,872,500	10.00	83,725,000	$88,725,000

	Shares Issued	Shares Sold	Foundation	Total Shares
Valuation Conclusion	to MHC	to Public	Shares	Issued
Supermaximum	0.000%	96.304%	3.696%	100.000%
Maximum	0.000%	95.773%	4.227%	100.000%
Midpoint	0.000%	95.169%	4.831%	100.000%
Minimum	0.000%	94.365%	5.635%	100.000%

Foundation Information	Foundation
	Stock Portion	Total	Total Dollars	Cash	Total	As % of Offer.
	% of Public	Shares	Stock Portion	Portion	Value	+Foundation Value

	3.838%	500,000	$5,000,000	$1,250,000	$6,250,000	4.621%
	4.414%	500,000	$5,000,000	$1,250,000	$6,250,000	5.284%
	5.076%	500,000	$5,000,000	$1,250,000	$6,250,000	6.039%
	5.972%	500,000	$5,000,000	$1,250,000	$6,250,000	7.044%

(1)	Estimated offering expenses at midpoint of the offering.

EXHIBIT IV-8

Richmond Mutual Bancorporation, Inc.

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

Richmond Mutual Bancorporation, Inc.

Pro Forma Effect of Conversion Proceeds

At the Minimum of the Range

1.	Market Value of Shares Sold In Offering:	$83,725,000
	Market Value of Shares Issued to Foundation:	5,000,000
	Total Market Value of Company:	$88,725,000

2.	Offering Proceeds of Shares Sold In Offering	$83,725,000
	Less: Estimated Offering Expenses	2,366,270
	Net Conversion Proceeds	$81,358,730

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$81,358,730
	Less: Repayment of TruPS	(5,000,000)
	Less: After Tax Cash Payment for Pentegra Termination Expense	(9,830,724)

	Less: Cash Contribution to Foundation	(1,250,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(7,098,000)
	Less: Non-Cash MRP Stock Purchases (2)	(3,549,000)
	Net Conversion Proceeds Reinvested (Net Equity Increase)	$54,631,006
	Estimated After-Tax Reinvestment Rate	1.86%
	Earnings from Reinvestment of Proceeds	$1,015,539
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(262,839)
	Less: Stock Programs Vesting (2)	(525,678)
	Less: Option Plan Vesting (3)	(489,530)
	Plus: Reduction in After Tax Expense from Pentegra Termination (4)	1,277,535
	Plus: Reduction in After Tax Expense from Payoff of $5 Mil External TruPS (5)	147,500
	Net Earnings Increase	$1,162,527

	MEMO: Adjustments to Net Conversion Proceeds to Calculate Net Equity Increase
	Net Conversion Proceeds Reinvested (Net Equity Increase)	$54,631,006
	Plus: Exclude Repayment of Trust Preferred Securities-Cash Flow Item Only	5,000,000
	Net Equity Proceeds	$59,631,006

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Mths ended Dec. 31, 2018, annualized (reported)	$5,395,000	$1,162,527	$6,557,527
	12 Mths ended Dec. 31, 2018, annualized (core)	$5,185,000	$1,162,527	$6,347,527

		Before	Net Equity	Tax Benefit	After
		Conversion	Proceeds	of Foundation	Conversion
5.	Pro Forma Net Worth

	December 31, 2018	$79,817,633	$59,631,006	$1,621,250	$141,069,889
	December 31, 2018 (Tangible)	$79,817,633	$59,631,006	$1,621,250	$141,069,889

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	of Foundation	Conversion
6.	Pro Forma Assets

	December 31, 2018	$849,618,363	$59,631,006	$1,621,250	$910,870,619

(1)	ESOP stock (8.00% of total shares issued in conversion) amortized over 20 years, amortization expense is tax effected at 24.9%.
(2)	Restricted stock program (4.00% of total shares issued in conversion) amortized over 5 years, amortization expense is tax effected at 24.9%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(4)	Fiscal 2018 Pentegra Plan Expense equaled: $1,725,000
(5)	Reflects elimination of annual interest expense related to external $5.0 million of TruPS to be redeemed

Exhibit IV-8 (continued)

Richmond Mutual Bancorporation, Inc.

Pro Forma Effect of Conversion Proceeds

At the Midpoint of the Range

1.	Market Value of Shares Sold In Offering:	$98,500,000
	Market Value of Shares Issued to Foundation:	5,000,000
	Total Market Value of Company:	$103,500,000

2.	Offering Proceeds of Shares Sold In Offering	$98,500,000
	Less: Estimated Offering Expenses	2,502,200
	Net Conversion Proceeds	$95,997,800

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$95,997,800
	Less: Repayment of TruPS	(5,000,000)
	Less: After Tax Cash Payment for Pentegra Termination Expense	(9,830,724)
	Less: Cash Contribution to Foundation	(1,250,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(8,280,000)
	Less: Non-Cash MRP Stock Purchases (2)	(4,140,000)
	Net Conversion Proceeds Reinvested (Net Equity Increase)	$67,497,076
	Estimated After-Tax Reinvestment Rate	1.86%
	Earnings from Reinvestment of Proceeds	$1,254,707
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(306,608)
	Less: Stock Programs Vesting (2)	(613,217)
	Less: Option Plan Vesting (3)	(571,049)
	Plus: Reduction in After Tax Expense from Pentegra Termination (4)	1,277,535
	Plus: Reduction in After Tax Expense from Payoff of $5 Mil External TruPS (5)	147,500
	Net Earnings Increase	$1,188,868

	MEMO: Adjustments to Net Conversion Proceeds to Calculate Net Equity Increase
	Net Conversion Proceeds Reinvested (Net Equity Increase)	$67,497,076
	Plus: Exclude Repayment of Trust Preferred Securities-Cash Flow Item Only	5,000,000
	Net Equity Proceeds	$72,497,076

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Mths ended Dec. 31, 2018, annualized (reported)	$5,395,000	$1,188,868	$6,583,868
	12 Mths ended Dec. 31, 2018, annualized (core)	$5,185,000	$1,188,868	$6,373,868

		Before	Net Capital	Tax Benefit	After
		Conversion	Proceeds	of Foundation	Conversion
5.	Pro Forma Net Worth

	December 31, 2018	$79,817,633	$72,497,076	$1,621,250	$153,935,959
	December 31, 2018 (Tangible)	$79,817,633	$72,497,076	$1,621,250	$153,935,959

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	of Foundation	Conversion
6.	Pro Forma Assets

	December 31, 2018	$849,618,363	$72,497,076	$1,621,250	$923,736,689

(1)	ESOP stock (8.00% of total shares issued in conversion) amortized over 20 years, amortization expense is tax effected at 24.9%.
(2)	Restricted stock program (4.00% of total shares issued in conversion) amortized over 5 years, amortization expense is tax effected at 24.9%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(4)	Fiscal 2018 Pentegra Plan Expense equaled: $1,725,000
(5)	Reflects elimination of annual interest expense related to external $5.0 million of TruPS to be redeemed

Exhibit IV-8 (continued)

Richmond Mutual Bancorporation, Inc.

Pro Forma Effect of Conversion Proceeds

At the Maximum of the Range

1.	Market Value of Shares Sold In Offering:	$113,275,000
	Market Value of Shares Issued to Foundation:	5,000,000
	Total Market Value of Company:	$118,275,000

2.	Offering Proceeds of Shares Sold In Offering	$113,275,000
	Less: Estimated Offering Expenses	2,638,130
	Net Conversion Proceeds	$110,636,870

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$110,636,870
	Less: Repayment of TruPS	(5,000,000)
	Less: After Tax Cash Payment for Pentegra Termination Expense	(9,830,724)
	Less: Cash Contribution to Foundation	(1,250,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(9,462,000)
	Less: Non-Cash MRP Stock Purchases (2)	(4,731,000)
	Net Conversion Proceeds Reinvested (Net Equity Increase)	$80,363,146
	Estimated After-Tax Reinvestment Rate	1.86%
	Earnings from Reinvestment of Proceeds	$1,493,875
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(350,378)
	Less: Stock Programs Vesting (2)	(700,756)
	Less: Option Plan Vesting (3)	(652,569)
	Plus: Reduction in After Tax Expense from Pentegra Termination (4)	1,277,535
	Plus: Reduction in After Tax Expense from Payoff of $5 Mil External TruPS (5)	147,500
	Net Earnings Increase	$1,215,208

	MEMO: Adjustments to Net Conversion Proceeds to Calculate Net Equity Increase
	Net Conversion Proceeds Reinvested (Net Equity Increase)	$80,363,146
	Plus: Exclude Repayment of Trust Preferred Securities-Cash Flow Item Only	5,000,000
	Net Equity Proceeds	$85,363,146

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Mths ended Dec. 31, 2018, annualized (reported)	$5,395,000	$1,215,208	$6,610,208
	12 Mths ended Dec. 31, 2018, annualized (core)	$5,185,000	$1,215,208	$6,400,208

		Before	Net Capital	Tax Benefit	After
		Conversion	Proceeds	of Foundation	Conversion
5.	Pro Forma Net Worth

	December 31, 2018	$79,817,633	$85,363,146	$1,621,250	$166,802,029
	December 31, 2018 (Tangible)	$79,817,633	$85,363,146	$1,621,250	$166,802,029

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	of Foundation	Conversion
6.	Pro Forma Assets

	December 31, 2018	$849,618,363	$85,363,146	$1,621,250	$936,602,759

(1)	ESOP stock (8.00% of total shares issued in conversion) amortized over 20 years, amortization expense is tax effected at 24.9%.
(2)	Restricted stock program (4.00% of total shares issued in conversion) amortized over 5 years, amortization expense is tax effected at 24.9%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(4)	Fiscal 2018 Pentegra Plan Expense equaled: $1,725,000
(5)	Reflects elimination of annual interest expense related to external $5.0 million of TruPS to be redeemed

Exhibit IV-8 (continued)

Richmond Mutual Bancorporation, Inc.

Pro Forma Effect of Conversion Proceeds

At the Supermaximum Value

1.	Market Value of Shares Sold In Offering:	$130,266,250
	Market Value of Shares Issued to Foundation:	5,000,000
	Total Market Value of Company:	$135,266,250

2.	Offering Proceeds of Shares Sold In Offering	$130,266,250
	Less: Estimated Offering Expenses	2,794,450
	Net Conversion Proceeds	$127,471,801

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$127,471,801
	Less: Repayment of TruPS	(5,000,000)
	Less: After Tax Cash Payment for Pentegra Termination Expense	(9,830,724)
	Less: Cash Contribution to Foundation	(1,250,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(10,821,300)
	Less: Non-Cash MRP Stock Purchases (2)	(5,410,650)
	Net Conversion Proceeds Reinvested (Net Equity Increase)	$95,159,126
	Estimated After-Tax Reinvestment Rate	1.86%
	Earnings from Reinvestment of Proceeds	$1,768,919
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(400,713)
	Less: Stock Programs Vesting (2)	(801,425)
	Less: Option Plan Vesting (3)	(746,316)
	Plus: Reduction in After Tax Expense from Pentegra Termination (4)	1,277,535
	Plus: Reduction in After Tax Expense from Payoff of $5 Mil External TruPS (5)	147,500
	Net Earnings Increase	$1,245,500

	MEMO: Adjustments to Net Conversion Proceeds to Calculate Net Equity Increase
	Net Conversion Proceeds Reinvested (Net Equity Increase)	$95,159,126
	Plus: Exclude Repayment of Trust Preferred Securities-Cash Flow Item Only	5,000,000
	Net Equity Proceeds	$100,159,126

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Mths ended Dec. 31, 2018, annualized (reported)	$5,395,000	$1,245,500	$6,640,500
	12 Mths ended Dec. 31, 2018, annualized (core)	$5,185,000	$1,245,500	$6,430,500

		Before	Net Capital	Tax Benefit	After
		Conversion	Proceeds	of Foundation	Conversion
5.	Pro Forma Net Worth

	December 31, 2018	$79,817,633	$100,159,126	$1,621,250	$181,598,009
	December 31, 2018 (Tangible)	$79,817,633	$100,159,126	$1,621,250	$181,598,009

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	of Foundation	Conversion
6.	Pro Forma Assets

	December 31, 2018	$849,618,363	$100,159,126	$1,621,250	$951,398,739

(1)	ESOP stock (8.00% of total shares issued in conversion) amortized over 20 years, amortization expense is tax effected at 24.9%.
(2)	Restricted stock program (4.00% of total shares issued in conversion) amortized over 5 years, amortization expense is tax effected at 24.9%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(4)	Fiscal 2018 Pentegra Plan Expense equaled: $1,725,000
(5)	Reflects elimination of annual interest expense related to external $5.0 million of TruPS to be redeemed

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (39)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (33)	(703) 647-6546	wpommerening@rpfinancial.com
Marcus Faust, Managing Director (31)	(703) 647-6553	mfaust@rpfinancial.com
James P. Hennessey, Director (33)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (32)	(703) 647-6549	joren@rpfinancial.com
Gregory E. Dunn, Director (37)	(703) 647-6548	gdunn@rpfinancial.com
Carla Pollard, Senior Vice President (28)	(703) 647-6556	cpollard@rpfinancial.com

4250 North Fairfax Drive, Suite 600	Telephone: (703) 528-1700
Arlington, VA 22201	Fax No.: (703) 528-1788
www.rpfinancial.com	E-Mail: mail@rpfinancial.com